As filed with the Securities and Exchange Commission on May 3, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DELTA FINANCIAL CORPORATION
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE (STATE OF INCORPORATION)	6163 (PRIMARY STANDARD INDUSTRIAL IDENTIFICATION NUMBER)	11-3336165 (I.R.S. EMPLOYER CLASSIFICATION CODE NUMBER)

1000 Woodbury Road
Woodbury, New York 11797
(516) 364-8500

(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

DELTA FUNDING RESIDUAL LIQUIDATING TRUST
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE (STATE OF ORGANIZATION)	6189 (PRIMARY STANDARD INDUSTRIAL IDENTIFICATION NUMBER)	51-6521893 (I.R.S. EMPLOYER CLASSIFICATION CODE NUMBER)

Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890
(302) 651-1000

(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

Marc E. Miller, Esq.
Delta Financial Corporation
1000 Woodbury Road
Woodbury, New York 11797
(516) 364-8500

(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
OF AGENT FOR SERVICE)

COPY TO:

James R. Tanenbaum, Esq.
Anna T. Pinedo, Esq.
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
(212) 806-5400

           APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

           If the securities being registered on this form are being offered in connection with the formation of a holding company, and there is compliance with General Instruction G, check the following box. [ ]

           If the form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

           If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

CALCULATION OF REGISTRATION FEE

===================== ==================== =================== ===================== ====================
Title of Each Class                         Proposed Maximum          Proposed
of Securities to be         Amount           Offering Price           Maximum
     Registered              To Be            Per Security           Aggregate            Amount of
                        Registered (1)                           Offering Price (2)   Registration Fee
--------------------- -------------------- ------------------- --------------------- --------------------
Owner Trust                 148,037             $1000.00          $148,037,000.00        $37,009.25
Certificates in
Delta Funding
Residual
Liquidating Trust
===================== ==================== =================== ===================== ====================
(1)	Represents the aggregate number of trust certificates to be issued in the event that all of Delta's outstanding 9 1/2% Senior Secured Notes due 2004 are tendered for exchange and accepted for exchange by Delta.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(f) under the Securities Act.

           THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A) MAY DETERMINE.

           THE INFORMATION CONTAINED IN THIS DOCUMENT IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS DOCUMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, MAY 3, 2001

PROSPECTUS	[DELTA LOGO]

DELTA FINANCIAL CORPORATION

OFFER TO EXCHANGE 9 1/2% SENIOR SECURED NOTES DUE 2004

FOR

OWNER TRUST CERTIFICATES IN
DELTA FUNDING RESIDUAL LIQUIDATING TRUST

THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
ON JULY __, 2001, UNLESS EXTENDED.

Terms of the Exchange Offer:

•	We will issue one owner trust certificate in the Delta Funding Residual Liquidating Trust for each $1,000 principal amount of secured notes tendered.

•	We will exchange all outstanding secured notes that are validly tendered and not withdrawn prior to the expiration of the Exchange Offer.

•	You may withdraw tendered outstanding secured notes at any time prior to the expiration of the Exchange Offer.

•	The Exchange Offer is the initial public offering of the owner trust certificates in the Liquidating Trust.

•	We will not receive any proceeds from the Exchange Offer.

•	There is no existing market for the owner trust certificates to be issued, we will not apply for their listing on any securities exchange, and the owner trust certificates will be transferable only under very limited circumstances.

The owner trust certificates in the Liquidating Trust:

•	will be owned 100% by the holders of secured notes that participate in the Exchange Offer.

•	will represent ownership of the Liquidating Trust, the assets of which have a value of at least $150 million, and all cash and other property generated by the Liquidating Trust assets. The assets of the Liquidating Trust are comprised of:

(1)	excess cash flow certificates and a net interest margin owner trust certificate irrevocably transferred from Delta Residual Holding Trust 2000-1 and Delta Residual Holding Trust 2000-2, collectively, the Residual Holding Trusts,

(2)	all cash and other property held by the Residual Holding Trusts at the time of the consummation of the Exchange Offer,

(3)	the owner trust certificate representing ownership of Delta Non-Performing Loan Trust 2000-1, owning certain non-performing loan receivables, collectively, with the excess cash flow certificates and the net interest margin owner trust certificate, the underlying certificates, and

(4)	$15 million aggregate liquidation preference amount of newly issued shares of our preferred stock.

•	Wilmington Trust Company will serve as trustee of the Liquidating Trust.

•	We, or our affiliates, will provide management services for the Liquidating Trust and in return will receive as a management fee a percentage of the cashflows generated by the Liquidating Trust. For each of the first three years following the exchange, we will receive 15% of such cashflows and for each of the years thereafter, 10% of such cashflows.

•	In addition, we, or our affiliates, will be entitled to all cash flows generated from the underlying certificates through and including June 30, 2001.

•	For so long as we, or our affiliates, provide management services and receive a management fee for such services in respect of the Liquidating Trust, our obligation to make subsidy payments pursuant to the settlement with New York State Banking Department will be paid out of the cash proceeds generated by the Liquidating Trust.

           As a part of the Exchange Offer, we are soliciting consents from the holders of secured notes to certain proposed amendments to the indenture pursuant to which the secured notes were issued and certain deposit trust agreements that govern the Residual Holding Trusts, which are the Delaware business trusts that currently hold the excess cashflow certificates and a net interest margin owner trust certificate. The purpose of the proposed amendments is to eliminate substantially all of the restrictive covenants, and modify certain other provisions contained in the indenture and the deposit trust agreements to, among other things, provide us with greater flexibility to implement our business plan and to obtain potentially more favorable terms in future financings.

           To validly tender secured notes for exchange, holders of secured notes are obligated to deliver consents to the proposed amendments. Pursuant to the terms of the Exchange Offer, the completion, execution and delivery of a letter of transmittal and consent by a holder of secured notes prior to 5:00 p.m. New York City time on July __, 2001, as such date may be extended, the Expiration Date, in connection with the delivery of secured notes will be deemed to constitute the consent of such holder to the proposed amendments.

           If the proposed amendments become effective, they will apply to all remaining outstanding secured notes, if any, issued under the indenture, and each holder of secured notes that has not properly tendered for exchange secured notes will be bound by the proposed amendments, regardless of whether that holder consented to the proposed amendments.

           SEE THE SECTION ENTITLED "RISK FACTORS" THAT BEGINS ON PAGE 15 FOR A DISCUSSION OF THE RISKS THAT YOU SHOULD CONSIDER PRIOR TO TENDERING YOUR OUTSTANDING SECURED NOTES FOR EXCHANGE.

           NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES AND EXCHANGE COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR THE ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is ____________, 2001.

WHERE YOU CAN FIND MORE INFORMATION

           We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. In accordance with the Exchange Act, we file reports and other information with the Securities and Exchange Commission. Such reports and other information can be read and copies obtained at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports and information statements and other information regarding issuers that file electronically with the SEC, ourselves included.

           We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to our offering of the owner trust certificates. This prospectus does not contain all of the information in the registration statement. You will find additional information about us and the owner trust certificates in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents which are filed as exhibits to the registration statement or otherwise filed with the SEC.

           This prospectus is accompanied by a copy of our latest annual report on Form 10-K for the period ended December 31, 2000, which contains additional information about us.

           The Liquidating Trust has not issued any securities prior to the Exchange Offer and we expect that, following the Exchange Offer, the Liquidating Trust will not be required to comply with the reporting requirements of the Exchange Act.

INCORPORATION OF DOCUMENTS BY REFERENCE

           This prospectus incorporates documents, including important business and financial information, by reference that are not part of this prospectus or delivered with this prospectus. This means that we are disclosing important information to you by referring you to those documents. You should be aware that information in a document incorporated by reference may have been modified or superseded by information that is included in other documents that were filed at a later date and which are also incorporated by reference or included in this prospectus.

           We have filed the following documents with the SEC and they are incorporated herein by reference:

•	our annual report on Form 10-K for the year ended December 31, 2000; and

•	our current reports on Form 8-K filed January 10, 2001, March 2, 2001, and March 22, 2001.

           All documents and reports filed by us with the SEC after the date of this prospectus and before the termination of the offering of the owner trust certificates shall be deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

           We will provide without charge, upon written or oral request, to each person to whom a copy of this prospectus is delivered, a copy of any of our documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

           This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's beliefs and assumptions, based on information currently available to management and are subject to risks and uncertainties. Forward-looking statements include, but are not limited to, the information concerning our possible or assumed future results of operations set forth under:

•	"Risk Factors;"

•	"The Exchange Offer;"

•	"Summary--Consequences to Holders of Secured Notes if the Exchange Offer is not Consummated;"

•	"Summary--Consequences to Non-tendering Holders of Secured Notes if the Exchange Offer is Consummated;

•	"Certain United States Federal Income Tax Consequences of the Exchange Offer;"

preceded by, followed by, or that include, the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

           Forward-looking statements are not guarantees of performance. Our future results may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results are beyond our ability to control or predict. Holders of the secured notes are cautioned not to put undue reliance on any forward-looking statement.

           Holders of the secured notes should understand that the following important factors, in addition to those discussed, could affect our future operating results and could cause results to differ materially from those expressed in such forward-looking statements:

•	changes in economic conditions and increases in interest rates;

•	increased competition in the sub-prime lending industry;

•	our substantial leverage and our ability to service our debt; and

•	changes in laws or regulations, third party relations and approvals and decisions of courts, regulations and governmental bodies.

           Further, we operate in an industry sector where security values, like the values of the underlying certificates, which are comprised of the excess cashflow certificates, the net interest margin owner trust certificate and the non-performing owner trust certificate, may be volatile and may be influenced by economic and other factors beyond our control.

TABLE OF CONTENTS

Where You Can Find More Information	v

Incorporation Of Documents By Reference	vi

Forward-Looking Statements	vi

Prospectus Summary	1

The Registrants	1
Delta Financial Corporation Delta Funding Residual Liquidating Trust	1 4
Summary of the Exchange Offer	5
Background of the Exchange Offer Conditions to the Exchange Offer Owner Trust Certificates Compared to Secured Notes	5 6 7
Summary Description of the Exchange Offer	8
Consequences to Holders of Secured Notes if the Exchange Offer is not Consummated	11
Consequences to Non-Tendering Holders of Secured Notes if the Exchange Offer is Consummated	12
Summary Description of the Owner Trust Certificates	12
Delta Summary Historical And Pro Forma Financial Data	13

Risk Factors	15

Risks Associated with the Exchange Offer and Consent Solicitation
Risks Associated with the Liquidating Trust
Risks Associated with the Underlying Certificates held by the Liquidating Trust
Risks Affecting Us and Our Business	15 18 20 26

Use Of Proceeds	34

Capitalization	34

Delta Selected Historical Financial Data	35

The Exchange Offer	36

Terms of the Exchange Offer; Period for Tendering Secured Notes
The Proposed Amendments
Expiration Date; Extensions; Amendments
Release of Legal Claims by Tendering Secured Note Holders
Procedures for Tendering Secured Notes
Acceptance of Secured Notes for Exchange; Delivery of Owner Trust Certificates
Book-Entry Transfers
Guaranteed Delivery Procedures
Withdrawal Rights
Conditions to the Exchange Offer
Exchange Agent
Information Agent; Assistance
Fees and Expenses
Transfer Taxes
Consequences of Failure to Exchange	36 37 38 38 39 41 41 42 43 44 45 46 46 46 46

Considerations for Holders of Secured Notes Who Elect Not to Participate in the Exchange	47

Effect of the Proposed Amendments Adverse Effects on Trading Market for the Secured Notes	47 48

Description of the Liquidating Trust	48

General Assets of the Liquidating Trust	48 49
Description of the Underlying Certificates	49
Excess Cashflow Certificates Net Interest Margin Owner Trust Certificate Non-Performing Owner Trust Certificate	49 52 53
Description of the Preferred Stock	56
General Rank Dividends Voting Rights - General Election of Additional Directors Optional Redemption Mandatory Redemption Liquidation Rights Amendment Reacquired Shares	56 56 57 58 58 59 59 60 60 60
The Liquidating Trust Agreement	61
Beneficiaries The Trustee Duration Distributions Reports Duties, Rights and Powers of the Trustee Amendment Management Agreement	61 61 62 62 63 63 63 63
Comparison of Rights of Holders of the Secured Notes and the Owner Trust Certificates	64

Federal and State Regulatory Requirements	66

Erisa Considerations	66

Certain United States Federal Income Tax Consequences Of The Exchange Offer	66

Taxation of Liquidating Trust Taxation of Holders of Secured Notes	67 68
Qualification as a Recapitalization Accrued but Unpaid Interest Dividends on Preferred Stock Disposition of Preferred Stock	68 70 70 70
Tax Consequences to Delta	71
COD AMT Section	71 71 72
Retention of Secured Notes; Adoption of Proposed Amendments Information Reporting and Backup Withholding	72 72

Legal Matters	73

Experts	73

Annex A - The Proposed Amendments	1

[Exhibits]

           THIS PROSPECTUS MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND THE OTHER DOCUMENTS WE REFER TO FOR A MORE COMPLETE UNDERSTANDING OF THE EXCHANGE OFFER AND THE TRANSACTIONS CONTEMPLATED THEREBY. IN PARTICULAR, YOU SHOULD READ THE DOCUMENTS ATTACHED TO THIS PROSPECTUS, INCLUDING THE LIQUIDATING TRUST AGREEMENT, WHICH IS ATTACHED AS EXHIBIT 3.4. WE HAVE INCLUDED WITH THIS MAILING OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000, AS EXHIBIT 13.1. WE ALSO HAVE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US. UPON WRITTEN OR ORAL REQUEST, WE WILL PROVIDE TO ANY PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED TO DELTA FINANCIAL CORPORATION, 1000 WOODBURY ROAD, WOODBURY, NEW YORK 11797, TELEPHONE NUMBER (516) 364-8500. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE AT LEAST 10 BUSINESS DAYS PRIOR TO THE EXPIRATION DATE OF THIS EXCHANGE OFFER.

PROSPECTUS SUMMARY

           The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus briefly describes our business, the Liquidating Trust and the assets held by the Liquidating Trust, including the underlying certificates, our preferred stock and the other assets to be held by the Liquidating Trust. We encourage you to read this prospectus in its entirety. Unless the context otherwise requires, references in this prospectus to "we", "our", "ours" and "us" refer to Delta and its subsidiaries and references to the Liquidating Trust refer to Delta Funding Residual Liquidating Trust.

The Registrants

Delta Financial Corporation

           We are a Delaware corporation that was organized in August 1996. On October 31, 1996, in connection with our initial public offering, we acquired all of the outstanding common stock of Delta Funding Corporation, a New York corporation that had been organized on January 8, 1982, to originate, sell, service and invest in residential first and second mortgages. On November 1, 1996, we completed an initial public offering of 4,600,000 shares of common stock, par value $.01 per share.

           We are a specialty consumer finance company that has engaged in originating, acquiring, selling and servicing non-conforming home equity loans through our subsidiaries since 1982. Throughout our operating history, we have focused on lending to individuals who generally do not qualify for conforming credit. Our management believes that these borrowers have largely been dissatisfied by the more traditional sources of mortgage credit, which underwrite loans in accordance with conventional guidelines established by the Federal National Mortgage Associations and the Federal Home Loan Mortgage Corporation. We make loans to these borrowers for such purposes as debt consolidation, home improvement, refinancing or education, and these loans are primarily secured by first mortgages on one- to four-family residential properties.

           Through our wholly-owned subsidiary, Delta Funding, we originate home equity loans indirectly through licensed mortgage brokers and other real estate professionals who submit loan applications on behalf of borrowers. Prior to July 2000, through Delta Funding, we purchased loans from mortgage bankers and smaller financial institutions that satisfied our underwriting guidelines. We decided to discontinue Delta Funding's correspondent operations in July 2000 to focus on its less cash intensive broker and retail channels. Delta Funding currently originates the majority of its loans in 20 states, through its network of approximately 1,500 brokers.

           Through our wholly-owned retail subsidiary, Fidelity Mortgage Inc., we develop retail loan leads primarily through its telemarketing system and its network of 11 retail offices located in Illinois, Indiana, Missouri, North Carolina, Ohio (4), Pennsylvania (2), Tennessee, and a call center in New York. During 2000, we closed two under-performing retail offices in Georgia and Florida, and opened a new retail origination call center at its headquarters in Woodbury, New York. In January 2001, we closed two additional under-performing retail offices in Florida.

           For the year ended December 31, 2000, we originated or purchased approximately $933 million of loans, of which approximately $604 million were brokered loans, $260 million were retail loans and $69 million were corresponding loans from mortgage bankers and smaller financial institutions.

           Our business strategy is to increase our loan origination platform by focusing our efforts on our broker and retail channels of originations by:

(1)	continuing to provide top quality service to our network of brokers, and retail clients;

(2)	maintaining our underwriting standards;

(3)	penetrating further our established and recently-entered markets and expanding into new geographic markets;

(4)	expanding our retail origination capabilities; and

(5)	leveraging and continuing our investment in information and processing technologies.

We have primarily operated on a negative cash flow basis in the past, having utilized various financing facilities and equity financing to offset negative operating cash flows and support our loan originations, securitizations and general operating expenses.

           Through the first three quarters of 2000, substantially all of the loans originated and purchased by us were sold in securitizations in which the loans were sold to a trust, which in turn issued certificates evidencing ownership interests in the trust, in return for capital to fund the purchase of the loans by the trust. Certificates evidencing ownership interests in the trust were issued and sold as asset-backed securities primarily to institutional investors. For the year ended December 31, 2000, we sold a total of $840 million of loans through four real estate mortgage investment conduit securitizations. We sell loans through securitizations to improve our operating leverage and liquidity, to minimize financing costs and to reduce our exposure to fluctuations in interest rates.

           In the fourth quarter of 2000, in contrast to the past several quarters, however, we also sold a considerably larger amount - $47 million of loans - of our loan production for a cash premium through whole loan sales, without retaining the right to service the loans. We plan to continue to utilize a combination of securitization and whole loan sales in the foreseeable future.

           Historically, we have serviced all of the mortgage loans we originated. However, as of the end of the second quarter of 2001, we will have transferred all of our servicing rights to Ocwen Savings Bank, FSB and will no longer have a servicing platform.

           The majority of our revenues and cash flows result primarily from the sale of mortgage loans through securitization and on a whole loan basis and the sale of servicing rights on newly originated or purchased pools of home-equity loans. In connection with a securitization, we sell loans to a trust for a cash payment while retaining the first loss interest-only and residual certificates - called excess cashflow certificates - in the trust, and selling the servicing rights relating to the securitization to a third party for an up-front cash payment.

           The excess cashflow certificates are subordinated to the securities issued by the trust and sold to investors and entitle us to receive any remaining cash flows collected by the trust from principal and interest payments on its loans after the trust has first paid (a) all principal and interest required to be passed through to holders of the trust's publicly offered securities, (b) all contractual servicing fees, and (c) other recurring fees and costs of administering the trust. Upon securitizing a pool of loans, we recognize a gain on sale of loans equal to the difference between cash received from the trust when it sells asset-backed pass-through certificates and the investment in the loans remaining after allocating portions of that investment to record the value of the sale of servicing rights, and excess cashflow certificates received by us in the securitization. The majority of the gain on the sale of mortgage loans results from, and is realized initially in the form of, excess cashflow certificates and the sale of the mortgage servicing rights. The excess cashflow certificates are recorded based on their fair values, estimated based on a discount rate which management believes to be reasonable, and the stated terms of the transferred loans adjusted for estimates of future prepayment rates and defaults among those loans. If actual prepayments and/or defaults or the severity of losses exceed our estimates, the future cash flows from the excess cashflow certificates would be negatively affected. The excess cashflow certificates are in the "first loss" position and absorb all losses on a trust's loans before the publicly offered securities.

           Although we recognize income from our retention of excess cashflow certificates, we receive cash flows from these assets over the life of the transferred loans. We typically begin to receive cash flows from the excess cashflow certificates retained upon securitization approximately twelve to twenty months after a securitization, with the specific timing depending on the structure and performance of the securitization. Initially, securitization trusts utilize the excess cashflows to make additional payments of principal on the publicly offered certificates in order to establish a spread between the principal amount of the trust's outstanding loans and the amount of outstanding publicly offered certificates. Once a spread, or overcollateralization, of between 1.50% and 3% of the initial securitization principal is established, the excess cashflows are distributed to us as the holder of the excess cashflow certificates unless necessary to cover losses or replenish or maintain the required level of overcollateralization. We utilize the more conservative "cash-out" method of valuing future cash flows from excess cashflow certificates.

           In addition to the income and cash flows earned from the our securitizations and whole loan sales, we also earn income and generate cash flows from the net interest spread earned on loans while they are held for sale and from loan origination fees on brokered loans and retail loans.

           In January 2001, we entered into a subservicing agreement with Ocwen Financial Corporation under which Ocwen will subservice our existing loan portfolio. We expect to transfer approximately 40,000 loans to Ocwen by the end of the second quarter of 2001. With the disposition of our servicing operations to Ocwen, we eliminate the cash flow drain associated with making monthly delinquency and servicing related advances. At the same time, we expect this transfer of servicing to improve profitability as we will no longer bear the high costs of servicing a seasoned portfolio, nor will we incur the additional capital charges associated with making advances.

           Our principal executive offices are located at 1000 Woodbury Road, Woodbury, New York 11797, and our telephone number is (516) 364-8500.

Delta Funding Residual Liquidating Trust

           The Liquidating Trust is a newly formed Delaware business trust which has been formed for the sole purpose of holding certain assets for the benefit of the holders of the owner trust certificates. At the time of the consummation of the exchange of owner trust certificates for secured notes, the following assets will be irrevocably transferred to the Liquidating Trust:

(1)	the excess cashflow certificates and a net interest margin owner trust certificate irrevocably transferred from Delta Funding Residual Holding Trust 2000-1 and Delta Funding Residual Holding Trust 2002-2, collectively, the Residual Holding Trusts,

(2)	all cash and other property held by the Residual Holding Trusts at the consummation of the exchange,

(3)	the owner trust certificate representing ownership of Delta Non-Performing Loan Trust 2000-1, owning certain non-performing loan receivables, collectively, with the excess cashflow certificates and the net interest margin owner trust certificate, the underlying certificates, and

(4)	$15 million aggregate liquidation preference amount of newly issued shares of our preferred stock.

           Wilmington Trust Company will serve as trustee of the Liquidating Trust.

           Upon consummation of the exchange, the Liquidating Trust will be owned 100% by the holders of secured notes that elect to participate in the Exchange Offer. The Liquidating Trust will not conduct any business. We, or our affiliates, will provide management services in respect of the Liquidating Trust, and in return will receive as a management fee a percentage of the cashflows generated by the Liquidating Trust. For each of the first three years following the exchange, we will receive 15% of those cashflows and for each year thereafter we will receive 10% of those cashflows. In addition, we, or our affiliates, will be entitled to all cash flows generated from the underlying certificates through and including June 30, 2001.

           During the period that we, or our affiliates, are paid a management fee for providing management services in respect of the Liquidating Trust, a subsidy payment owed by us in connection with our regulatory settlement with New York State Banking Department will be paid out of the cash proceeds generated by the Liquidating Trust.

           The Liquidating Trust's principal executive offices are located at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, and its telephone number is (302) 651-1000.

Summary of the Exchange Offer

Background of the Exchange Offer

           The purpose of the Exchange Offer is to exchange all of the outstanding secured notes for owner trust certificates. You should read the discussion under the headings "The Exchange Offer" and "Description of the Liquidating Trust" for further information regarding the owner trust certificates to be issued in the Exchange Offer.

           In addition to offering to exchange secured notes for owner trust certificates, we are soliciting the consents of the holders of the secured notes to the proposed amendments to the indenture governing the secured notes and two deposit trust agreements, which will eliminate substantially all of the restrictive covenants and modify certain other provisions in the indenture and the deposit trust agreements in order to provide us greater operating flexibility in the future.

           The secured notes were issued on December 21, 2000, by Delta in connection with an exchange offer, or the notes exchange, pursuant to which we offered to exchange newly issued secured notes and warrants to purchase newly issued shares of our common stock for all of our then outstanding 9 1/2% senior notes due 2004, or the old notes. Due to our continuing cashflow constraints, we currently anticipate that we may not have sufficient cash available to pay the upcoming interest payment due to the holders of secured notes on August 1, 2001. If we are unable to make the interest payment on August 1, 2001, we will be in default under the indenture governing the secured notes which could result in the secured notes becoming immediately due and payable. In this event, with insufficient assets available to repay the secured notes, holders of the secured notes would have to attempt to realize on their collateral for repayment.

           In August 2000, we announced a corporate restructuring as part of our continuing efforts to improve operating efficiencies and to address our negative cash flow from operations. As part of this restructuring, we sought and obtained the consent of the holders of greater than fifty percent of the old note holders to modify a negative pledge covenant in the old notes indenture, which previously prevented us from selling or otherwise obtaining financing against any of our excess cashflow certificates and a net interest margin owner trust certificate, or the residual assets. In consideration for the consent of the holders of the old notes, we agreed, in the notes exchange, to offer the holders of the old notes the option of exchanging their then existing old notes for (a) the secured notes and (b) ten-year warrants to buy approximately 1.6 million shares of our common stock, at an initial exercise price of $9.10 per share, subject to upward or downward adjustment in certain circumstances. The secured notes have the same coupon face amount and maturity date as the old notes and are secured by at least $165 million of our residual assets. The notes exchange was consummated on December 21, 2000, with holders of greater than $148 million of old notes tendering their old notes in the exchange.

           In 2000, we took the steps described above to improve operating efficiencies and to address our negative cash flow from operations. However, management believed that additional steps were necessary to permit us to continue as a going concern. Management's principal concerns were:

(1)	the cash drain created by its ongoing monthly delinquency and servicing advance requirements as servicer, or securitization advances,

(2)	the high cost of servicing a seasoned loan portfolio, including the capital charges associated with making securitization advances,

(3)	our ability to make timely interest payments on the secured notes, and

(4)	our ability to effectuate a successful business model given the overhang of corporate ratings of "Caa2" by Moody's and "CC" by Fitch. Therefore in the first quarter of 2001, management embarked upon a business plan aimed at alleviating some of these concerns and issues.

           First, in January 2001, we entered into an agreement with Ocwen Bank FSB to transfer servicing of our existing loan portfolio to Ocwen. Ocwen will take over servicing responsibilities, including making securitization advances, and in return Ocwen will retain all servicing related fees. Management expects to complete the transfer on or about May 2, 2001, at or before which point, it is anticipated that Ocwen will purchase from us our outstanding monthly securitization advances, subject to certain conditions. Until the transfer of servicing, we will continue to service the loan portfolio and earn an interim service fee that will be used to offset some of our servicing related expenses.

           Second, in February 2001, we entered into a letter of intent with the beneficial holders of over fifty percent of the secured notes to restructure, and ultimately extinguish, the secured notes. In March 2001, we obtained the formal consent of these beneficial holders of the secured notes through a consent solicitation that modified certain provisions of the secured notes indenture to, among other things, allow for the release of two excess cashflow certificates currently securing the secured notes. In consideration for their consent, we have agreed to offer in this Exchange Offer the holders of secured notes the option to exchange their existing secured notes for owner trust certificates.

Conditions to the Exchange Offer

           Subject to certain conditions to the Exchange Offer, we will accept for exchange any and all secured notes that are validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. Tenders of secured notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is conditioned upon greater than 95% in principal amount of the outstanding secured notes being validly tendered for exchange and not properly withdrawn, and we and the trustee having executed a supplemental indenture to the indenture governing the secured notes implementing the proposed amendments after obtaining the requisite consents from the holders of secured notes. In addition, if between 90%-95% in principal amount of the outstanding secured notes are validly tendered for exchange and not properly withdrawn, and we and the trustee have executed a supplemental indenture to the indenture governing the secured notes implementing the proposed amendments after obtaining that requisite consents from the holders of secured notes, then we will have the option of completing the Exchange Offer. See "The Exchange Offer--Terms of the Exchange Offer; Conditions to the Exchange Offer."

Owner Trust Certificates Compared to Secured Notes

           The owner trust certificates differ from the secured notes in the following material ways:

•	the owner trust certificates will represent ownership interests in the Liquidating Trust and will not be our obligations;

•	the Liquidating Trust has been formed for the sole purpose of effectuating this Exchange Offer and will not conduct any other business;

•	the owner trust certificates will be owned 100% by the holders of secured notes that participate in the Exchange Offer;

•	the holders of the owner trust certificates will be entitled to a proportionate share of the cash flow, if any, generated by the assets of the Liquidating Trust, having an initial value of at least $150 million;

•	the assets of the Liquidating Trust are comprised of:

(1)	the excess cashflow certificates and a net interest margin owner trust certificate irrevocably transferred from the Residual Holding Trusts,

(2)	all cash and other property held by the Residual Holding Trusts at the time of the consummation of the Exchange Offer,

(3)	the owner trust certificate representing ownership of Delta Non-Performing Loan Trust 2000-1 Trust, owning certain non-performing loan receivables, collectively, with the excess cashflow certificates and the net interest margin owner trust certificate, the underlying certificates, and

(4)	$15 million aggregate liquidation preference of newly issued shares of our preferred stock;

•	the preferred stock to be deposited in the Liquidating Trust will have a liquidation preference of $15 million and will pay a 10% dividend payable semi-annually. The first dividend will be due on January 1, 2002; the first three dividends will be payable in kind. The dividends will be non-cumulative. If we fail to make five or more cash dividend payments, the holders of the owner trust certificates will have the right to appoint two directors to our board of directors. We have the right at any time prior to conversion of the preferred stock to redeem the preferred stock on a pro rata basis by paying into the Liquidating Trust the liquidation preference and all accrued interest at the time of redemption;

•	we will receive all cash flows from the underlying certificates transferred into the Liquidating Trust through, and including, the June 2001 distributions. Thereafter, we will earn a management fee in return for our oversight and our efforts to maximize the value of the residual assets in the Liquidating Trust, and for absorbing certain costs and fees on behalf of the Liquidating Trust; and

•	the secured notes are secured by a pledge of all of the capital stock of seven of our direct and indirect subsidiaries and the pledge of owner trust certificates held by the Residual Holding Trusts. The Residual Holding Trusts own the excess cashflow certificates and a net interest margin owner trust certificate, which had an aggregate audited book value of approximately $152 million as of December 31, 2000.

Summary Description of the Exchange Offer

The Exchange Offer	Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal and consent, we are offering one owner trust certificate in exchange for each $1,000 principal amount of secured notes tendered.

Each holder of secured notes that participates in the Exchange Offer is obligated to deliver a consent to the proposed amendments to the indenture governing the secured notes and certain deposit trust agreements which will eliminate substantially all restrictive covenants, and modify certain other provisions, in the indenture and the deposit trust agreements. See "The Exchange Offer--Terms of the Exchange Offer; Period for Tendering Secured Notes."

Expiration Date	The Exchange Offer will expire at 5:00 p.m., New York City time, on July __, 2001, unless we extend it. You may withdraw any secured notes that you tender for exchange at any time prior to July __, 2001. If we decide for any reason not to accept any secured notes you have tendered for exchange, those secured notes will be returned to you without cost promptly after the expiration or termination of the Exchange Offer. See "The Exchange Offer--Terms of the Exchange Offer; Period for Tendering Secured Notes."

Conditions Precedent to the Exchange Offer
The Exchange Offer is conditioned upon greater than 95% in principal amount of the outstanding secured notes being validly tendered for exchange. If between 90%-95% in principal amount of the outstanding secured notes are validly tendered for exchange, then we will have the option of completing the Exchange Offer.

Procedures for Tendering Secured Notes and Delivering Consents

Each holder of secured notes desiring to participate in the Exchange Offer must complete and sign the letter of transmittal and consent, have the signature thereon guaranteed if required by the letter of transmittal and consent, and deliver the letter of transmittal and consent, together with the secured notes or a notice of guaranteed delivery or any other required documents such as evidence of authority to act, if the letter of transmittal and consent is signed by someone acting in a fiduciary or representative capacity, to U.S Bank Trust National Association, the exchange agent for the Exchange Offer, at the address set forth on the back cover page of this prospectus prior to 5:00 p.m., New York City time, on the Expiration Date. Any beneficial owner of the secured notes whose secured notes are registered in the name of a nominee, such as a broker, dealer, commercial bank or trust company and who wishes to tender secured notes for Exchange Offer, should instruct such entity or person to promptly tender secured notes on such beneficial owner's behalf. The completion, execution and delivery of a letter of transmittal and consent prior to 5:00 p.m., New York City time, on the Expiration Date in connection with the delivery of the secured notes will be deemed to constitute a delivery of a consent to the proposed amendments. A holder may also tender their secured notes through ATOP. See "The Exchange Offer--Procedures for Tendering Secured Notes."

Acceptance of Secured Notes and Delivery of Owner Trust Certificates

Subject to the satisfaction of the conditions to the Exchange Offer, we will accept all secured notes that are validly tendered and not properly withdrawn in the offer solicitation prior to 5:00 p.m., New York City time, on the Expiration Date. In exchange for validly tendered secured notes, we will issue one owner trust certificate for each $1,000 principal amount of secured notes validly tendered and not withdrawn. You may tender your outstanding secured notes for exchange by following the procedures described under the heading "The Exchange Offer--Procedures for Tendering Secured Notes; Acceptance of Secured Notes for Exchange; Delivery of Owner Trust Certificates."

Conditions to Participating in the Exchange Offer	Each holder of secured notes electing to participate in the Exchange Offer, must deliver the holder's letter of transmittal and consent to the proposed amendments to the indenture governing the secured notes and certain deposit trust agreements. By validly tendering and not properly withdrawing their secured notes, each holder will be deemed to have consented to the proposed amendments. See "The Exchange Offer -- Terms of the Exchange Offer; Conditions to the Exchange Offer."

Withdrawal Rights	Tenders of secured notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, in accordance with the procedures set forth in this prospectus. See "The Exchange Offer--Withdrawal Rights."

The Exchange Agent	U.S. Bank Trust National Association is the exchange agent. The address and telephone number of the exchange agent are as set forth in "The Exchange Offer--Exchange Agent."

The Information Agent	D.F. King & Co., Inc. is the information agent. The address and telephone number of the information agent are as set forth in "The Exchange Offer--Information Agent."

Fees and Expenses	We will bear all fees and expenses incident to our consummation of the Exchange Offer. We will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of secured notes. See "The Exchange Offer--Fees and Expenses."

Consequences to Holders of Secured Notes If the Exchange Offer is Not Consummated

           WE MAY NOT HAVE SUFFICIENT FUNDS TO MAKE THE INTEREST PAYMENT DUE AUGUST 1, 2001 IN RESPECT OF ANY SECURED NOTES THAT REMAIN OUTSTANDING AFTER THE EXCHANGE OFFER IS COMPLETED. If we are unable to make the interest payment due August 1, 2001, such nonpayment will be an event of default under the indenture governing the secured notes which could result in the secured notes becoming immediately due and payable. Accordingly, we believe that it is important that you tender your secured notes in the Exchange Offer.

           If the secured notes are declared due and payable, with insufficient assets to repay them, holders of the secured notes would be forced to attempt to realize on their collateral in order to seek repayment. However, the proceeds from the sale of the collateral may not be sufficient to satisfy the amount due.

           In addition, the trading market for outstanding secured notes not exchanged in the Exchange Offer is likely to be significantly more limited than it is at present. Therefore, if your secured notes are not tendered and accepted in the Exchange Offer, it may become more difficult for you to sell or transfer your unexchanged secured notes. See the section entitled "Risk Factors" for a detailed discussion of the risks associated with the failure to tender outstanding secured notes for exchange.

Consequences to Non-tendering Holders of Secured Notes If the Exchange Offer is Consummated

           If the Exchange Offer is consummated, the proposed amendments will become effective and holders of non-tendered secured notes, if any, will no longer have any collateral securing their notes, nor will they have the benefits of substantially all of the restrictive covenants in the indenture governing the secured notes. While we anticipate that we will be subject to certain restrictive covenants contained in other debt agreements, holders, if any, who do not tender their secured notes will be unable to enforce those covenants and those covenants will be subject to change without the consent of holders, if any, of secured notes.

Summary Description of the Owner Trust Certificates

Securities Offered	Up to 148,037 newly issued owner trust certificates in Delta Funding Residual Liquidating Trust. The owner trust certificates will entitle the holder thereof to a proportional share in the cash flow generated by the assets of the Liquidating Trust.

Interest Rate	None.

Liquidating Trust Assets	(1) the excess cashflow certificates and a net interest margin owner trust certificate irrevocably transferred from the Residual Holding Trusts, (2) all cash and other property held by the Residual Receivable Holding Trusts at the consummation of the Exchange Offer, (3) the owner trust certificate representing ownership of Delta Non-Performing Loan Trust 2000-1, owning certain non-performing loan receivables, and (4) $15 million aggregate liquidation preference amount of newly issued shares of our preferred stock. The assets of the Liquidating Trust are described in greater detail under "Description of the Liquidating Trust."

Trustee	Wilmington Trust Company

Certain United States Federal Income Tax Consequences
In general, if you exchange secured notes for owner trust certificates in the Exchange Offer, you will not recognize gain or loss for United States federal income tax purposes, subject to the discussion set forth in the section of this prospectus captioned "Certain United States Federal Income Tax Consequences of the Exchange Offer." For a summary of material United States federal income tax consequences associated with the exchange of secured notes for owner trust certificates issued in the Exchange Offer and the ownership and disposition of those owner trust certificates see "Certain United States Federal Income Tax Consequences of the Exchange Offer." You should consult your own tax advisor as to the consequences of the exchange.

ERISA Considerations	No owner trust certificates may be purchased for, or on behalf of, any employee benefit plan or other retirement arrangement which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, and/or Section 4975 of the Internal Revenue Code of 1986, as amended, or any entity whose underlying assets include plan assets by reason of such plan or account investing in such entity (including insurance company separate or general accounts and collective investment funds). Each owner trust certificateholder will be required to represent and warrant that it is not subject to the foregoing limitations. See "ERISA Considerations" herein.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Risk Factors

          See "Risk Factors" beginning on page 18 for a discussion of factors that should be considered by holders of outstanding secured notes before tendering their outstanding secured notes in the Exchange Offer.

DELTA SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

          The summary historical financial data for each of the years in the five-year period ended December 31, 2000, has been derived from our audited consolidated financial statements. In connection with the Exchange Offer, secured notes held by nonaffiliates may be exchanged for owner trust certificates with a like principal amount at maturity. Pursuant to Emerging Issues Task Force Issue 96-19, Debtor's Accounting for a Modification or Exchange of Debt Instruments, we believe that the terms of the owner trust certificates are not substantially different from those of the secured notes. Accordingly, our carrying amount of the secured notes at the time of the exchange will remain unchanged and a new effective interest rate will be determined based upon the cash flow requirements of the new notes. Remaining debt issuance costs will be amortized over the period from the date of the exchange through the maturity date of the new notes. Any amounts paid to third parties, other than the creditors, relating to the exchange will be expensed as incurred. The pro forma Statement of Operations data for the year ended December 31, 2000 give pro forma effect to the consummation of the Exchange Offer (assuming all of the secured notes not held by affiliates are exchanged). The pro forma adjustments are based upon available information and certain assumptions that our management believes are reasonable. The pro forma financial data do not purport to represent the results of operations or the financial position of Delta that actually would have occurred had the foregoing transactions been consummated on the aforesaid dates.

          You also should read "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and related notes, the report of our independent auditors included in our annual report on Form 10-K for the fiscal year ended December 31, 2000, incorporated in this prospectus by reference and attached as Exhibit 13.1.

                                                                YEAR ENDED DECEMBER 31,
                                                       -----------------------------------------
                                                  2000        1999        1998       1997        1996
                                                  ----        ----       ----        ----        ----
Income Statement Data:                               (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE DATA)
  Revenues:
      Net gain on sale of mortgage loans.....   $  47,550     78,663      91,380      85,890      46,525
      Interest...............................      32,287     31,041      12,458      22,341      16,372
      Servicing fees.........................      14,190     16,341      10,464       7,511       5,368
      Origination fees ......................      24,944     28,774      25,273      18,108       5,266
                                                ---------    -------     -------    --------     --------
           Total revenues....................     118,971    154,819     139,575     133,850       73,531
                                                ---------    -------     -------    --------     --------

 Expenses:
      Payroll and related costs .............      56,525     65,116      56,709      41,214      17,633
      Interest...............................      30,386     26,656      30,019      19,964      11,298
      General & administrative...............      94,685     55,318      34,351      21,522      11,112
                                                ---------    -------     -------    --------     --------
            Total expenses...................     181,596    147,090     121,079      82,700      40,043
                                                ---------    -------     -------    --------     --------

 Income (loss) before income tax expense
     (benefit) and extraordinary item......       (62,625)     7,729      18,496      51,150      33,488
  Provision for income tax expense (benefit)      (13,208)     3,053       7,168      20,739       9,466
                                                ---------    -------     -------    --------     --------

  Income (loss) before extraordinary item....    (49,417)      4,676      11,328      30,411      24,022
  Extraordinary item:
      Gain on extinguishment of debt.........          --         --          --          --       3,168
                                                ---------    -------     -------    --------     --------
  Net income (loss)..........................   $(49,417)      4,676     11,328       30,411      27,190
                                                ---------    -------     -------    --------     --------

Pro forma information (1)(2):
  Provision for pro forma income tax expense
      before extraordinary item..............         --          --         --          --      14,400
                                                ---------    -------     -------    --------     --------

 Pro forma income (loss) before
 extraordinary item.....................         (49,417)      4,676      11,328      30,411      19,088
                                             ------------  ---------  ---------- -----------  ----------
 Per share data(1)(3):
      Earnings (loss) per common share -
            basic and diluted................ $    (3.10)       0.30        0.74        1.98        1.46
                                             ------------  ---------  ---------- -----------  ----------
      Weighted average number of
            shares outstanding...............  15,920,869 15,511,214  15,382,161  15,359,280  13,066,485

Selected Balance Sheet Data:
  Loans held for sale, net...................$     82,698     89,036      87,170      79,247      82,411
  Capitalized mortgage servicing rights.....           --     45,927      33,490      22,862      11,412
  Interest-only and residual certificates....    216,907     224,659     203,803     167,809      83,073
  Total assets...............................     452,697    556,835     481,907     393,232     231,616
   Senior notes, warehouse financing and
      other borrowings.......................     238,203    258,493     229,660     177,540      95,482
  Investor payable...........................      69,489     82,204      63,790      40,852      20,869
  Total liabilities..........................     354,973    409,694     344,219     266,779     138,098
  Stockholders' equity.......................      97,724    147,141     137,688     126,453      93,518

__________

(1)	Figures for December 31, 2000, 1999, 1998 and 1997 are actual; pro forma presentation for the year 1996.
(2)

Prior to October 31, 1996, Delta Funding (a wholly-owned subsidiary) was treated as an S corporation forfederal and state income tax purposes. The pro forma presentation reflects a provision for income taxes as if we have always been a C corporation at an assumed tax rate of 43%.

(3)

Pro forma earnings per common share has been computed by dividing pro forma net income by the sum of (a) 10,653,000 shares of our common stock received by the former shareholders in exchange for their shares of Delta Funding, and (b) the effect of the issuance of 1,976,182 shares of our common stock issued in our initial public offering to generate sufficient cash for certain S corporation distributions paid to the former shareholders, which shares are treated as if they had always been outstanding.

RISK FACTORS

          You should consider carefully the following risks and all of the information set forth in this prospectus before tendering your secured notes for exchange in the Exchange Offer. Your agreement to participate in the Exchange Offer means that you will receive owner trust certificates. An investment in the Liquidating Trust involves a high degree of risk. In addition to the other information delivered with, contained in or incorporated by reference in this prospectus, you should carefully consider the following risk factors.

Risks Associated with the Exchange Offer and Consent Solicitation

If the Exchange Offer does not take place we will be unable to pay interest on the secured notes.

          We will not have sufficient funds to pay the interest due on the secured notes in August 2001 and continue our business. We currently anticipate that, if more than 5 or 10% of the secured notes remain outstanding following the exchange, we will not have the cash available to pay the interest due on the secured notes and we will default on the payment. If we are unable to make the interest payment on August 1, 2001, we will be in default under the indenture governing the secured notes which could result in the secured notes becoming immediately due and payable. In this event, with insufficient assets available to repay the secured notes, holders of the secured notes would have to attempt to realize on their collateral for repayment. We may be forced to seek, or may be forced into, protection under Chapter 11 of the United States Bankruptcy Code. The expenses of any such proceeding will reduce the assets available for payment or distribution to our creditors, including the holders of the secured notes. In addition, we believe that the filing by us or against us of a petition under Chapter 11 of the Bankruptcy Code would not increase the amount of any payment or distribution that holders of the secured notes would receive, could reduce such amount, and in any event would delay receipt of any payment or distribution to such holders.

The collateral underlying the secured notes may be inadequate to satisfy the amounts due under the secured notes.

          Although the secured notes are secured by perfected first priority liens in the beneficial interests in the Residuals Holding Trusts that hold certain excess cashflow certificates and a net interest margin owner trust certificate, the residual assets, the proceeds from the sale of the collateral may be insufficient to satisfy the amounts due. The fair value of these residual assets is determined based on various economic factors, including loan types, balances, interest rates, dates of origination, terms and geographic locations. The market value of the residual assets depends on a variety of factors, including interest rates, prepayment rates and economic conditions generally, outside of our control. We believe that there is no active market for the sale of our residual assets. No assurance can be given that the residual assets could be sold at their stated value on our balance sheet, if at all.

There will be a limited trading market for secured notes that are not tendered in the Exchange Offer.

          The trading market for outstanding secured notes not exchanged in the Exchange Offer is likely to be significantly more limited than it is at present. Therefore, if your secured notes are not tendered in the Exchange Offer, it may become more difficult for you to sell or transfer your unexchanged secured notes.

If the Exchange Offer is consummated, non-tendering holders of secured notes will no longer have the benefits of substantially all of the restrictive covenants in the indenture.

          If the Exchange Offer is consummated, any secured notes that are not tendered in the Exchange Offer will no longer have any collateral securing their notes, nor will they have the benefits of substantially all of the restrictive covenants in the indenture governing the secured notes. While we anticipate that we will be subject to certain restrictive covenants contained in other debt agreements, holders, if any, who do not tender their secured notes will be unable to enforce the covenants under the indenture and those covenants will be subject to change without the consent of holders, if any, of the secured notes

The distribution of the owner trust certificates could be found to be a fraudulent conveyance and could be voided.

          Under applicable provisions of federal bankruptcy law or comparable provisions of state fraudulent conveyance law, if, among other things, we or any of our subsidiaries, at the time we or such subsidiary transferred or caused to be transferred the assets, as the case may be, (1) (a) were or are insolvent or rendered insolvent by reason of such occurrence, (b) were or are engaged in a business or transaction for which the assets remaining with us constitutes unreasonably small capital or (c) were or are intending to incur debts that would be beyond our ability to pay such debts as they mature, and (2) we or such subsidiary received or receives less than the reasonably equivalent value of fair consideration for the transfer of such assets, the distribution of the owner trust certificates could be voided, or claims in respect of the owner trust certificates could be subordinated to all of our or such subsidiary's other debts, as the case may be. In addition, payments made in connection with the Liquidating Trust could be voided and required to be returned to the person making such payment, or to a fund for the benefit of our or such subsidiary's creditors, as the case may be. Moreover, under applicable provisions of federal bankruptcy law, a security interest granted by us or any of our subsidiaries may be subject to avoidance by the debtor-in-possession or a trustee in bankruptcy under Section 547(b) of the Bankruptcy Code, if the following is established by a preponderance of the evidence: (i) the transfer of an interest of the debtor in property, was made while the debtor was insolvent on or within 90 days prior to the filing of the debtor's bankruptcy petition or, if the creditor was determined to be an insider (as defined in Section 101(31) of the Bankruptcy Code) of the debtor at the time the transfer was made, between 90 days and one year, prior to the filing of the debtor's bankruptcy petition, (ii) to or for the benefit of the creditor, (iii) for or on account of an antecedent debt owed by the debtor to the creditor before the transfer was made, and (iv) which transfer enables the creditor to receive more than it would have had the transfer not been made and had the debtor's case been administered under Chapter 7 of the Bankruptcy Code, and the creditor received distribution on its claim thereunder. The debtor is presumed to be insolvent on and during the 90 days prior to filing its bankruptcy petition, pursuant to Section 547(f) of the Bankruptcy Code.

          The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, we or a subsidiary would be considered insolvent if (a) the sum of our or its debts, as the case may be, including contingent liabilities, were greater than the saleable value of all of our or its, as the case may be, assets at a fair valuation or if the present saleable value of our or its assets were less than the amount of our or its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature or (b) we or such subsidiary could not pay our or its debts as they become due, as the case may be.

          On the basis of historical financial information, recent operating history as discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K and other factors, we believe and each subsidiary believes that, after giving effect to the exchange offer, we and each such subsidiary (i) will not be insolvent, will not have unreasonably small capital for the businesses in which we are or such subsidiary is engaged and will not incur debts beyond our or such subsidiary's ability to pay such debts as they mature and (ii) will have sufficient assets to satisfy any probable money judgment against us or such subsidiary in any pending action. There can be no assurance, however, as to what standard a court would apply in making such determination.

The distribution to you of owner trust certificates may not be treated as a tax-free reorganization under the Internal Revenue Code.

          The exchange of the secured notes for the owner trust certificates is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal revenue Code of 1986, as amended. Provided that the exchange does so qualify under the Code, holders of secured notes will recognize a gain (but not loss) in an amount equal to the lesser of (a) the sum of the case and the fair market value of the cash, preferred stock and other assets received pursuant to the Exchange Offer (other than any cash, preferred stock or other assets that are attributable to accrued but unpaid interest), less the holder's adjusted tax basis in the secured notes and (b) the sum of the cash and fair market value of the other assets (other than any cash or other assets that are attributable to accrued but unpaid interest), received in the exchange. In addition, the aggregate tax basis of the preferred stock in the hands of a holder of secured notes generally will equal the holder's adjusted tax basis in the secured notes surrendered, increased by the amount of capital gain recognized by the holder in the Exchange Offer and reduced by the sum of the amount of cash and the fair market value of the other assets received in the Exchange Offer, and such holder's holding period of the preferred stock will include the holder's holding period of the secured notes. The holder's aggregate tax basis in the other assets will equal the fair market value of such assets, and such holder's holding period with respect to the other assets will begin the day after the Exchange Offer. For a further discussion see "Certain United States Federal Income Tax Consequences of the Exchange Offer."

The owner trustee might not distribute funds sufficient to pay your tax liability arising from sales of assets by the Liquidating Trust.

          As discussed more fully under the heading "Certain United States Federal Income Tax Consequences of the Exchange Offer," for tax purposes, the holders of the owner trust certificates will be treated as if they own the assets of the Liquidating Trust. All income generated by the underlying certificates will be attributable to the holders of the owner trust certificates. Moreover, if the owner trustee sells assets of or uses cashflows from the Liquidating Trust to pay liabilities of the Liquidating Trust, you may have taxable income. It is possible that the owner trustee might not distribute assets at times or in amounts sufficient to satisfy any such tax liability.

Risks Associated with the Liquidating Trust

There is no public market for the trust certificates of the Liquidating Trust; the trust certificates will be subject to restrictions on transfer; and holders of the trust certificates may not be able to sell their certificates.

          Under the terms of the Liquidating Trust, the owner trust certificates may not be sold or transferred except under limited circumstances in accordance with the terms of the agreement creating the Liquidating Trust. Thus, there will be no market for the trust certificates of the Liquidating Trust and you will have to bear the risk of ownership for an indefinite period of time.

The market value of the assets of the Liquidating Trust is difficult to ascertain and these assets may decline in value over time.

          The assets of the Liquidating Trust include: (1) the excess cash flow certificates and a net interest margin owner trust certificate irrevocably transferred from Delta Residual Holding Trust 2000-1 and Delta Residual Holding Trust 2000-2, collectively,, the Residual Holding Trusts, (2) all cash and other property held by the Residual Holding Trusts at the time of the consummation of the Exchange Offer, (3) the owner trust certificate representing ownership in Delta Non-Performing Loan Trust 2000-1, owning certain non-performing loan receivables, collectively with the excess cashflow certificates and the net interest margin owner trust certificate, the underlying certificates, and (4) $15 million aggregate liquidation preference of newly issued shares of our preferred stock. We believe that the current market value of the underlying certificates held by the Liquidating Trust is approximately $150 million; however, the value of underlying certificates generally depends on a variety of factors which are described below and there can be no assurance that the value of the underlying certificates will not decline. In the future, the value of the underlying certificates held by the Liquidating Trust may decline due to economic factors outside of our and the Liquidating Trust's control. There is no active market for the preferred stock held by the Liquidating Trust, consequently, it is difficult to ascertain the market value of these preferred securities. The value of the preferred stock will be affected principally by our business and financial condition. The risks affecting our business, financial condition and prospects are described below.

The amount of distributions on the owner trust certificates will be extremely sensitive to the rate and timing of principal payments and realized losses on the related mortgage loans.

          The average life of the owner trust certificates and the yields realized by them will be sensitive to levels of payments, including prepayments, on the underlying mortgage loans. The yield to maturity on the owner trust certificates may be adversely affected by a higher than expected rate of principal payments (including prepayments and collections upon defaults, liquidations and repurchases) and realized losses on the mortgage loans. The amount of distributions on the owner trust certificates will be negatively affected by a rapid rate of principal payments and realized losses on the related mortgage loans, and the amount of distributions on the owner trust certificates will decrease more significantly as a result of principal payments and realized losses on the mortgage loans with relatively high rates of interest. In addition, subordination triggers delay and/or reduce the amount of distributions on the underlying certificates.

The owner trust certificates are non-recourse obligations of the Liquidating Trust.

          The owner trust certificates represent non-recourse obligations of the Liquidating Trust and the proceeds of the trust estate will be the sole source of payments on the owner trust certificates. The owner trust certificates do not represent a general corporate obligation of or an interest in the Liquidating Trust, nor do they represent an interest in or any obligation of ours, or of any of our affiliates, or any other person.

The owner trust certificates are subject to restrictions on transfer, limited liquidity, and no secondary market.

          Certain investors may not purchase the owner trust certificates. See "Notice to Investors," "ERISA Considerations" and "Legal Investment" herein. There is currently no secondary market for the owner trust certificates. As a result of the foregoing restrictions on transfer and other factors, it is doubtful that a secondary market for the owner trust certificates will develop or, if a secondary market does develop with respect to the owner trust certificates, that it will provide you with liquidity of investment or that it will continue for the life of the owner trust certificates. If a trading market does not develop, you may be unable to resell the owner trust certificates for an extended period of time, if at all. Future trading prices for the owner trust certificates will depend upon many factors including, among others, prevailing interest rates, payment and loss experience with respect to the underlying certificates, the likelihood of the exercise of the clean-up calls and the market for similar securities, each of which is subject to various pressures.

Risks Associated with the Underlying Certificates held by the Liquidating Trust

Payments on the underlying certificates will only be made after certain fees and expenses have been made.

          With respect to each of the securitization trusts, payments of principal and interest on any of the related mortgage loans will be available to make payments on the related underlying certificates only after payment of related servicing fees, trustee fees and any insurer premiums, payment of other related specified expenses and reimbursements and payment of required distributions to holders of all other classes of the related series of certificates. Consequently, the amount of excess cashflow distributable on the underlying certificates is extremely sensitive to losses on the related mortgage loans (and the timing and severity of those losses), because the entire amount of realized losses will be allocated directly or indirectly to the related underlying certificates, either by reduction in amounts otherwise payable on those underlying certificates or by a reduction in the amount of overcollateralization provided to the related publicly offered certificates, called the senior certificates, by the related mortgage loans. Any reduction in the amount of overcollateralization provided to the senior certificates of any series by the related mortgage loans to a level below the related required overcollateralization amount will be borne by the related underlying certificates, because any amounts otherwise available for distribution on these underlying certificates will be distributed instead on the related senior certificates to restore the reduced amount of overcollateralization to the required overcollateralization amount. In addition, certain securitization trusts include a cross collateralization feature in which excess cashflow from one mortgage group is used to cover shortfalls in available funds from the other mortgage group, including shortfalls in amounts necessary to create or maintain the overcollateralization amount for that other mortgage group at the related required overcollateralization amount.

          With respect to the underlying certificates relating to each securitization trust, the order of priority for monthly distribution of all collected funds, including scheduled payments and unscheduled recoveries on mortgage loans, plus advances, less servicing fees, trustee fees and any insurer premiums, in respect of the related mortgage loans generally results in the following amounts being paid prior to any distributions on those underlying certificates: (a) certain permitted fees and reimbursements from the related securitization trust to the trustee thereof and to the related servicer and to the certificate insurer where applicable and (b) principal, including amounts necessary to meet and maintain the related required overcollateralization amount, and interest on the related senior certificates. Realized losses with respect to the mortgage loans will likely result in a reduction of the amount of overcollateralization available to the related senior certificates and accordingly, with respect to the related underlying certificates, losses on the mortgage loans will be allocated to the related underlying certificates and will reduce the excess cashflow to which those underlying certificates might otherwise be entitled. If the prepayment, default, delinquency and/or loss severity experience with respect to the mortgage loans is higher than that assumed by investors, you may experience a lower than anticipated yield or may fail to recoup the value of the exchanged notes.

          Certain decisions by the servicer, including, but not limited to, decisions regarding the optional purchase of defaulted mortgage loans and decisions regarding whether or not certain interest advances or servicing advances are nonrecoverable, may also affect the availability of cash flow with respect to the underlying certificates, which are comprised of the excess cashflow certificates, the net interest margin owner trust certificate and the non-performing loan owner trust certificate. In addition, the servicer has the right to purchase all of the mortgage loans and terminate the related securitization trust when the principal balance of the mortgage loans is valued to a specified level. Any optional termination will also terminate the related underlying certificates.

The senior certificates issued and sold by the securitization trusts are subject to different pass-through rates which may result in amounts distributable to the underlying certificates being substantially reduced.

          Certain senior certificates are subject to a ceiling on their pass-through rates. These pass-through rates affect both the timing and the likelihood of payment on the excess cashflow certificates associated with the applicable securitization trusts. The pass-through rate ceiling applicable to any class of the senior certificates subject to a ceiling is generally calculated with reference to the weighted average of the mortgage rates of the related mortgage loans, net of servicing fees, trustee fees, insurer premiums, if applicable, and interest payable to the related interest-only classes of senior certificates. Certain senior certificates have pass-through rates based upon the value of one-month London Interbank Offered Rate, or LIBOR, while the mortgage rates on the related mortgage loans either don't adjust or are adjustable mortgage loans may be based upon a different index, subject to periodic adjustments and limitations on adjustments. Other classes of such senior certificates have variable pass-through rates, and the related mortgage loans have fixed mortgage rates. In a rising interest rate environment, the pass-through rates on any class of adjustable rate senior certificates may rise while the mortgage rates of the related mortgage loans may rise more slowly or not at all. As a consequence, cashflow resulting from excess interest on the mortgage loans, and accordingly, amounts distributable to the underlying certificates, may be substantially reduced. If a rising interest rate environment, or a disproportionately high rate of prepayments, including prepayments and collections upon defaults, liquidations and repurchases, and realized losses on the related mortgage loans with relatively high mortgage rates, causes the pass-through rate on any class of senior certificates to equal the applicable pass-through rate ceiling, then none or only a minimal amount of excess interest will be generated by the portion of the related securitization trust represented by the class principal balance of that class of senior certificates. In addition, with respect to each series of certificates, mortgage loans with higher mortgage rates prepaying at a much faster rate than mortgage loans with lower mortgage rates could result in the imposition of an applicable pass-through rate ceiling, and thus result in a lowering of amounts otherwise distributable to the related underlying certificates.

          Certain classes of senior certificates that are subject to these basis risk shortfalls will be entitled to recover the amount of any basis risk shortfalls, with interest, on any distribution date on which related excess cashflow or other amounts are available to fund a recovery. Any amounts paid on any distribution date directly or indirectly from excess cashflow to any class of senior certificates in respect of any basis risk shortfalls will reduce the excess cashflow amounts that would otherwise be distributable on the related underlying certificates.

The mortgage pools are subject to overcollateralization requirements which may limit when distributions will be made on the underlying certificates.

          Each of the mortgage pools and, in some cases, each mortgage group, is subject to an overcollateralization requirement - called the "required overcollateralization amount". The required overcollateralization amount with respect to each mortgage pool will be determined for any distribution date as set forth in the related pooling and servicing agreement. On each distribution date, no payments will be made in respect of the related underlying certificates until after the then-applicable required overcollateralization amount is maintained.

          After a specified date for each mortgage pool, as set forth in the related pooling and servicing agreement, the required overcollateralization amount with respect to that mortgage pool may be permitted to decrease, subject to certain specified conditions. If at any time certain delinquency and/or loss levels are exceeded with respect to a mortgage pool, there will be a delay in the reduction of, or in some cases, an increase in, the related required overcollateralization amount. You bear the risk that there may be significant periods during which no or limited distributions will be made on the underlying certificates.

Certain distributions to the holders of the senior certificates are insured by an insurer which is given certain rights and benefits which may negatively affect distributions to the underlying certificates.

          With respect to the senior certificates relating to certain securitization trusts, certain distributions to the holders of those senior certificates are insured by MBIA Insurance Corporation in exchange for the premium to be paid by the related securitization trust fund on each distribution date. With respect to those securitization trusts, the insurer is afforded certain rights and benefits under the pooling and servicing agreement or other underlying transaction documents, including the right to exercise certain powers of the holders of certain of the senior certificates, the right to terminate or allow to be terminated the servicer under certain conditions and the right to direct certain of the actions of the trustee. In addition, the insurer will generally be entitled to recover any amounts paid for the benefit of the holders of the related senior certificates under the related insurance policy and any other amounts due the insurer under the pooling and servicing agreement, together with interest thereon, from the cashflow of the mortgage loans in either mortgage group distributed on any distribution date, prior to any cashflow being distributed on the related underlying certificates.

Underlying Certificates are Subject to certain credit risks.

          Each mortgage pool relating to the underlying certificates contains mortgage loans (a) originated by us under our underwriting standards and (b) serviced by Ocwen as servicer under the related pooling and servicing agreement. Accordingly, any benefits arising from the diversification of holdings of the Liquidating Trust will be limited.

          Because of the nature of the underlying certificates and the complexity of analyzing the credit risks associated with those certificates, the underlying certificates are an appropriate investment only for persons familiar with subprime mortgage loan performance and asset-backed securities structures.

Certain features of the underlying mortgage loans may result in losses or cash flow shortfalls which will impair the value of the underlying certificates held by the Liquidating Trust.

          There are a number of features of the mortgage loans relating to the underlying certificates which will affect the timing and the realization of the stream of cashflows associated with those certificates. These characteristics include the following:

•

      The borrowers have less than perfect credit and may be more likely to default. Our underwriting standards are less restrictive than those of Fannie Mae or Freddie Mac with respect to a borrower’s credit history and other factors. A derogatory credit history or a lack of credit history will not necessarily prevent us from making a loan but may reduce the size and the loan-to-value ratio of the loan we will make. As a result of these less restrictive standards, the securitization trusts may experience higher rates of delinquencies, defaults and losses than if the mortgage loans were underwritten in a more traditional manner.

•

      Balloon loans may have higher rates of default which may cause losses. Securitization trusts containing balloon loans may suffer higher losses. A balloon loan has monthly payments that will not fully pay off the loan balance by the maturity date. As a result, the borrower usually will have to refinance the balloon loan in order to pay the amount due. The borrower may not be able to refinance the balloon loan for any number of reasons, including the level of available mortgage rates, the value of the property or the borrower’s payment or credit history. The securitization trust will not have any funds to refinance a balloon loan, and we are not obligated to do so. If the borrower is unable to refinance the balloon loan, the securitization trust may suffer a loss.

•

      Defaults on second lien mortgage loans may result in more severe losses. Securitization trusts containing second lien mortgage loans may suffer more severe losses. If a borrower on a mortgage loan secured by a second lien defaults, the trust’s rights to proceeds on liquidation of the related property are subordinate to the rights of the holder of the first lien on the related property. There may not be enough proceeds to pay both the first lien and the second lien, and the securitization trust would suffer a loss.

•

      The concentration of mortgage loans in specific geographic areas may increase the risk of loss. Economic conditions in the states where borrowers reside may affect the delinquency, loss and foreclosure experience of the securitization trust with respect to the related mortgage loans. Certain states may suffer economic problems or reductions in market values for residential properties that are not experienced in other states. If there is a geographic concentration of mortgage loans in those states, these problems may have a greater effect on the mortgage loans in a securitization trust if borrowers and properties were more spread out in different geographic areas.

There may be additional risks associated with the mortgage loans underlying the underlying certificates.

          A portion of the mortgage loans in each mortgage pool had a loan-to-value ratio at origination in excess of 80%. Mortgage loans with higher loan-to-value ratios may present a greater risk of loss. There can be no assurance that the loan-to-value ratio of any mortgage loan determined at any time after origination is less than or equal to its original loan-to-value ratio.

          A substantial portion of the mortgage loans in each mortgage pool are secured by mortgaged properties located in the State of New York. If areas in New York suffer natural disasters or if the New York residential real estate market should experience an overall decline in property values after the dates or origination of the mortgage loans, the rates of delinquencies, foreclosures, bankruptcies and losses on the mortgage loans may be expected to increase, and may increase substantially.

Payments on the underlying certificates are not fixed.

          Unlike standard corporate bonds, the timing and amount of cash flows on the underlying certificates, will be dependent on the rate and timing of principal payments on the mortgage loans - including prepayments and collections upon defaults, liquidations and repurchases, by the rate and timing of realized losses on the mortgage loans, by adjustments of the pass-through rates of the related senior certificates and adjustments of the mortgage rates of the adjustable-rate mortgage loans.

The voting rights under the underlying certificates provide no effective remedies.

          The voting rights evidenced by the underlying certificates are insufficient to cause or prevent the exercise of any remedies under any pooling and servicing agreement, including removal of the servicer if it defaults in its obligations under a pooling and servicing agreement.

Environmental conditions affecting the mortgaged properties may result in losses.

          Real property pledged as security to a lender may be subject to environmental risks. Under the laws of some states, contamination of a property may give rise to a lien on the property to assure the costs of clean-up. In several states, this type of lien has priority over the lien of an existing mortgage or owner's interest against real property. In addition, under the laws of some states and under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, a lender may be liable, as an owner or operator, for costs of addressing releases or threatened releases of hazardous substances that require remedy at a property, if agents or employees of the lender have become sufficiently involved in the operations of the borrower, regardless of whether or not the environmental damage or threat was caused by a prior owner. A lender also risks liability on foreclosure of the mortgaged property.

Violations of consumer protection laws may result in losses.

          Applicable state laws generally regulate interest rates and other charges and require specific disclosures. In addition, other state laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and debt collection practices may apply to the origination, servicing and collection of the mortgage loans.

          The mortgage loans are also subject to federal laws, including:

(1) the federal Truth in Lending Act and Regulation Z promulgated under the Truth in Lending Act, which require particular disclosures to the borrowers regarding the terms of the mortgage loans;

          (2)          the the Equal Credit Opportunity Act and Regulation B promulgated under the Equal Credit Opportunity Act, which prohibit discrimination on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act, in the extension of credit;

          (3)          the the Americans with Disabilities Act, which, among other things, prohibits discrimination on the basis of disability in the full and equal enjoyment of the goods, services, facilities, privileges, advantages or accommodations of any place of public accommodation; and

(4) the the Fair Credit Reporting Act, which regulates the use and reporting of information related to the borrower's credit experience.

          The mortgage loans may be subject to the Home Ownership and Equity Protection Act of 1994 which amended the Truth in Lending Act as it applies to mortgages subject to the Home Ownership and Equity Protection Act of 1994. The Home Ownership and Equity Protection Act of 1994 requires additional disclosures, specifies the timing of these disclosures and limits or prohibits inclusion of some provisions in mortgages subject to the Home Ownership and Equity Protection Act 1994. The Home Ownership and Equity Protection Act 1994 also provides that any purchaser or assignee of a mortgage covered by the Home Ownership and Equity Protection Act 1994, including the trust, is subject to all of the claims and defenses which the borrower could assert against the original lender. The maximum damages that may be recovered under the Home Ownership and Equity Protection Act 1994 from an assignee is the remaining amount of indebtedness plus the total amount paid by the borrower in connection with the loans. Depending on the provisions of the applicable law and the specific facts and circumstances involved, violations of these laws, policies and principles may limit the ability of the servicer to collect all or part of the principal of or interest on the mortgage loans, may entitle the borrower to a refund of amounts previously paid and, in addition, could subject the trust, as owner of the mortgage loans, to damages and administrative enforcement.

          Our lending practices, in particular, have been the subject of investigations by various regulatory agencies including the New York State Banking Department, the Office of the Attorney General of the State of New York , and the United States Department of Justice. The investigations centered on our compliance with various federal and state laws discussed above. We entered into a series of related settlement agreements with the above regulatory agencies, joined by HUD and the Federal Trade Commission, which provided for changes to our lending practices on a prospective basis, and retrospective relief to certain borrowers.

Risks Affecting Us and Our Business

Following the Exchange Offer, we will be subject only to limited covenant restrictions contained in our warehouse and other financing facilities.

          Following the Exchange Offer, there will be no covenants in the indenture limiting the activities, including the incurrence of additional debt or the issuance of additional stock, of us or our subsidiaries. Rather, we will only be subject to those covenant restrictions contained in our warehouse and other financing facilities and the newly issued preferred stock, which are generally less encompassing than those currently contained in the indenture. See "Capitalization".

          The degree to which we are leveraged could have important consequences to the holders of owner trust certificates, including:

•	we may be more vulnerable to adverse general economic and industry conditions;

•	we may find it more difficult to obtain additional financing for future working capital, capital expenditures, acquisitions, general corporate purposes or other purposes; and

•

we may have to dedicate a substantial portion of our cash flows from operations to the payment of principal and interest on indebtedness we may incur in the future, thereby reducing the funds available for operations and future business opportunities.

          Our ability to sustain our growth will depend on our future operating performance, and our ability to effect additional securitizations and/or whole loan sales and debt and/or equity financing, which to a certain extent is subject to economic, financial, competitive and other factors beyond our control. If we are unable to generate sufficient cash flow to support our operations, we may be required to obtain additional financing or to issue additional securities, including additional preferred stock. There can be no assurance that any additional financing could be obtained on terms reasonably satisfactory to us. The inability to obtain additional financing could have a material adverse effect on our ability to grow.

We have operated on a negative cash flow in the past and anticipate that we will continue to do so in the foreseeable future; we must be able to sell loans and obtain adequate credit facilities in order to continue to originate loans.

          We require substantial amounts of cash to fund our loan origination and securitization activities. We have primarily operated on a negative cash flow basis in the past. If we can increase loan originations to a sufficient level so as to bring down our overall cost to originate loans, we believe that we can begin generating positive cash flow within approximately 12 months. To do so, we must generate sufficient cash from (1) securitizing and selling whole loans, (2) origination fees on newly closed loans, and (3) cash flows from excess cashflow certificates we retain.

          Currently, our primary cash requirements include the funding of (1) our servicing-related operations until servicing is transferred to Ocwen, (2) loan originations pending their pooling and sale, net of warehouse financing, (3) interest expense on warehouse and other financings, (4) fees, expenses, and tax payments incurred in connection with our securitization program, and (5) ongoing administrative and other operating expenses.

          We must be able to sell loans and obtain adequate credit facilities and other sources of funding in order to continue to originate loans. Historically, we have utilized various financing facilities, the senior notes and an equity financing to offset negative operating cash flows and support our loan originations, securitizations, servicing and general operating expenses. Our primary sources of liquidity continue to be warehouse, residual and other financing facilities, securitizations of mortgage loans, and, subject to market conditions, sales of whole loans, excess cashflow certificates and debt and equity securities. We also anticipate, subject to market conditions, utilizing net interest margin securitizations and/or other financing against our residual assets.

We are highly leveraged and if the collateral securing any of our indebtedness is insufficient to repay such indebtedness we may be required to pay the shortfall.

          We currently have substantial outstanding indebtedness. With respect to our subsidiaries' existing warehouse debt, if the value of the collateral securing any such indebtedness was to be insufficient to repay such indebtedness in full, the lenders could be entitled to seek payment of the shortfall, if any, from us and our subsidiaries.

We are dependent on funding sources to fund the loans we originate and any failure to obtain adequate financing could have a material adverse effect on us.

          We fund substantially all of the loans which we originate and purchase through borrowings under warehouse financing facilities and through repurchase agreements. Our borrowings are in turn repaid with the proceeds we receive from selling such loans through securitizations or whole loan sales. We have relied upon a few lenders to provide the primary credit facilities for our loan originations and purchases. We have one warehouse facility as of December 31, 2000 for this purpose. The warehouse facility is a $200 million credit facility that has a variable rate of interest and expires in May 2001. There can be no assurance that we will be able to renew this warehouse facility at its maturity on terms satisfactory to us or at all. Any failure to renew or obtain adequate funding under this warehouse financing facility or other financing arrangements, or any substantial reduction in the size of or increase in the cost of such facilities, could have a material adverse effect on us. To the extent that we are not successful in maintaining or replacing adequate financing, we would not be able to hold a large volume of loans pending securitization and therefore would have to curtail our loan production activities or sell loans either through whole loan sales or in smaller securitizations, thereby having a material adverse effect on us.

          We are required to comply with various operating and financial covenants as provided in the agreements described above which are customary for agreements of their type. The continued availability of funds provided to us under these agreements is subject to, among other conditions, our continued compliance with these covenants. We believe we are in compliance with all such covenants under these agreements, although there can be no assurance that we will continue to remain in compliance therewith.

We rely significantly on securitizations to generate cash proceeds for our business.

          We rely significantly upon securitizations to generate cash proceeds for repayment of our warehouse facilities and to create availability to originate additional loans. Further, gains on sale of loans generated by our securitizations represent a significant portion of our revenues. Several factors affect our ability to complete securitizations, including conditions in the securities markets generally, conditions in the asset-backed securities market specifically, the credit quality of our portfolio of loans and our ability to obtain credit enhancement. Accordingly, if we were unable to securitize profitably a sufficient number of loans in a particular financial reporting period, then our revenue, representing gain on sale, for such period would decline and could result in lower income or a loss for such period. In addition, unanticipated delays in closing securitizations could increase our costs associated with carrying our loans during the warehousing period, including hedging costs. Any impairment of, or delay in, our ability to complete securitizations could result in a material adverse effect on us.

          We have relied on credit enhancements provided by senior/subordinate structures and by monoline insurance carriers to guarantee outstanding investor certificates in the related trusts to enable us to obtain an AAA/Aaa rating for such investor certificates. Any substantial reductions in the size or availability of such insurance policies, or increases in the price charged by, or increases in the overcollateralization limits required by, the insurance companies issuing such policies, could have a material adverse effect on us. Similarly, any decrease in investor demand for our subordinate securities, or increases in the spreads required by such asset-backed investors, could have a material adverse effect on us. There is no assurance that we will be able to procure either insurance policies, or asset-backed investors to purchase subordinate securities, to provide the necessary credit enhancement, at prices and terms reasonably satisfactory to us, which could also have a material adverse effect on us.

Potential change in valuation of interest-only and residual certificates and mortgage servicing rights

          We typically sell the majority of the loans that we originate through securitizations.

          We derive a substantial portion of our income by recording a gain on sale when loans are sold in such a manner. In a securitization, we sell a pool of loans we have originated or purchased to a REMIC trust for a cash purchase price and the retained interest-only and/or residual certificates, representing the difference between the interest payments due on the loans sold to the trust and the interest rate paid to the pass-through certificateholders, less a contractual servicing fee and other costs and expenses of administering the trust.

          We calculate the value of our retained interest-only and residual certificates and mortgage servicing rights based upon their fair values. The fair value of these assets is determined based on various economic factors, including loan types, balances, interest rates, dates of origination, terms and geographic locations. We also use other available information applicable to the types of loans we originate and purchase, such as reports on prepayment rates, interest rates, collateral value, economic forecasts and historical default and prepayment rates of the portfolio under review. We estimate the expected cash flows that we will receive over the life of a portfolio of loans. These expected cash flows constitute the excess of the interest rate payable by the obligors of loans over the interest rate passed through to the purchasers of the related securities, less applicable recurring fees and credit losses. We discount the expected cash flows using an interest rate that we believe market participants would use for similar financial instruments. As of December 31, 2000, our balance sheet reflected the fair value of interest-only and residual certificates of $217 million.

          Realization of the value of these interest-only and residual certificates in cash is subject to the prepayment and loss characteristics of the underlying loans and to the timing and ultimate realization of the stream of cash flows associated with such loans. Significant prepayment or loss experience would impair the future cash flows of the interest-only and residual certificates. If actual experience differs from the assumptions used in determination of the asset values, future cash flows and earnings could be negatively impacted and we could be required to write down the value of our interest-only and residual certificates. No assurance can be given that our receivables will not experience significant prepayments or losses or as to whether, and in what amounts, we, in the future, may have to write down the value of the interest-only and residual certificates from our securitization transactions. In addition, if the prevailing interest rate rose, the required discount rate might also rise, resulting in impairment of the value of the interest-only and residual certificates. We believe that there is no active market for the sale of our interest-only and residual certificates or our mortgage servicing rights. No assurance can be given that these assets could be sold at their stated value on our balance sheet, if at all.

Contingent risk exists regarding all loans we originate and purchase.

          Although we sell substantially all of the loans that we originate and purchase on a nonrecourse basis, we retain some degree of credit risk on all loans originated or purchased. During the period of time that loans are held pending sale, we are subject to the various business risks associated with lending, including the risk of borrower default, the risk of foreclosure and the risk that an increase in interest rates would result in a decline in the value of loans to potential purchasers. Our securitizations generally require the use of the excess cashflow distributions related to the excess cashflow certificates to accelerate the amortization of certificate holders' principal balances relative to the amortization of the mortgage loans held by the trust up to certain overcollateralization limits. The resulting overcollateralization serves as credit enhancement for the related trust and therefore is available to absorb losses realized on loans held by such trust. Generally, the form of credit enhancement agreement entered into in connection with securitization transactions contains specified limits on the delinquency, default and loss rates on the receivables included in each trust. If, at any measuring date, the delinquency, default or loss rate with respect to any trust were to exceed the specified delinquency, default and loss rates, excess cashflow from the trust, if any, would be used to fund the increased overcollateralization limit instead of being distributed to us, which would have a material adverse effect on our cash flow. Lastly, agreements governing securitizations, including our securitizations, require the seller to commit to repurchase or replace loans that do not conform to the representations and warranties made by the seller at the time of sale.

          We have also sold loans and/or pools of loans directly to a network of commercial banks, savings and loans, insurance companies, pension funds and accredited investors. We generally sold these pools or individual loans with recourse whereby we are obligated to repurchase any loan if it defaults and the related mortgaged property becomes a REO (real estate owned) property. This obligation is subject to various terms and conditions, including, in some instances, a time limit. At December 31, 2000, $6.2 million, or 0.2%, of our $3.3 billion servicing portfolio was subject to be repurchased in the future should such loans become REO properties.

Our business may be adversely affected by periods of economic slowdowns and fluctuating interest rates.

          General.

          Our business may be adversely affected by periods of economic slowdown or recession which may be accompanied by decreased demand for consumer credit and declining real estate values. In the mortgage business, any material decline in real estate values reduces the ability of borrowers to use the equity in their homes to support borrowings and increases the loan-to-value ratios of loans we previously made, thereby weakening collateral coverage and increasing the possibility of a loss in the event of default. Delinquencies, foreclosures and losses generally increase during economic slowdowns or recessions, however, delinquencies, foreclosures and losses have also increased during recent periods of economic growth and there can be no assurance that delinquencies, foreclosures and losses will not increase in the future during periods of continued economic growth.

          Because of our focus on credit-impaired borrowers in the home equity loan market, the actual rates of delinquencies, foreclosures and losses on such loans could be higher under adverse economic conditions than delinquencies, foreclosures and losses currently experienced in the mortgage lending industry in general. In addition, in an economic slowdown or recession, our actual costs of servicing the loans may increase without an increase in the servicing fee paid to us under our securitizations. Any sustained period of increased delinquencies, foreclosures, losses or increased costs could adversely affect our ability to sell, and could increase the cost of selling, loans through securitization or on a whole loan basis, which could adversely affect us.

          Interest Rates.

          Our profitability may be directly affected by the level of, and fluctuation in, interest rates, which affect our ability to earn a spread between interest received on our loans and the costs of our borrowings, which are tied to various United States Treasury maturities, commercial paper rates and LIBOR. Our profitability is likely to be adversely affected during any period of unexpected or rapid changes in interest rates.

          A substantial and sustained increase in interest rates could adversely affect our ability to purchase and originate loans. A significant decline in interest rates could increase the level of loan prepayments. To the extent interest-only and residual classes of certificates have been capitalized on our books, higher than anticipated rates of loan prepayments or losses could require us to write down the value of such interest-only and residual certificates, adversely impacting earnings. In an effort to mitigate the effect of interest rate risk, we periodically review our various mortgage products and identify and modify those that have proven historically more susceptible to prepayments. However, there can be no assurance that such modifications to our product line will effectively mitigate interest rate risk in the future.

          Periods of unexpected or rapid changes in interest rates, and/or other volatility or uncertainty regarding interest rates, can also adversely affect us by increasing the likelihood that asset-backed investors will demand higher spreads than normal to offset the volatility and/or uncertainty, which decreases the value of the residual assets we received through securitization.

          Fluctuating interest rates also may affect the net interest income we earn resulting from the difference between the yield to us on loans held pending sales and the interest paid by us for funds borrowed under our warehouse facilities, although we undertake to hedge our exposure to this risk by using treasury rate lock contracts. Fluctuating interest rates may also affect net interest income as certain of our asset-backed securities are priced off of one-month LIBOR, but the collateral underlying such securities is comprised of mortgage loans with either fixed interest rates or "hybrid" interest rates.

Our business is subject to extensive regulation; failure to comply with such regulation may prevent us from operating or subject us to legal proceedings.

          Our business is subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and is subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of our operations. Our consumer lending activities are subject to the Federal Truth-in-Lending Act and Regulation Z (including the Home Ownership and Equity Protection Act of 1994), the Federal Equal Credit Opportunity Act and Regulation B, as amended, the Fair Credit Reporting Act of 1994, as amended, the Federal Real Estate Settlement Procedures Act and Regulation X, the Home Mortgage Disclosure Act and the Federal Debt Collection Practices Act, as well as other federal and state statutes and regulations affecting the Company's activities. We are also subject to the rules and regulations of, and examinations by, the Department of Housing and Urban Development, or HUD, and state regulatory authorities with respect to originating, processing, underwriting, selling and servicing loans. These rules and regulations, among other things, impose licensing obligations on us, establish eligibility criteria for mortgage loans, prohibit discrimination, provide for inspections and appraisals of properties, require credit reports on loan applicants, regulate assessment, collection, foreclosure and claims handling, investment and interest payments on escrow balances and payment features, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates, fees and mortgage loan amounts. Failure to comply with these requirements can lead to loss of approved status, termination or suspension of servicing contracts without compensation to the servicer, demands for indemnification or mortgage loan repurchases, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions.

          The subprime mortgage market in which we operate has been the subject of significant scrutiny by various federal and state governmental agencies and legislators. Our lending practices, in particular, have been the subject of investigations by various regulatory agencies including the New York State Banking Department, the Office of the Attorney General of the State of New York , and the United States Department of Justice. The investigations centered on our compliance with various federal and state laws discussed above. We entered into a series of related settlement agreements with the above regulatory agencies, joined by HUD and the Federal Trade Commission, which provided for changes to our lending practices on a prospective basis, and retrospective relief to certain borrowers.

          Recently, new more restrictive laws and regulations have been proposed on the federal, state and local level, several of which have been passed on the state and local level. There can be no assurance that we will maintain compliance with these requirements, and the litany of federal laws set forth above, in the future without additional expenses, or that more restrictive local, state or federal laws, rules and regulations will not be adopted that would make our compliance more difficult.

          Because the nature of our business involves the collection of numerous accounts, the validity of liens and compliance with various state and federal lending laws, we are subject, in the normal course of business, to numerous claims and legal proceedings. Our lending practices have been the subject of several lawsuits styled as class actions in addition to the above-mentioned investigations by various regulatory agencies. We believe that we have meritorious defenses and we intend to defend these suits, but we cannot estimate with any certainty our ultimate legal or financial liability, if any, with respect to the alleged claims.

Legal actions are pending against us, which if they are successful would have a material adverse effect on our financial condition.

          Because the nature of our business involves the collection of numerous accounts, the validity of liens and compliance with state and federal lending laws, we are subject to numerous claims and legal actions in the ordinary course of its business. While it is impossible to estimate with certainty the ultimate legal and financial liability with respect to claims and actions, an adverse judgment in a claim or action may have a significant adverse effect on our financial condition.

          We have been named in several lawsuits styled as class actions, alleging violations of various federal and state consumer protection laws, and have entered into settlement agreements with various governmental agencies following investigations of our lending practices.

We are dependent on key personnel and the loss of such key personnel could have a material adverse effect on us.

          Our growth and development to date has been largely dependent upon the services of Hugh Miller and other key members of management. We have employment agreements with Mr. Miller, as well as with certain other members of senior management. Although we have been able to hire and retain other qualified and experienced management personnel, the loss for any reason of the services of one or more key members of management could have a material adverse effect on us.

We are controlled by principal stockholders who would have the ability to effect fundamental corporate changes if they acted in concert.

          As of December 31, 2000, our principal stockholders, members of the Miller family, beneficially own an aggregate of 66% of our outstanding shares of common stock. Accordingly, such persons, if they were to act in concert, would have majority control of us with the ability to approve certain fundamental corporate transactions (including mergers, consolidations and asset sales), to elect all members of our board of directors and to appoint new management. As long as the Millers are our controlling stockholders, third parties will not be able to gain control of us through purchases of common stock not beneficially owned or otherwise controlled by the Millers. The directors elected by the Millers will have the authority to effect decisions affecting our capital structure, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends.

USE OF PROCEEDS

          We will not receive any cash proceeds from the Exchange Offer.

CAPITALIZATION

          The following table sets forth (i) our actual capitalization as of March 31, 2001 and (ii) our capitalization as of March 31, 2001, as adjusted to reflect the consummation of the Exchange Offer (assuming all of the secured notes not held by an affiliate are exchanged) and the contribution of the secured notes held by an affiliate to our capital assuming such transactions occurred on March 31, 2001. The information presented below should be read in conjunction with "Delta Selected Historical Financial Data" included elsewhere in this prospectus and in our consolidated financial statements and the related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our annual report on Form 10-K attached hereto.

DELTA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET
 Pro-forma to reflect exchange offer
                                                                   31-DEC      HIGH YIELD        PRO-FORMA
(UNAUDITED)(DOLLARS IN THOUSANDS EXCEPT FOR SHARE DATA)             2000       ADJUSTMENTS     BALANCE SHEET
-----------------------------------------------------------------------------------------------------------------
ASSETS:
Cash and interest-bearing deposits                              $ 62,270                        $    62,270

Accounts receivable                                               21,954                        $    21,954

Loans held for sale, net                                                                        $    82,698
                                                                  82,698
Accrued interest receivable                                                                     $    10,388
                                                                  10,388
Interest-only and residual certificates(1)                                                      $    68,945
                                                                 216,907        $ (147,962)
Equipment, net                                                                                  $    15,034
                                                                  15,034
Prepaid and other assets(2a)(2b)                                                                $    27,847
                                                                  37,846        $   (9,998)
Deferred tax asset, net                                                                         $     5,600
                                                                   5,600
------------------------------------------------------------------------------------------------------------
     Total assets                                               $452,696        $ (157,960)     $   294,736
------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Bank payable                                                     $   927                        $       927

Warehouse financing and other borrowings                          88,632                        $    88,632

Senior Notes(3)                                                                                 $     2,000
                                                                 149,571        $ (147,571)
Accounts payable and accrued expenses(4)                                                        $    20,288
                                                                  33,414        $  (13,126)
Investor payable                                                                                $    69,489
                                                                  69,489
Advance payment by borrowers for taxes and insurance                                            $    12,940
                                                                  12,940
------------------------------------------------------------------------------------------------------------
     Total liabilities                                           354,973          (160,697)     $   194,276
------------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY:
Common Stock                                                         160                        $      160

Preferred stock(5)                                                              $  15,000       $    15,000

Additional paid-in capital                                                                      $    99,471
                                                                  99,471
Retained earnings (deficit)(6)                                      (590)       $ (12,263)      $  (12,853)

Treasury stock, at cost (116,800 shares)                          (1,318)       $    -          $   (1,318)

------------------------------------------------------------------------------------------------------------
     Total stockholders' equity                                   97,724            2,737       $   100,461
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
          Total liabilities and stockholders' equity            $452,696        $(157,960)      $   294,736
------------------------------------------------------------------------------------------------------------
(1)	Deposit the 1994-2, 1995-1, 1995-2, 1998-2, 1999-2, 2000-1, 2000-2, 2000-3, 2000-4, and NIM (1997-3, 1997-4, 1998-1, 1998-3, 1998-4, and 1999-1) into liquidating trust.
(2a)	Capitalized fees associated with initial Senior Note offering.
(2b)	Semi annual coupon payment of $7.125mm in escrow to be paid on Feb. 1, 2001.
(3)	Assumes 100% participation in the new Exchange Offer.
(4)	Relating to NYS banking department settlement and accrued and unpaid interest on Senior Notes
(5)	Preferred stock issuance
(6)	Loss incurred due to issuance of preferred stock offset slightly by a higher reduction in liabilities than assets due to Exchange Offer.

DELTA SELECTED HISTORICAL FINANCIAL DATA

          The following table presents our selected historical financial data for the periods indicated. The financial data for the period from the five fiscal years ended 2000, 1999, 1998, 1997, and 1996 have been derived from our audited consolidated financial statements for such periods. The data should be read in conjunction with our consolidated financial statements, related notes and other financial information incorporated by reference in this prospectus.

                                                                YEAR ENDED DECEMBER 31,
                                                       -----------------------------------------
                                                  2000        1999        1998       1997        1996
                                                  ----        ----       ----        ----        ----
Income Statement Data:                               (DOLLARS IN THOUSANDS, EXCEPT FOR SHARE DATA)
  Revenues:
      Net gain on sale of mortgage loans.....   $  47,550     78,663      91,380      85,890      46,525
      Interest...............................      32,287     31,041      12,458      22,341      16,372
      Servicing fees.........................      14,190     16,341      10,464       7,511       5,368
      Origination fees ......................      24,944     28,774      25,273      18,108       5,266
                                                  --------    -------     -------     -------     --------
           Total revenues....................     118,971    154,819     139,575     133,850      73,531
                                                  --------    -------     -------     -------     --------

 Expenses:
      Payroll and related costs .............      56,525     65,116      56,709      41,214      17,633
      Interest...............................      30,386     26,656      30,019      19,964      11,298
      General & administrative...............      94,685     55,318      34,351      21,522      11,112
                                                  --------   --------    -------      -------     -------
            Total expenses...................     181,596    147,090     121,079      82,700      40,043
                                                  --------   --------    -------      -------     -------

 Income (loss) before income tax expense
   (benefit) and extraordinary item...........    (62,625)    7,729       18,496     51,150      33,488
  Provision for income tax expense (benefit)      (13,208)    3,053        7,168     20,739       9,466
                                                  --------   --------    -------      -------     -------

  Income (loss) before extraordinary item....     (49,417)    4,676       11,328     30,411      24,022
  Extraordinary item:
      Gain on extinguishment of debt.........          --         --          --          --      3,168
                                                  --------   --------    -------      -------     -------
  Net income (loss)..........................   $ (49,417)    4,676       11,328      30,411      27,190
                                                  --------   --------    -------      -------     -------

Pro forma information (1)(2):
  Provision for pro forma income tax expense
      before extraordinary item..............          --        --          --           --      14,400
                                                  --------   --------    -------      -------     -------

 Pro forma income (loss) before
 extraordinary item.....................         (49,417)      4,676      11,328      30,411      19,088
                                             ------------  ---------  ---------- -----------  ----------
 Per share data(1)(3):
      Earnings (loss) per common share -
            basic and diluted............     $    (3.10)       0.30        0.74        1.98       1.46

      Weighted average number of
            shares outstanding...............  15,920,869 15,511,214  15,382,161  15,359,280  13,066,485

Selected Balance Sheet Data:
  Loans held for sale, net...................$     82,698     89,036      87,170      79,247      82,411
  Capitalized mortgage servicing rights.....           --     45,927      33,490      22,862      11,412
  Interest-only and residual certificates....     216,907    224,659     203,803     167,809      83,073
  Total assets...............................     452,697    556,835     481,907     393,232     231,616
   Senior notes, warehouse financing and
      other borrowings.......................     238,203    258,493     229,660     177,540      95,482
  Investor payable...........................      69,489     82,204      63,790      40,852      20,869
  Total liabilities..........................     354,973    409,694     344,219     266,779     138,098
  Stockholders' equity.......................      97,724    147,141     137,688     126,453      93,518

__________

(1)	Figures for December 31, 2000, 1999, 1998 and 1997 are actual; pro forma presentation for the year 1996.
(2)

Prior to October 31, 1996, Delta Funding (a wholly-owned subsidiary) was treated as an S corporation for federal and state income tax purposes. The pro forma presentation reflects a provision for income taxes as if we have always been a C corporation at an assumed tax rate of 43%.

(3)

Pro forma earnings per common share has been computed by dividing pro forma net income by the sum of (a) 10,653,000 shares of our common stock received by the former shareholders in exchange for their shares of Delta Funding, and (b) the effect of the issuance of 1,976,182 shares of our common stock issued in our initial public offering to generate sufficient cash for certain S corporation distributions paid to the former shareholders, which shares are treated as if they had always been outstanding.

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Secured Notes

          Upon the terms and conditions set forth in this prospectus and in the accompanying letter of transmittal and consent, we will accept for exchange secured notes that are properly tendered on or prior to the expiration date and not withdrawn as permitted below.

          As of April 30, 2001, $148,037,000 million principal amount of secured notes were outstanding. This prospectus, together with a letter of transmittal and consent, is being sent on or about the date hereof, to all holders of secured notes known to us. Delivery of the letter of transmittal and consent will satisfy the letter of transmittal and consent delivery requirements for tendering secured notes pursuant to this prospectus. Our obligation to accept secured notes for exchange pursuant to the Exchange Offer is subject to certain obligations as set forth under "Conditions to the Exchange Offer."

          Secured notes tendered in the Exchange Offer must be in denominations of principal amount of $1,000 and any integral multiple thereof. We will issue up to one owner trust certificate in the Liquidating Trust for each $1,000 principal amount of secured notes tendered.

          As part of the Exchange Offer, we are soliciting consents from the holders of secured notes to the proposed amendments as described below under the caption "--The Proposed Amendments".

The Proposed Amendments

          As a part of the Exchange Offer, we are soliciting consents from the holders of secured notes to the proposed amendments set forth in Annex A attached hereto and incorporated herein by reference.

          If they become effective, the proposed amendments would, among other things:

•	delete substantially all covenants in the indenture that governs the secured notes relating to our or our subsidiaries' business or operations;

•	delete the covenants in the indenture restricting mergers, consolidations and sales of all or substantially all of our assets;

•	delete certain events of default, other than defaults in payment of interest and principal;

•	delete in their entirety the provisions of the indenture that create for the benefit of the holders of the secured notes a security interests in the Residual Certificates and other assets of ours;

•	make certain other conforming and related changes to the indenture.

          No holder may tender secured notes for exchange without delivering the executed consent to the proposed amendments.

          Any holder who does not elect to participate in the Exchange Offer pursuant to the terms and conditions of this prospectus will not be deemed to have granted its consent to the proposed amendments. Secured notes not validly tendered for exchange, if any, will remain outstanding as our obligations. To be effective, valid consents to the proposed amendments must be received from holders of at 95% of the outstanding principal amount of the secured notes. Consents will not be counted toward the approval of the proposed amendments unless we are prepared, subject to the terms and conditions set forth in this prospectus, to accept the tender of the secured notes to which such Consents relate for exchange or waive any defects in such tender. Consents of a holder will not be counted if the tender of such holder's secured notes does not conform to the requirements set forth in "Procedures for Tendering Secured Notes" below and the defect is not cured prior to 5:00 p.m. New York City time, on the Expiration Date, or waived by us in our sole discretion.

          The transfer of secured notes on our register will not revoke any consent to the proposed amendments previously given by the holder of such secured notes. See "--Withdrawal Rights," below. Pursuant to the terms of the Exchange Offer, the completion, execution and delivery of a letter of transmittal and consent by a holder of secured notes in connection with the delivery of secured notes for exchange will constitute the delivery of a consent to the proposed amendments.

Expiration Date; Extensions; Amendments

          As used herein, the term "expiration date" means 5:00 p.m., New York City time, on July _____, 2001 or the latest time and date to which the Exchange Offer is extended in our sole discretion.

          We expressly reserve the right, at any time, to extend the period of time during which the Exchange Offer is open, and delay acceptance for exchange of any secured notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all secured notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by us. Any secured notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the Exchange Offer.

          We expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any secured notes, upon the occurrence of any of the conditions of the Exchange Offer specified under "Conditions to the Exchange Offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the secured notes as promptly as practicable. Such notice, in the case of an extension, will be issued by means of a press release or other public announcement no later than ____, New York City time, on the next business day after the previously scheduled expiration date.

Release of Legal Claims by Tendering Secured Note Holders

          By tendering your secured notes in the Exchange Offer, you will be deemed to have released and waived any and all claims or causes of action of any kind whatsoever (including the right to payment of principal and accrued interest under the secured notes), whether known or unknown, that, directly or indirectly, arise out of, are based upon or are in any manner connected with your or your successors' and assigns' ownership or acquisition of the secured notes, including any related transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, including without limitation any approval or acceptance given or denied, which occurred, existed, was taken, permitted or begun prior to the date of such release, in each case, that you, your successors and your assigns have or may have had against (i) us, our subsidiaries, our affiliates and our stockholders, and (ii) our, our subsidiaries', our affiliates' and our stockholders' directors, officers, employees, attorneys, accountants, advisors, agents and representatives, in each case whether current or former, whether those claims arise under federal or state securities laws or otherwise.

Procedures for Tendering Secured Notes

          The tender to us of secured notes by you as set forth below and our acceptance of the secured notes will constitute a consent to the proposed amendments to the secured notes Indenture and a binding agreement between us and you upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal and consent. Except as set forth below, to tender secured notes for exchange pursuant to the Exchange Offer, you must transmit a properly completed and duly executed letter of transmittal and consent, including all other documents required by such letter of transmittal and consent or, in the case of a book-entry transfer, an agent's message in lieu of such letter of transmittal and consent, to U.S. Bank Trust National Association, as exchange agent, at the address set forth below under "Exchange Agent" on or prior to the expiration date. In addition, either:

•

a timely confirmation of a book-entry transfer (a “book-entry confirmation”) of such secured notes, if such procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer described beginning on page 46 must be received by the exchange agent, or, if secured notes are held through DTC, ATOP procedures described below under the caption “--Book-Entry Transfers” are followed, prior to the expiration date, with the letter of transmittal and consent or an agent’s message in lieu of such letter of transmittal and consent,

•	the holder must comply with the guaranteed delivery procedures described below, or

•	certificates for such secured notes must be received by the exchange agent along with the letter of transmittal and consent.

The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from you that you have received and agreed to be bound by the letter of transmittal and consent and that we may enforce such letter of transmittal and consent against you.

          The method of delivery of secured notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. Please send all certificates for secured notes, letters of transmittal and agent's messages to U.S. Bank Trust National Association, the exchange agent for the Exchange Offer at the address set forth under "Exchange Agent". No letter of transmittal and consent or secured notes should be sent to us.

          Signatures on a letter of transmittal and consent or a notice of withdrawal, as the case may be, must be guaranteed unless the secured notes surrendered for exchange are tendered:

•	by a holder of the secured notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal and consent, or

•	for the account of an eligible institution (as defined below).

In the event that signatures on a letter of transmittal and consent or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchange Medallion Program or the New York Stock Exchange Medallion Program (each such entity being hereinafter referred to as an eligible institution). If secured notes are registered in the name of a person other than the signer of the letter of transmittal and consent, the secured notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holders with the signature thereon guaranteed by an eligible institution.

          We or the exchange agent in our sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of secured notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular secured note not properly tendered or to not accept any particular secured note which acceptance might, in our judgment or our counsel's, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular secured note either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender secured notes in the Exchange Offer). Our or the exchange agent's interpretation of the terms and conditions of the Exchange Offer as to any particular secured note either before or after the expiration date (including the letter of transmittal and consent and the instructions thereto) will be final and binding on all parties. Unless waived, any effects or irregularities in connection with tenders of secured notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of secured notes exchange, and no one will be liable for failing to provide such notification.

          If the letter of transmittal and consent is signed by a person or persons other than the registered holder or holders of secured notes, such secured notes must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the secured notes.

          If the letter of transmittal and consent or any secured notes or powers of attorneys are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal and consent.

Acceptance of Secured Notes for Exchange; Delivery of Owner Trust Certificates

          Upon satisfaction or waiver of all of the conditions to the Exchange Offer, we will accept, promptly after the expiration date, all secured notes properly tendered and will issue the owner trust certificates promptly after acceptance of the secured notes. See "Conditions to the Exchange Offer." For purposes of the Exchange Offer, we shall be deemed to have accepted properly tendered secured notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

          The holder of each secured note accepted for exchange will receive one owner trust certificate for each $1000 principal amount of surrendered secured notes. In all cases, issuance of the owner trust certificates for secured notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:

•	certificates for such secured notes or a timely book-entry confirmation of such secured notes into the exchange agent's account at DTC,

•	a properly completed and duly executed letter of transmittal and consent or an agent's message in lieu thereof, and

•	all other required documents.

If any tendered secured notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if secured notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged secured notes will be returned without expense to the tendering holder (or, in the case of secured notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry procedures described below, such non-exchanged secured notes will be credited to an account maintained with DTC) as promptly as practicable after the expiration or termination of the Exchange Offer.

Book-Entry Transfers

          For purposes of the Exchange Offer, the exchange agent will request that an account be established with respect to the secured notes at DTC within two business days after the date of this prospectus, unless the exchange agent already has established an account with DTC suitable for the Exchange Offer. Any financial institution that is a participant in DTC may make a book-entry delivery of secured notes by causing DTC to transfer such secured notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of secured notes may be effected through book-entry transfer at DTC, the letter of transmittal and consent or facsimile thereof or an agent's message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under "Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with. If you cannot comply with these procedures, you may be able to use the guaranteed delivery procedures described below.

          You may tender your secured notes in accordance with DTC's Automated Tender Offer Program ("ATOP"), to the extent it is available to you for the secured notes you wish to tender. Under ATOP you may electronically transmit you acceptance of the Exchange Offer by causing DTC to transfer the secured notes to the exchange agent in accordance with DTC's ATOP procedures for transfer. DTC will then send an agent's message to the exchange agent for its acceptance. If you are tendering through ATOP, you must expressly acknowledge that you have received and agreed to be bound by the letter of transmittal and consent and that the letter of transmittal and consent may be enforced against you. This also applies to stockbrokers.

Guaranteed Delivery Procedures

          If you desire to tender your secured notes and your secured notes are not immediately available, or time will not permit your secured notes or other required documents to reach the exchange agent before the expiration date, you may effect a tender of your secured notes if:

•	the tender is made through an eligible institution,

•

prior to the expiration date, the exchange agent received from such eligible institution a notice of guaranteed delivery, substantially in the form we provide (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth your name and address, the amount of secured notes you are tendering, and stating that the tender is being made thereby,

•

you guarantee that within three New York Stock Exchange (“NYSE”) trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered secured notes, in proper form for transfer, or a book-entry confirmation of transfer of the secured notes into the exchange agent’s account at DTC, including the agent’s message that forms a part of the book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal and consent or facsimile thereof or agent’s message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal and consent will be deposited by such eligible institution with the exchange agent, and

•

the certificates for all physically tendered secured notes, in proper form for transfer, or a book-entry confirmation of transfer of the secured notes into the exchange agent’s account at DTC, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal and consent or facsimile thereof or agent’s message in lieu thereof, with any required signature guarantees and all other documents required by the letter of transmittal and consent, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

          You may withdraw your tender of secured notes at any time prior to the expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth under "Exchange Agent." This notice must specify:

•	the name of the person having tendered the secured notes to be withdrawn,

•	the secured notes to be withdrawn (including the principal amount of such secured notes), and

•	where certificates for secured notes have been transmitted, the name in which such secured notes are registered, if different from that of the withdrawing holder.

          If certificates for secured notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder also must submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless such holder is an eligible institution. If secured notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn secured notes and otherwise comply with the procedures of DTC. If secured notes have been tendered pursuant to the ATOP procedure set forth under the caption above “-Book-Entry Transfers,” the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with the procedures of DTC.

          We or the exchange agent will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices. Any secured notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any secured notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to such holder (or, in the case of secured notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry transfer procedures described above, such secured notes will be credited to an account maintained with DTC for the secured notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. IF YOU HAVE PREVIOUSLY VALIDLY TENDERED YOUR SECURED NOTES, THEN YOU MAY EXERCISE YOUR WITHDRAWAL RIGHTS AT ANY TIME PRIOR TO THE EXPIRATION DATE. Properly withdrawn secured notes may be retendered by following one of the procedures described under "Procedures for Tendering Secured Notes" above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

          Notwithstanding any other provision of the Exchange Offer, we are not required to accept for exchange, or to issue owner trust certificates in exchange for, any secured notes and may terminate or amend the Exchange Offer, if any of the following events occur prior to acceptance of such secured notes:

(a)

there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission,

(1)

seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or

(2)	resulting in a material delay in our ability to accept for exchange or exchange some or all of the secured notes pursuant to the Exchange Offer;

or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our sole judgment might, directly or indirectly, result in any of the consequences referred to in clauses (1) or (2) above; or

(b)	there shall have occurred:

(1)	any limitation by a governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the Exchange Offer,

(2)

a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or

(3)

a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

(c)

any change (or any development involving a prospective change) shall have occurred or be threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects and our subsidiaries taken as a whole that, in our reasonable judgment, is or may be adverse to us, or we have become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the secured notes or the owner trust certificates;

which in our reasonable judgment in any case, and regardless of the circumstances (including any action by us) giving rise to any such condition, makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

          In addition to the foregoing, the consummation of the Exchange Offer is conditioned upon greater than 95% in principal amount of the outstanding secured notes being validly tendered for exchange and not properly withdrawn, and we and the trustee having executed a supplemental indenture to the indenture governing the secured notes implementing the proposed amendments after obtaining the requisite consents from the holders of secured notes. In addition, if between 90%-95% in principal amount of the outstanding secured notes are validly tendered for exchange and not properly withdrawn, and we and the trustee have executed a supplemental indenture to the indenture governing the secured notes implementing the proposed amendments after obtaining that requisite consents from the holders of secured notes, then we will have the option of completing the Exchange Offer or not.

          The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time.

          In addition, we will not accept for exchange any secured notes tendered, and no owner trust certificates will be issued in exchange for any such secured notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement, of which this prospectus constitutes a part.

Exchange Agent

          We have appointed U.S. Bank Trust National Association as the exchange agent for the Exchange Offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and consent and requests for notices of guaranteed delivery should be directed to the exchange agent at the following address:

U.S. Bank Trust National Association
100 Wall Street, 16th Floor
New York, New York 10005
Attention: Amy Roberts, Vice President

          DELIVERY OF THE LETTER OF TRANSMITTAL AND CONSENT TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSIONS OF SUCH LETTER OF TRANSMITTAL AND CONSENT VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL AND CONSENT.

Information Agent; Assistance

          Questions and requests for assistance and requests for additional copies of this prospectus, the letter of transmittal and consent, or our 2000 Annual Report on Form 10-K, should be directed to the information agent as follows:

By Hand or Overnight Courier:

D.F. King & Co., Inc.
77 Water Street
New York, New York 10005

Fees and Expenses

          The principal solicitation is being made by mail by U.S. Bank Trust National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the owner trust certificates, filing fees, blue sky fees and printing and distribution expenses. We may make payment to brokers, dealers or others soliciting acceptances of the Exchange Offer.

          Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates' officers and regular employees and by persons so engaged by the exchange agent.

Transfer Taxes

          You will not be obligated to pay any transfer taxes in connection with the tender of secured notes in the Exchange Offer unless you instruct us to register the owner trust certificates in the name of, or request that secured notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

Consequences of Failure to Exchange

          There are no dissenters' rights of appraisal in connection with the exchange. If you do not exchange your secured notes, they will remain outstanding, but will no longer have any rights under the indenture.

CONSIDERATIONS FOR HOLDERS OF SECURED NOTES WHO
ELECT NOT TO PARTICIPATE IN THE EXCHANGE

          In addition to the other information set forth in this registration statement, the following considerations, should be considered carefully prior to determining whether or not to tender secured notes and consent to the Proposed Amendments.

Effect of the Proposed Amendments

          If the Exchange Offer is consummated and the Proposed Amendments become effective, holders of secured notes that are not properly tendered for exchange for any reason will no longer be entitled to the benefits of substantially all of the restrictive covenants of the secured notes Indenture after those provisions have been eliminated or modified by the Proposed Amendments. In addition, the holders of non-tendered secured notes will no longer have any collateral securing their notes. The Proposed Amendments would amend the secured notes Indenture to delete most restrictive provisions, including, without limitation, covenants relating to our ability to incur indebtedness, pay dividends, engage in asset sales, merge or consolidate with another entity, incur liens, make payments or other distributions to affiliates, enter into business relationships with affiliates, and take other actions that would otherwise be restricted under the secured notes Indenture. The elimination or modification of those provisions would permit us to take actions that could increase the credit risks faced by the holders of any remaining secured notes, adversely affect the market price of any remaining secured notes or otherwise be adverse to the interests of the holders of any remaining secured notes. While we anticipate that we will be subject to restrictive covenants contained in other debt agreements, holders of secured notes, if any, will not be able to enforce those covenants and those covenants will be subject to change without the consent of holders, if any, of secured notes.

          We may manage our business in a manner that otherwise might have been prohibited under the secured notes Indenture prior to the effectiveness of the Proposed Amendments. The Proposed Amendments might have a material adverse effect on the value of the secured notes resulting from, among other things, our increased ability to incur debt, incur liens, pay dividends, make transfers of funds or other assets, or merge or consolidate with another entity.

          The Proposed Amendments will not relieve us from our obligation to make scheduled payments of principal and accrued interest in accordance with the terms of the secured notes and the secured notes Indenture (as amended by the Proposed Amendments, assuming consummation of the Exchange Offer), on secured notes, if any, not exchanged pursuant to the Exchange Offer. The Proposed Amendments will not eliminate any guarantees of the secured notes.

          However, we currently do not have sufficient cash to meet the required interest payments on the secured notes.

          See "Annex A-The Proposed Amendments" for more detailed information regarding the Proposed Amendments.

Adverse Effects on Trading Market for the Secured Notes

          An issue of debt securities with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price than would comparable debt securities with a greater float. Therefore, the market price for any secured notes not tendered for exchange may be adversely affected because of reduced float. The reduced float may also tend to make the trading price more volatile. We cannot assure you that a trading market will exist for secured notes, if any, following consummation of the Exchange Offer. The extent of the market for secured notes following consummation of the Exchange Offer will depend upon, among other things, the remaining outstanding principal amount of the secured notes after the Exchange Offer and the number of remaining holders, if any.

DESCRIPTION OF THE LIQUIDATING TRUST

General

          Upon consummation of the Exchange Offer, the Liquidating Trust will be owned 100% by the holders of secured notes that participate in the Exchange Offer. The Liquidating Trust is being set up for the sole benefit of the holders of the secured notes. The Liquidating Trust will not conduct any business; it will hold assets which will be managed by Delta or its affiliates. Each holder of an owner trust certificate will be entitled to a proportional interest in the assets of the Liquidating Trust and the cash and other property generated by the Liquidating Trust. The beneficial interests in the owner trust certificates will not be transferable, except by will or otherwise by operation of law.

          Wilmington Trust Company will serve as trustee of the Liquidating Trust. We, or our affiliates, will provide management services for the Liquidating Trust and in return will receive as a management fee a percentage of the cashflows generated by the Liquidating Trust. For each of the first three years following the consummation of the Exchange Offer, we, or our affiliates, will receive 15% of such cashflows, and for each of the years thereafter, 10% of such cashflows. In addition, we, or our affiliates, will be entitled to all cash flows generated from the Residual Certificates through and including June 30, 2001.

          For so long as we, or our affiliates are paid a management fee for providing management services in respect of the Liquidating Trust, our obligations to make subsidy payments pursuant to the settlement with New York State Banking Department will be paid out of the cashflows generated by the Liquidating Trust. The subsidy payments are being made on behalf of several hundred borrowers who have been identified by the Banking Department. The majority of these borrowers are receiving subsidy payments of $50 per month, with a lesser amount receiving subsidies totaling between $75-125 per month, for so long as their loan remains outstanding. The subsidy payments to the New York State Banking Department arose from allegations by the New York State Banking Department and a lawsuit filed by the New York State Office of the Attorney General, alleging that we had violated various state and federal lending laws. In September 1999, we settled these claims with the New York State Banking Department and the New York State Office of the Attorney General. As part of the settlement, we have implemented certain agreed upon changes to our lending practices; are providing reduced loan payments aggregating $7.25 million to certain borrowers identified by the New York State Banking Department; and created a fund financed by the grant of 525,000 shares of our common stock. The proceeds of the fund will be used for, among other things, to compensate certain borrowers and for a variety of consumer educational and counseling programs.

Assets of the Liquidating Trust

          The assets of the Liquidating Trust will comprise (1) the excess cashflow certificates and a net interest margin owner trust certificate irrevocably transferred from the Residual Holding Trusts to the Liquidating Trust at the time of the consummation of the Exchange Offer, (2) all cash and other property held by the Residual Holding Trusts at the time of the consummation of the Exchange Offer, (3) the owner trust certificate representing ownership of Delta Non-Performing Loan Trust 2000-1, a business trust owing certain non-performing loan receivables, collectively with the excess cashflow certificates and the net interest margin owner trust certificate, the underlying certificates, and (4) $15 million aggregate liquidation preference amount of newly issued shares of our Series A preferred stock.

          Description of the Underlying Certificates

          Excess Cashflow Certificates

          The excess cashflow certificates represent an ownership interest in a securitization trust. The assets of each securitization trust consist primarily of two groups of mortgage loans, one group of mortgage loans consisting of fixed rate mortgage loans and the other consisting of adjustable rate mortgage loans, collectively for each securitization trust, the related mortgage pool. The mortgage loans in each mortgage pool consist of conventional, fully amortizing and balloon mortgage loans secured by first or second liens primarily on one- to four-family residential real properties having original terms to stated maturity of not greater than 30 years.

          Excess cashflow certificates represent a subordinate right to receive excess cash flow, if any, generated by the related mortgage pool. Excess cashflow certificates represent the difference between the interest payments due on the loans sold to the securitization trust and the interest payments due, at the pass-through rates, to the holders of the pass-through certificates of the same series, less contractual servicing fees, trustee fees and any insurer premiums, reimbursements and other costs and expenses of administering the securitization trust.

          The excess cashflow or a securitization trust in any month is applied:

first, to cover any losses on the mortgage loans in the related mortgage pool,

second, to reimburse the insurer, if any, of the related series of pass-through certificates for amounts paid by or otherwise owing to that insurer,

third, to build or maintain the overcollateralization for that securitization trust at the required level by being applied as an accelerated payment of principal to the holders of the pass-through certificates of the related series, fourth, to reimburse holders of the subordinated certificates of the related series of pass-through certificates for unpaid interest and for any losses previously allocated to those certificates,

fifth, to pay interest on the related pass-through certificates which was not paid because of the imposition of a cap on their pass-through rates – these payments being called basis risk shortfall amounts, and sixth, to the related excess cashflow certificates.

In addition, if the required level of overcollateralization for a securitization trust is allowed to step down in accordance with the related pooling and servicing agreement, the related excess cashflow certificates will receive a portion of the principal payments on the mortgage loans in the related mortgage pool.

          Typically, the excess cashflow certificates begin to receive cashflow approximately twelve to twenty months after the completion of a securitization, with the specific timing depending on the structure and performance of the securitization. Initially, securitization trusts utilize any available excess cashflows to make additional payments of principal on the pass-through certificates in order to establish a spread between the principal amount of the securitization trust's outstanding loans and the amount of outstanding pass-through certificates.

          Set forth below is a list of the excess cashflow certificates that we, or certain of our affiliates, will transfer to the Liquidating Trust at the time of the consummation of the Exchange Offer.

------------------------------- ---------------------------- ---------------------------- ------------
 NAME OF TRUST                  SERIES                       CLASSES             % INTEREST
------------------------------- ---------------------------- -----------------------------------------
------------------------------- ---------------------------- -----------------------------------------
CTS Home Equity Loan Trust      Series 1994-2                Class R              75%
1994-2
------------------------------- ---------------------------- -------------------- --------------------
Delta Funding Home Equity       1997-4                       R-1; R-2             99.999999%
Loan Trust 1997-4
------------------------------- ---------------------------- -------------------- --------------------
Delta Funding Home Equity       1998-2                       R-1; R-2             99.999999%
Loan Trust 1998-2
------------------------------- ---------------------------- -------------------- --------------------
Delta Funding Home Equity       1998-3                       R-1; R-2; R-3        99.999999%
Loan Trust 1998-3
------------------------------- ---------------------------- -------------------- --------------------
Delta Funding Home Equity       1998-4                       R-1; R-2; R-3        99.999999%
Loan Trust 1998-4
------------------------------- ---------------------------- -------------------- --------------------
Delta Funding Home Equity       1999-1                       R-1; R-2; R-3        99.999999%
Loan Trust 1999-1
------------------------------- ---------------------------- -------------------- --------------------
Delta Funding Home Equity       1999-2                       R-1; R-2; R-3        99.999999%
Loan Trust 1999-2
------------------------------- ---------------------------- -------------------- --------------------
Delta Funding Home Equity       2000-1                       BIO                  100%
Loan Trust 2000-1
------------------------------- ---------------------------- -------------------- --------------------
Delta Funding Home Equity       2000-1                       R-1; R-2; R-3        99.999999%
Loan Trust 2000-1
------------------------------- ---------------------------- -------------------- --------------------
Delta Funding Home Equity       2000-2                       BIO                  100%
Loan Trust 2000-2
------------------------------- ---------------------------- -------------------- --------------------
Delta Funding Home Equity       2000-2                       R-1; R-2; R-3        99.999999%
Loan Trust 2000-2
------------------------------- ---------------------------- -------------------- --------------------
Delta Funding Home Equity       2000-3                       BIO                  100%
Loan Trust 2000-3
------------------------------- ---------------------------- -------------------- --------------------
Delta Funding Home Equity       2000-3                       R-1; R-2; R-3        99.999999%
Loan Trust 2000-3
------------------------------- ---------------------------- -------------------- --------------------
Delta Funding Home Equity       2000-4                       BIO                  100%
Loan Trust 2000-4
------------------------------- ---------------------------- -------------------- --------------------
Delta Funding Home Equity       2000-4                       R-1; R-2; R-3        99.999999%
Loan Trust 2000-4
------------------------------- ---------------------------- -------------------- --------------------
Delta Funding Home Equity       1995-2                       R                    99.999999%
Loan Trust 1995-2
------------------------------- ---------------------------- -------------------- --------------------

          With respect to each securization trust, one or more separate elections were made to treat portions of that securization trust as a real estate mortgage investment conduit, or REMIC, for federal income tax purposes. Each Class BIO certificate is a "regular interest" in a REMIC and each Class R certificate is a "residual interest" in a REMIC.

          The values of the excess cashflow certificates are initially recorded based upon their fair value, which is estimated based on the stated terms of the transferred loans adjusted for estimates of future prepayments and defaults among those loans at the date of the applicable securitization. The amount recorded for the excess cashflow certificates is reduced for distributions which are received from the related securitization trust, and is adjusted for the subsequent changes in the fair value of these certificates. The fair value of excess cashflow certificates is determined using prepayment and default estimates, together with the consideration of the geographic location and value of loan collateral, the value of which would affect the credit loss sustained by a securitization trust upon the default of a loan. We have consistently applied the more conservative cash-out method in valuing the future cashflows of excess cashflow certificates.

          Fair value of the excess cashflow certificates has been determined by us based on various economic factors, including loan type, sizes, interest rates, dates of origination, terms and geographic locations. We also use other available information such as reports on prepayment rates, interest rates, collateral value, economic forecasts and historical default and prepayment rates of the portfolio under review.

           Although we believe we have made reasonable estimates of the fair value of the excess cashflow certificates likely to be realized, the rate of prepayments and the amount of defaults utilized by us are estimates and actual experience may vary. Higher than anticipated rates of loan prepayments or losses would require the fair value of the excess cashflow certificates to be written down. Similarly, if delinquencies, liquidations or interest rates were to be greater than was initially assumed, the fair value of the excess cashflow certificates would be negatively impacted. We assume prepayment rates and defaults based upon the seasoning of our existing securitization loan portfolio.

          Our underlying assumptions used in determining the fair value of the excess cashflow certificates are as follows:

•	Prepayment rate assumptions are based upon our on-going analysis of industry and our pool trends;

•	A default reserve for both fixed- and adjustable-rate loans sold to the securitization trusts of 3.50%; and

•	Under the "cash-out" method, an annual discount rate of 13.0%.

          The loan loss reserve assumption reflects our belief that

•	prepayment speed generally will be slower than in the past

•	the rise in home values will be flat or slightly moderate as compared to the past few years and

•	borrowers will be less able to refinance their mortgages to avoid default because of industry consolidation and higher interest rates which may have an adverse effect on our non-performing loans.

          The discount rate we use in determining the present value of cash flows from excess cashflow certificates reflects an increase in volatility concerning the other underlying assumptions used in estimating expected future cash flows due to greater uncertainty surrounding current and future market conditions, including without limitation, inflation, recession, home prices, interest rates and equity markets.

          Some of the excess cashflow certificates support floating rate pass-through certificates, which are susceptible to interest rate risk, positive or negative, associated with a movement in short-term interest rates.

           Net Interest Margin Owner Trust Certificate

          In November 2000, we securitized the excess cashflow certificates from six securitization trusts in a net interest margin, or NIMs, transaction. In a NIMs transaction, the excess cashflow certificates are sold to a Delaware business trust that then issues notes. The notes are secured by a pledge of, and are payable from the cashflows received on, those excess cashflow certificates. All amounts received on those pledged excess cashflow certificates are applied to pay first, the administrative expenses of the transactions

second, interest on the notes

third, principal of the notes until the notes are paid in full, and fourth, the holder of the owner trust certificate which evidences ownership of the issuing Delaware business trust.

          Delta Funding NIM Trust 2000-1, called the issuer, issued $30 million of notes which were sold to investors. The notes bear interest at 12.5% per annum and are rated BB-. The net interest margin owner trust certificate included in the underlying certificates evidences a 75% interest in the issuer, and will be entitled to 75% of the distributions to the issuer once the notes are paid in full.

         Fair value of the net interest margin owner trust certificate is determined based on the fair value of the pledged excess cashflow certificates, calculated as described above for the excess cashflow certificates (except using an annual discount rate of 18%), and the interest rate and weighted average life on the notes.

           Non-Performing Owner Trust Certificate

          In February 2000, Delta Non-Performing Loan Trust 2000-1, as issuer, issued $3 million of 9.50% Delta Non-Performing Loan Trust Notes, Series 2000-1, the non-performing loan trust notes pursuant to an indenture, dated as of February 11, 2000, between the issuer and Wells Fargo Bank Minnesota, National Association, as indenture trustee. The issuer is a Delaware business trust formed pursuant to an amended and restated trust agreement, dated February 11, 2000, between Delta Funding Corporation, as depositor, and Wilmington Trust Company, as owner trustee. The structure of this transaction is similar to that of the NIMs transaction. The non-performing loan trust notes are secured by, and payable from the cashflow on, a pool of non-performing mortgage loans sold to the issuer, by Delta Funding Corporation pursuant to a sale agreement, dated as of February 11, 2000, among Delta Funding Corporation, the issuer, the indenture trustee and Clayton National, Inc., as servicer. The servicer is servicing the mortgage loans on behalf of the issuer and the noteholders. DF Special Holdings Corporation, our subsidiary, owns 100% of the owner trust certificates representing the non-performing loan receivables issued by the issuer and is entitled to any cashflow and other assets remaining after the non-performing loan trust notes have been paid in full. The notes were not rated by any rating agency.

          Fair value of the non-performing owner trust certificate is determined based on an analysis similar to that used in valuing the excess cashflow certificates as described above and the interest rate and weighted average life of the notes.

          The table set forth on the next page provides information with respect to the excess cashflow certificates. The information is separated based upon the credit enhancement structure of the related securitization trust. The credit enhancement structure affects both the timing and the amount of cashflow that might be received on the related excess cashflow certificates. The credit enhancement structures of securitization trusts generally fall into three categories which we refer to as bond insured, senior-sub or modified wrap.

          “Bond insured” refers to a securitization trust where all of the pass-through certificates issued by that securitization trust and sold to investors are insured as to timely payment of interest and ultimate payment of principal under a financial guaranty insurance policy issued by a monoline insurance company. The insurer relies on the excess cashflow and the overcollateralization feature to limit the likelihood that a claim will be made on the insurance policy. In this type of transaction, the required level of overcollateralization may increase as well as decrease based on the delinquency and loss performance of the related mortgage pool.

          “Senior-sub” refers to a securitization trust where payments on one or more classes of the pass-through certificates are subordinated to other classes of that series. This means that classes with a relatively higher payment priority receive their payments before, and are allocated losses after, the class or classes that are subordinated to those higher priority classes. A senior-sub transaction uses excess cashflow to cover losses and to build and maintain overcollateralization to provide protection for the lowest payment priority class of pass-through certificates. In most cases, the required level of overcollateralization will not increase but may be prevented from reducing or stepping down based on the delinquency and loss performance of the mortgage pool. In addition, if the overcollateralization is reduced to zero due to losses on the mortgage pool, any additional losses will be allocated to the subordinated certificates. In subsequent periods, any excess cashflow not used to cover new losses or to restore the overcollateralization to the required level will be used to reimburse the holders of the subordinated certificates for unpaid interest and losses previously allocated to those certificates before any amounts are paid on the related excess cashflow certificates.

          “Modified wrap” refers to a securitization trust which includes a financial guaranty insurance policy for some but not all of the related pass-through certificates and one or more classes of subordinated certificates. If there is only a single class of subordinated certificates, the transaction more closely resembles a bond insured transaction. If more than one class of subordinated certificates were issued, the transaction more closely resembles a senior-sub transaction.

AS OF THE DECEMBER 2000 DISTRIBUTION DATE

--------------------------------------------------------------------------------------
STRUCTURE/DEAL               Mortgage       Certificate    Target OC1    Actual OC2
                              Balance         Balance
--------------------------------------------------------------------------------------
BOND INSURED
Delta 1994-2                $8,285,013.73    $7,596,437.95   $716,246.89   $688,575.78
Delta 1995-1                11,384,713.70    10,536,876.69  1,078,075.40    847,837.01
Delta 1995-2                30,924,280.93    26,665,479.95  4,258,800.98  4,258,800.98
Delta 1998-3 Group I       308,471,635.96   293,341,635.96 15,130,000.00 15,130,000.00
Delta 1998-3 Group II       13,759,403.84    12,034,403.84  1,725,000.00  1,725,000.00

SENIOR-SUB
Delta 1997-3 Group I      $110,510,568.86  $108,378,704.01 $2,649,972.56 $2,131,864.85
Delta 1997-3 Group II       16,037,151.36    15,380,803.38    749,995.59    656,347.98
Delta 1997-4 Group I       155,476,596.17   151,854,909.63  3,937,496.63  3,621,686.54
Delta 1997-4 Group II       19,756,489.69    18,906,505.50    849,984.19    849,984.19
Delta 1998-1 Group I       175,969,796.64   166,847,826.04  9,240,000.00  9,121,970.60
Delta 1998-1 Group II       24,296,850.86    22,226,850.86  2,070,000.00  2,070,000.00
Delta 1998-2 Group I       234,227,112.61   229,187,112.61  5,040,000.00  5,040,000.00
Delta 1998-2 Group II       27,010,669.97    26,160,669.97    850,000.00    850,000.00
Delta 1999-2               341,044,298.89   336,214,298.89  4,830,000.00  4,830,000.00
Delta 2000-3               196,680,761.91   196,680,761.91          0.00          0.00
Delta 2000-4               114,999,516.48

MODIFIED WRAP
Delta 1998-4              $286,247,833.36  $280,247,833.36 $6,000,000.00 $6,000,000.00
Delta 1999-1               281,321,972.79   275,321,972.79  6,000,000.00  6,000,000.00
Delta 2000-1               235,297,589.52   233,204,330.19  4,625,000.00  2,093,259.33
Delta 2000-2               263,680,856.46   262,334,653.48  4,537,500.00  1,346,202.98
Delta 2000-3               196,680,761.91   196,680,761.91          0.00          0.00
Delta 2000-4               114,999,516.48

----------------------------------------------------------------------------
STRUCTURE/DEAL             Mortgage  Certificate  Servicer    Public/Private
                           WAC3      WAC4
----------------------------------------------------------------------------
BOND INSURED
Delta 1994-2                11.64%     8.31%        Ocwen        Private
Delta 1995-1                11.96%     4.20%        Ocwen        Private
Delta 1995-2                11.34%     4.15%        Ocwen        Public
Delta 1998-3 Group I         9.97%     6.03%        Ocwen        Public
Delta 1998-3 Group II       12.61%     6.90%        Ocwen        Public

SENIOR-SUB
Delta 1997-3 Group I        10.86%     7.08%        Ocwen        Public
Delta 1997-3 Group II       13.35%     7.20%        Ocwen        Public
Delta 1997-4 Group I        10.53%     6.82%        Ocwen        Public
Delta 1997-4 Group II       12.92%     7.28%        Ocwen        Public
Delta 1998-1 Group I        10.26%     6.78%        Ocwen        Public
Delta 1998-1 Group II       13.15%     7.14%        Ocwen        Public
Delta 1998-2 Group I        10.06%     7.00%        Ocwen        Public
Delta 1998-2 Group II       13.11%     7.05%        Ocwen        Public
Delta 1999-2                 9.93%     6.71%        Ocwen        Public
Delta 2000-3                11.73%     7.69%     Countrywide     Public
Delta 2000-4                                     Countrywide     Public

MODIFIED WRAP
Delta 1998-4                 9.99%     6.24%        Ocwen        Public
Delta 1999-1                10.16%     6.26%        Ocwen        Public
Delta 2000-1                10.87%     7.32%        Ocwen        Public
Delta 2000-2                11.01%     7.64%     Countrywide     Public
Delta 2000-3                11.73%     7.69%     Countrywide     Public
Delta 2000-4                                     Countrywide     Public

______________________________

[1]	Target OC is in the required level of overcollateralization for the related securitization trust.

[2]	Actual OC is the actual level of overcollateralization for the related securitization trust.

[3]	Mortgage WAC is the weighted average interest rate of the applicable mortgage loans in the related securitization trust.

[4]	Certificate WAC is the weighted average pass-through rate of the series of pass-through certificates issued by the related securitization trust.

          We have attached to this prospectus as Exhibits A through V the Statement of Certificateholders furnished by the trustee of each securitization trust for the distribution date in either March or April. Each statement is comprised of multiple schedules which provide information about, among other things,

•	payments mode to the holders of the related series of pass-through certificates on that distribution date,

•	the stratification of the related mortgage pool by various characteristics,

•	credit enhancement levels, and

•	the delinquency and loss experience of the related mortgage pool.

          We encourage you to review carefully the related exhibits for information about the excess cashflow certificates prior to exchanging your secured notes for the owner trust certificates.

           Description of the Preferred Stock

          The following summary, which sets forth the material terms and provisions of our Series A preferred stock, does not purport to be complete and is qualified in its entirety by reference to the terms and provisions of the Certificate of Designation of Voting Power, Designation Preferences and Relative, Participating, Optional or Other Special Rights and Qualifications, Limitations and Restrictions or, the certificate of designation, a copy of which has been filed as an exhibit to the registration statement, of which this prospectus is a part.

                     General

          Our board of directors created and established the Series A preferred stock, all 200,000 shares of which are issued and outstanding and held by the Liquidating Trust.

          The holders of the Series A preferred stock will have no preemptive rights with respect to any shares of our capital stock or any of our other securities convertible into or carrying rights or options to purchase shares of our capital stock. The Series A preferred stock are perpetual and will not be convertible into shares of common stock or any other class or series of our capital stock and will not be subject to any sinking fund.

                     Rank

          Compared to our other securities, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, the Series A preferred stock will rank:

•	senior to all classes of our common stock and to each other class of capital stock or series of preferred stock; and

•	on parity with any additional shares of Series A preferred stock issued by us.

          We will not issue any securities which are senior to or on parity with the Series A preferred stock, in respect of our liquidation, dividends, winding-up or dissolution, except upon the occurrence of a special funding event, in which case we may issue securities having rights senior to or on parity with our Series A preferred stock. A special funding event will occur when we enter into a strategic alliance with another entity or issue equity securities to one or more investors and, in either case, receive in return at least $______ in cash.

                     Dividends

          The holders of Series A preferred stock will be entitled to receive, if declared by our board of directors out of our funds legally available for dividends, cumulative preferential dividends from the issue date of the Series A preferred stock accruing at the rate per share of 10% per annum of the liquidation preference, payable semi-annually in arrears on each of the first days of January and July, or, if any such date is not a business day, on the next succeeding business day, each a dividend payment date. Dividends will be payable in cash, except that on each dividend payment date occurring prior to July 1, 2003, dividends may be paid, at our option, by the issuance of additional shares of Series A preferred stock having an aggregate liquidation preference equal to the amount of such dividends. The issuance of such additional shares of Series A preferred stock will constitute “payment” of the related dividend for all purposes of the certificate of designation. The first dividend payment of the Series A preferred stock will be payable on January 1, 2002. Dividends payable on the Series A preferred stock will be computed on the basis of a 360-day year, twelve 30-day months and will be deemed to accrue on a daily basis. For a discussion of certain federal income tax considerations relevant to the payments of dividends on the Series A preferred stock, see “Certain United States Federal Income Tax Consequences of the Exchange Offer.”

           Dividends on the Series A preferred stock will accrue whether or not we have earnings or profits, whether or not there are funds legally availabel for the payment of dividends and whether or not dividends are delcared. Dividends will accumulate to the extent they are not paid when due for the period to which they relate.

          If we fail to pay or declare and set aside for payment cash dividends on the Series A preferred stock for five dividend periods with respect to which cash dividends are required, holders of the Series A preferred stock, together with the holders of any other class or series of preferred stock with similar voting rights, will be entitled to elect two directors to our board of directors. See “Description of the Preferred Stock--Election of Additional Directors.”

          If we fail to pay or declare and set aside for payment any required dividends on the Series A preferred stock for any dividend period:

•	no dividends or other distributions will be declared or paid or set apart for payment upon shares ranking junior to or equal with the Series A preferred stock, other than partial dividends paid proportionately; and

•	no shares ranking junior to or equal with the Series A preferred stock (including shares held by our affiliates) will be redeemed, purchased or otherwise acquired for any consideration and no monies will be paid or made available for a sinking fund for the redemption of any such stock by us. However, the certificate of designation will permit us to make purchases of our common stock in open market purchases, from persons not affiliated with us, provided that we have not missed any dividend payments and we meet certain financial covenants set forth in the certificate of designation; and

•	no distributions on our capital stock will be made, subject to exceptions until such time as full dividends on all outstanding Series A preferred stock have been (1) paid for __ consecutive dividend periods and (2) paid or declared and set aside for payment for ________ consecutive dividend periods.

          No dividends on the Series A preferred stock shall be paid by us if (1) the terms and provisions of any of our agreements prohibit the payment of dividends or provide that the payment of dividends would constitute a breach of or a default under the agreement, or (2) the payment of dividends is restricted or prohibited by law. We are not a party to and will not enter into any agreement that restricts our compliance with the certificate of designation.

          For a discussion of the tax treatment of distributions to holders, see “Certain United States Federal Income Tax Consequences of the Exchange Offer--Taxation of Holders of Secured Notes.”

                      Voting Rights - General

           Holders of the Series A preferred stock will have no voting rights, except as required by law and as provided in the certificate of designation.

                      Election of Additional Directors

          To the extent permitted by law, if we fail to pay cash dividends on the Series A preferred stock for five dividend periods with respect to which cash dividends are required, the holders of the Series A preferred stock, together with the holders of any class or series of capital stock, with similar voting rights, will have the right, voting separately as one class, and until terminated as provided below, to elect two directors for newly created directorships on our board of directors. At no time will the number of directors on the board exceed 10 during the time that the Series A preferred shares are outstanding, unless we have received approval from the holders of at least a majority of the owner trust certificates to increase such number.

          At any time when the right to elect these additional directors is vested but has not yet terminated, we may call a special meeting of the holders of the owner trust certificates and holders of capital stock whose voting rights have vested as described above, to fill these directorships. When full dividends on the Series A preferred stock have been paid in full for four consecutive dividend periods, the voting rights of the holders of the owner trust certificates to elect two directors as described above will terminate, subject to revesting in the event of each and every of our subsequent failures to pay dividends on five dividend periods as described above.

          Any directors who will have been elected by the holders of the owner trust certificates and holders of capital stock whose voting rights have vested, as described above, may be removed at any time, either with or without cause, by the affirmative vote of the holders of record of a majority of the outstanding owner trust certificates and capital stock whose voting rights are vested as described above, voting separately as one class, at a duly held meeting of the holders of the owner trust certificates and the holders of the capital stock. Upon termination of the voting rights described above, the term of office of all directors elected by the holders of the preferred stock then in office will terminate unless otherwise required by law. Upon termination, the number of directors constituting the board of directors will be reduced by two, subject always to the increase in number of directors pursuant to the above described provisions in case of the future vesting of the right of holders of the owner trust certificates to elect directors.

          If the right described above is vested but not yet terminated, any vacancy in these additional directorships may be filled by the remaining director. If both directorships are vacant, a majority of the holders of the owner trust certificates and capital stock entitled to vote at a meeting duly held to elect successors will fill the vacancies.

          The directors elected in the manner described above will be entitled to one vote each on any and all matters on which the other directors are entitled to vote.

          Any holder of Series A preferred stock who is an affiliate of ours shall not be entitled to vote pursuant to the above described voting right, and no voting right shall vest with respect to the owner trust certificates held by the affiliate.

                      Optional Redemption

          The Series A preferred stock may be redeemed at our option on a pro rata basis at any time after the date of issuance, at the liquidation preference plus accumulated and unpaid dividends to the date of redemption, upon not less than 30 or more than 60 days’ prior written notice.

                      Mandatory Redemption

          The holders of the Series A preferred stock will have the right to mandatory redemption upon the occurrence of any of the following: (i) our dissolution or liquidation, (ii) the sale of substantially all of our assets to one or more entities that are not affiliates of ours in one transaction or in a series of related transactions, (iii) the consummation of any transaction (including any merger or consolidation the result of which is that any entity that is not an affiliate of ours becomes the holder of substantially all of our capital stock; (iv) commencement by or against us of a case, proceeding or other action under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, (v) the sale of our company through the exercise of creditors’ remedies, or (vi) our breach of any term of the certificate of designation that materially adversely affects the rights of the holders of Series A preferred stock.

                      Liquidation Rights

          If our voluntary or involuntary liquidation, dissolution or winding up occurs, the holders of the Series A preferred stock will be entitled to receive out of assets available for distribution to shareholders, after any distribution of assets to which holders of stock senior to the Series A preferred stock are entitled, but before any distribution of assets is made to holders of shares junior to the Series A preferred stock, a liquidation distribution in the amount of $75 per share, plus accrued and unpaid dividends for the then-current dividend period whether or not declared to the date fixed for liquidation.

          If, upon (a) our voluntary or involuntary liquidation, dissolution or winding up, or (b) our consolidation or merger with or into any other entity that is not an affiliate of ours, the consolidation or merger of any other entity that is not an affiliate of ours with or into us, or the sale of all or substantially all of our property or business to any entity that is not any affiliate of ours amounts payable with respect to the Series A preferred stock and any shares ranking equal to the Series A preferred stock are not paid in full, then the holders of the Series A preferred stock and any other equal shares will share ratably in any distribution of assets in proportion to the full liquidation preference to which they would otherwise be entitled unless otherwise agreed by the holders of at least a majority of the Series A preferred stock. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A preferred stock will have no right or claim to any of our remaining assets.

                      Amendment

          Other than in connection with a special funding event as described below, we will not amend our certificate of incorporation, bylaws or other charter documents so as to adversely affect the rights of the holders of the Series A preferred stock without obtaining the written consent of the holders of at least a majority of the Series A preferred stock. In connection with the consummation of a special funding event, we may amend our certificate of incorporation to create a new class of securities having powers, preferences or special rights senior to the Series A preferred stock. A special funding event will occur when we enter into a strategic alliance with another entity or issue equity securities to one or more investors and, in either case, receive in return at least $_______ in cash.

                     Reacquired Shares

          Any Series A preferred stock purchased, redeemed or otherwise acquired by us will be retired and canceled. The shares will become authorized but unissued shares of preferred stock, no longer designated as Series A preferred stock and subject to reissuance as part of a new series or class of preferred stock if so designated by our board of directors.

The Liquidating Trust Agreement

          The Liquidating Trust was formed pursuant to a trust agreement executed by us, as sponsor, and Wilmington Trust Company, as trustee, and the filing of a certificate of trust of the Liquidating Trust with the Delaware Secretary of State. The trust agreement of the Liquidating Trust will be amended and restated prior to the issuance by the Liquidating Trust of the owner trust certificates. The original trust agreement is, and the form of the amended and restated trust agreement will be, filed as an exhibit to the registration statement, of which this prospectus is a part. The amended and restated trust agreement is referred to in this prospectus as the “Liquidating Trust Agreement” or the “Trust Agreement.” The owner trust certificates will be issued pursuant to the terms of the Liquidating Trust Agreement.

          The following description is a summary of the material provisions of the Trust Agreement. It does not restate the agreement in its entirety. We urge you to read the Trust Agreement because it, and not this description, defines your rights as holders of the owner trust certificates in the Liquidating Trust.

          The Liquidating Trust has been established on behalf of the holders of secured notes electing to participate in the Exchange Offer for the sole purpose of liquidating the Trust Assets (as defined below) with no objective to continue or engage in the conduct of a trade or business. Under the terms of the Trust Agreement, we, and certain of our affiliates, will irrevocably transfer to the Liquidating Trust all right, title and interest in and to the excess cashflow certificates, the net interest margin owner trust certificate, the owner trust certificate representing ownership of the non-performing loan trust, and $15 million aggregate liquidation preference of newly issued shares of our Series A preferred stock (the “Trust Assets”).

           Beneficiaries

          The record holders of secured notes that elect to participate in the Exchange Offer will hold 100% of the beneficial interests in the Liquidating Trust. The beneficial interests in the owner trust certificates will not be transferable, except by will or otherwise by operation of law.

          Meetings of beneficiaries may be called by the trustee or by beneficiaries having an aggregate beneficial interest of at least one-fourth of the total beneficial interests.

           The Trustee

          The Liquidating Trust Agreement provides for one trustee, which shall be a corporation incorporated under the laws of a state of the United States and authorized to act as a fiduciary under the laws of the State of Delaware. The initial trustee will be Wilmington Trust Company.

          The trustee may be removed with or without cause by (i) unanimous vote of the liquidating trust committee, or (ii) the affirmative vote of the holders of a majority of all owner trust certificates by written consent or at a meeting of holders of owner trust certificates called for the purpose of removing the trustee. The trustee may resign by giving not less than 90 days’ prior written notice thereof to the holders of owner trust certificates.

          If the trustee is removed or resigns, the liquidating trust committee may appoint a successor trustee. If a successor trustee is not appointed or does not accept its appointment within 45 days following such action for removal, delivery of notice of resignation of the predecessor trustee, as the case may be, the holders of a majority of the owner trust certificates may appoint a successor trustee. If a successor trustee is not appointed or does not accept its appointment by the holders of owner trust certificates within 75 days following such action for removal, delivery of notice of resignation of the predecessor trustee, as the case may be, any holder of owner trust certificates may petition any court of’ competent jurisdiction for the appointment of a successor trustee.

           Duration

           The Liquidating Trust may not be dissolved except (i) by the trustee, but only at such time that the trust no longer holds any assets or (ii) by the holders of the owner trust certificates holding 100% of the interests in the trust, at any time.

           Distributions

          Under the Trust Agreement, the trustee will apply proceeds from the Trust Assets as follows:

(1)	First, to pay to pay all the costs and expenses of the Liquidating Trust including, without limitation, the annual compensation to the trustee and to the members of the liquidating trust committee and the reimbursement for any and all costs, expenses and liabilities incurred by them in connection with the performance of their duties under this Trust Agreement;

(2)	to pay the management fee to Delta and any subsidy payment Delta or its affiliates are required to make pursuant to the settlement with the New York State Banking Department;

(3)	to pay any obligations owing that are unpaid; and

(4)	to make dividend payments on the Series A preferred stock.

          The trustee may make interim distributions of assets of the Liquidating Trust to the beneficiaries at times deemed appropriate by the trustee, but it must make distributions at least annually unless it determines that any such distribution would be inconsistent with the purposes of the Liquidating Trust.

          On each annual distribution date, the Liquidating Trust will distribute from the Liquidating Trust to each holder of an interest in the Liquidating Trust, a ratable share of available cash on hand. The trustee may withhold from amounts distributable to any person any amounts, determined in the trustee’s reasonable sole discretion, required by any law, regulation, rule, ruling, directive or other governmental requirement.

          All distributions made by the trustee to holders of owner trust certificates will payable to the holders of the owner trust certificates of record as of the 15th day prior to the date scheduled for the distribution, unless such day is not a business day, then such day shall be the following business day. If the distribution shall be in cash, the trustee will distribute such cash by wire, check, or such other method as the trustee deems appropriate under the circumstances.

           Reports

          The trustee will provide quarterly reports to the beneficiaries which will contain information required to determine the amount of income attributable to the trust that the beneficiary is required to include in its federal income tax return. See the heading “Certain United States Federal Income Tax Consequences of the Exchange Offer” of this prospectus for a description of the applicable provisions of the Internal Revenue Code.

           Duties, Rights and Powers of the Trustee

          The Liquidating Trust Agreement gives the trustee powers to effectively manage the assets. However, the trustee is not required to diversify the assets.

          Subject to certain qualifications, such as acts in bad faith or reckless disregard of its duties, the trustee will be indemnified out of the assets of the trust for any losses incurred by it in connection with its duties as trustee. The Liquidating Trust Agreement also provides for the indemnification, out of Liquidating Trust assets, of us and its employees and agents for losses resulting from the exercise or failure to exercise any rights under the Liquidating Trust Agreement.

           Amendment

          Subject to certain limitations, the Trust Agreement can be amended upon the vote of holders of owner trust certificates representing at least two-thirds of the outstanding beneficial interests.

           Management Agreement

          We, or our affiliates, will provide management services in respect of the Liquidating Trust. These services include portfolio retention and loss mitigation with respect to the mortgage loans owned by each of the underlying securitization trust related to the excess cashflow certificates and the net interest margin owner trust certificate. These services are aimed at reducing portfolio runoff (i.e. reducing prepayment speeds) and loan losses which, in turn, can increase the amount of cashflows generated by the excess cashflow certificates and the net interest margin owner trust certificate. We will also act as the REMIC tax matters person for each of the securitization trust relating to the excess cashflow certificates and the net interest margin owner trust certificate and, in that capacity, will be responsible for and bear the expense for the annual tax preparation for such securitization trusts. In addition, we will be responsible for paying ongoing miscellaneous fees associated with the underlying REMICs, such as custodial fees. In return for these services and the absorption of certain costs and fees for the Liquidating Trust, we will receive as a management fee a percentage of the cashflows generated by the Liquidating Trust. For each of the first three years following the exchange, we will receive 15% of those cashflows and for each year thereafter we will receive 10% of those cashflows. In addition, we, or our affiliates, will be entitled to all cash flows generated from the underlying certificates through and including June 30, 2001.

          During the period that we, or our affiliates are paid a management fee for providing management services in respect of the Liquidating Trust, subsidy payments owed by us in connection with our regulatory settlement with New York State Banking Department will be paid out of the cash proceeds generated by the Liquidating Trust. The subsidy payments are being made on behalf of several hundred borrowers who have been identified by the Banking Department. The majority of these borrowers are receiving subsidy payments of $50 per month, with a lesser amount receiving subsidies totaling between $75-125 per month, for so long as their loan remains outstanding.

Comparison of Rights of Holders of the Secured Notes and the Owner Trust Certificates

          This section of the prospectus describes certain differences between the rights of holders of the secured notes and owner trust certificates. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the differences between being a holder of secured notes and being a holder of an owner trust certificate.

          As a holder of secured notes, your rights are currently governed by the secured notes indenture. After completion of the Exchange Offer, you will become a holder of an owner trust certificate and your rights will be governed by the Liquidating Trust Agreement.

          The owner trust certificates differ from the secured notes in the following material ways:

•	the owner trust certificates will represent ownership interests in the Liquidating Trust and will not be our obligations;

•	the holders of the secured notes were entitled to receive interest and principal payments on the secured notes; whereas, the holders of the owner trust certificates will be entitled to a receive a proportionate share of the cash flow, if any, generated by the assets of the Liquidating Trust, having an initial value of at least $150 million based upon the assumption we use for valuing interest-only and residual certificates as of March 31, 2001;

•	the preferred stock to be deposited in the Liquidating Trust will have a liquidation preference of $15 million and will pay a 10% dividend payable semi-annually. The holders of the owner trust certificates will be entitled to receive dividends, the first of which will be due on January 1, 2002. The first three dividends will be payable in kind. The dividends on the preferred stock will be non-cumulative. In the event that we fail to make five or more cash dividend payments the holders of the owner trust certificates will have the right to appoint two directors to our board of directors. We have the right at any time to redeem the preferred stock on a pro rata basis by paying into the Liquidating Trust the liquidation preference and all accrued interest at the time of redemption;

•	the preferred stock liquidation preference is subject to reduction in the event that the sale price (net of fees and costs) of certain underlying certificates scheduled to be sold by us exceeds $15 million;

•	the secured notes are secured by a pledge of all of the capital stock of seven of our direct and indirect subsidiaries and a priority lien on the beneficial interests in two Delaware business trusts that hold certain excess cashflow certificates and a net interest margin owner trust certificate; whereas, the owner trust certificates are not “secured” and rather own certain assets outright;

•	the Liquidating Trust is a special purpose entity being formed solely for the purpose of the Exchange Offer and will not conduct any other business;

•	the trustee with respect to the secured notes was required to act pursuant to the Trust Indenture Act; whereas, the trustee of the Liquidating Trust has only the duties set forth in the Liquidating Trust Agreement;

•	the holders of secured notes are creditors of ours. If the holders of the secured notes were to cause the liquidation of the collateral securing the secured notes and the liquidation proceeds were insufficient to pay the amounts owing under the secured notes, the holders of the secured notes would have recourse against us. The owner trust certificates, on the other hand, represent equity interest in the Liquidating Trust. The holders of owner trust certificates will have no recourse against us;

•	we will receive all cash flows from the underlying certificates transferred into the Liquidating Trust through, and including, the June 2001 distributions. Thereafter, we will earn a management fee in return for our oversight and our efforts to maximize the value of the residual assets in the Liquidating Trust, and for absorbing certain costs and fees on behalf of the Liquidating Trust;

•	we will manage the Liquidating Trust;

•	the secured notes indenture contained numerous “Events of Default”; whereas, there will be no such events of default under the Liquidating Trust Agreement; and

•	the secured notes indenture had numerous restrictive covenants that prohibited us from taking certain actions, whereas, the Liquidating Trust Agreement and Certificate of Designations for the Series A preferred stock will not have such covenants.

FEDERAL AND STATE REGULATORY REQUIREMENTS

          There are no federal or state regulatory requirements or approvals that must be obtained in connection with this exchange.

ERISA CONSIDERATIONS

          Employee benefit plans or other retirement arrangements which are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, and/or Section 4975 of the Internal Revenue Code of 1986, as amended, or any entities whose underlying assets include plan assets by reason of such plans or accounts investing in such entities (including insurance company separate or general accounts and collective investment funds) (“Plans”) are prohibited from engaging in a broad range of transactions involving Plan assets and persons having certain specified relationships to a Plan (“parties in interest” and “disqualified persons”). Such transactions are treated as “prohibited transactions” under Sections 406 and 407 of ERISA and excise taxes are imposed upon such persons by Section 4975 of the Code unless an exemption is available. In addition, the United States Department of Labor (“DOL”) has issued a regulation (29 C.F.R. Section 2510.3-101) concerning the definition of what constitutes the assets of a Plan (the “Plan Asset Regulations”), which provides that, as a general rule, the underlying assets and properties of entities such as the Liquidating Trust in which a Plan makes an “equity” investment will be deemed for purposes of ERISA to be assets of the investing Plan, unless certain exceptions apply which may not be applicable to the Liquidating Trust.

          The underlying certificates held by the Liquidating Trust are subject to transfer restrictions which prohibit their being beneficially owned for, or on behalf of, Plans, and Plans acquiring owner trust certificates may be deemed to own an interest in the underlying certificates under the Plan Asset Regulations. Accordingly, no owner trust certificates may be purchased for, or on behalf of, any Plan and each owner trust certificateholder will be required to represent and warrant that it is not subject to the foregoing limitations.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

          Holders of Secured Notes are urged to consult their tax advisors as to the specific tax consequences to them of the transactions described in this prospectus, including the applicable federal, state, local and foreign tax consequences of such transactions in their particular circumstances.

          The following summary of the material United States federal income tax consequences of the Exchange Offer and Consent Solicitation is for general information only. It is based upon existing statutes, as well as judicial and administrative interpretations thereof, all of which are subject to change, including changes which may be retroactive. Moreover, substantial uncertainties exist with respect to various federal income tax consequences of the Exchange Offer. We will not request any opinion of counsel or ruling from the Internal Revenue Service (“IRS”) on any tax issue connected with the Exchange Offer. Accordingly, we can give no assurance that the IRS will not challenge any of the tax positions described herein or that such a challenge will not be successful.

          The discussion below does not address the foreign, state or local tax consequences of the Exchange Offer and Consent Solicitation, nor does it specifically address the tax consequences to taxpayers subject to special treatment under the federal income tax laws (including dealers in securities or currencies, pass-through entities, life insurance companies, tax-exempt organizations, financial institutions, regulated investment companies, taxpayers subject to the alternative minimum tax, persons that hold secured notes as part of an integrated investment (including a “straddle”) consisting of secured notes and one or more other positions, foreign corporations, persons who, for federal income tax purposes, are not citizens or residents of the United States, or persons whose functional currency is other than the United States dollar). The discussion below assumes the secured notes and the owner trust certificates are or will be held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

Taxation of Liquidating Trust

          This discussion assumes that the Liquidating Trust will be treated as a “grantor trust” for United States federal income tax purposes. Accordingly, the transfer of assets to the Liquidating Trust will be treated as a transfer of a proportionate share of each such asset to each holder of a secured note that receives an owner trust certificate in the Exchange Offer. As a result of such treatment, except to the extent described below under “-- Qualification as a Recapitalization,” holders of secured notes that receive an owner trust certificate in the Exchange Offer will have to take into account the fair market value of their proportionate share of the assets transferred to the Liquidating Trust in determining the amount of gain realized and required to be recognized as a result of the Exchange Offer. The trustee will provide such holders with valuations of the assets transferred to the Liquidating Trust and such valuations shall be used consistently by the Liquidating Trust and such holders for all United States federal income tax purposes.

          The sale, exchange or other disposition of an owner trust certificate will be treated as a disposition of a proportionate share of the assets held by the Liquidating Trust at such time. Some of the assets held by the Liquidating Trust will be residual interests in a REMIC. The transfer of a REMIC residual interest to a non-United States person or entity is generally disregarded for United States federal income tax purposes. In addition, certain “disqualified organizations” (as defined in Code Section 860E(e)) are not permitted to hold REMIC interests. Accordingly, the ability of a holder of a beneficial owner trust certificate to transfer such interest may be limited.

          As a grantor trust, the Liquidating Trust itself generally will not be subject to tax (except to the extent of excess inclusion income attributable to holders of owner trust certificates that are disqualified organizations); rather, each holder of an owner trust certificate will be taxed on its allocable share of the taxable income earned and gain recognized by the Liquidating Trust in each taxable year regardless of whether the assets of the Liquidating Trust generate cash in an amount at least equal to the income earned or gain recognized from those assets and regardless of whether the Liquidating Trust makes any distributions to such holders in that taxable year. In addition, because the Liquidating Trust will hold residual interests in a REMIC, a portion of its income may constitute “excess inclusion income.” Excess inclusion income may not be offset by deductions, losses or loss carryovers from other activities and, in the case of an otherwise tax-exempt organization, will be treated as unrelated business taxable income. The trustee of the Liquidating Trust will provide to each holder of an owner trust certificate on an annual basis such information as is necessary for such holder to report its allocable share of the income earned including such holders’ allocable share of any excess inclusion income and gain recognized by the Liquidating Trust to the IRS.

Taxation of Holders of Secured Notes

           Qualification as a Recapitalization

          As described above in “-- Taxation of Liquidating Trust,” the transfer of assets to the Liquidating Trust will be treated as a transfer of such assets to the holders of the secured notes that receive an owner trust certificate in the Exchange Offer. The assets to be transferred to the Liquidating Trust include (1) the excess cashflow certificates and a net interest margin owner trust certificate in the Residual Holding Trusts, (2) all cash and other property held by the Residual Holding Trusts at the time of consummation of the Exchange Offer, (3) the owner trust certificate representing ownership in Delta Non-Performing Loan Trust 2000-1, owning certain non-performing loan receivables, collectively, with the excess cashflow certificates and the net interest margin owner trust certificate, the underlying certificates, and (4) $15 million aggregate liquidation preference amount of newly issued shares of our Series A preferred stock. In certain circumstances, a transaction which includes the exchange of preferred stock of a corporation for notes of the same corporation qualifies for special tax treatment as a recapitalization. Accordingly, the United States federal income tax consequences to holders of secured notes will depend on whether the exchange of secured notes for owner trust certificates, pursuant to the Exchange Offer, constitutes a recapitalization within the meaning of the Code.

          Whether the exchange of secured notes for owner trust certificates constitutes a recapitalization will depend on whether the secured notes qualify as “securities” for United States federal income tax purposes. The term “securities” is not defined in the Code or the applicable Treasury regulations. Whether a debt instrument qualifies as a security is a question of fact and depends upon an overall evaluation of the nature of the debt instrument. The term of a debt instrument is usually the most significant factor in determining whether it qualifies as a security. Generally, a debt instrument with a term of ten years or more is treated as a security. Debt instruments with maturities ranging between five and ten years are often held to be securities. Debt instruments with a five year term or less rarely qualify as securities.

          The secured notes were originally issued with a term of seven years. Thus, given the nature and term of the secured notes, we intend to take the position that the secured notes qualify as securities and that the exchange of secured notes for owner trust certificates constitutes a recapitalization. Assuming we are correct, a holder of secured notes will recognize gain (but not loss) in an amount equal to the lesser of (a) the sum of the cash and the fair market value of the Series A preferred stock and other assets received pursuant to the Exchange Offer (other than any cash, Series A preferred stock or other assets that are attributable to accrued but unpaid interest as described below), less the holder’s adjusted tax basis in the secured notes and (b) the sum of the cash and fair market value of the other assets, (other than any cash or other assets that are attributable to accrued but unpaid interest) received pursuant to the Exchange Offer. The adjusted tax basis of a secured note to a particular holder will equal the holder’s cost for the secured note, increased by any original issue discount, market discount and gain previously included by such holder in income with respect to the secured note and decreased by the amount of bond premium (if any) previously amortized and by the amount of principal payments previously received by such holder with respect to the secured note.

          Generally, any gain recognized pursuant to the Exchange Offer will be capital gain unless the holder’s secured notes have accrued market discount, in which case, such gain will be taxable as ordinary income to the extent of such accrued market discount. If the gain or loss is capital gain or loss, such gain or loss will be long-term capital gain or loss if the holder has held the secured notes for more than one year. In addition, the aggregate tax basis of the preferred stock in the hands of a holder of secured notes generally will equal the holder’s adjusted tax basis in the secured notes surrendered, increased by the amount of capital gain recognized by the holder in the Exchange and reduced by the sum of the amount of cash and the fair market value of the other assets received in the exchange. The holder’s aggregate tax basis in the other assets will equal the aggregate fair market value of such assets. The holder’s holding period of the preferred stock will include the holder’s holding period of the secured notes. The holding period of the other assets will begin the day after the Exchange Offer.

          If the Exchange Offer fails to qualify as a recapitalization because the secured notes are not securities for United States federal income tax purposes, a holder would be required to recognize capital gain or loss (except to the extent of any accrued market discount) in an amount equal to the difference between (a) the sum of the cash and the fair market value of the preferred stock and other assets received in the exchange and (b) the holder’s adjusted tax basis in the secured notes. Any such capital gain or loss would be long-term capital gain or loss if the holder has held the secured notes for more than one year at the time of the exchange. The holder’s tax basis in the preferred stock and the other assets would equal the fair market value of the preferred stock and other assets, respectively, and the holder’s holding period for the preferred stock and other assets would begin on the day following the day of the exchange.

           The remaining discussion assumes that the Exchange Offer will constitute a recapitalization for United States federal income tax purposes.

Accrued but Unpaid Interest

          A portion of the consideration received by an exchanging holder of secured notes may be attributable to accrued but unpaid interest. Such portion will result in ordinary income or loss to the exchanging holder to the extent the consideration attributable to accrued but unpaid interest is less or greater than the amount of interest previously taken into account by the holder in computing taxable income for federal income tax purposes.

Dividends On Preferred Stock

          Dividends on the preferred stock, whether paid in cash or in kind with additional shares of preferred stock, that are paid out of our current or accumulated earnings or profits (as determined for United States federal income tax purposes) will be includable as ordinary income by a holder when received or accrued in accordance with such holder’s method of accounting. The amount of each such dividend will equal the amount of cash or the fair market value of the preferred stock received by the holder. To the extent a holder receives a dividend that exceeds our current and accumulated earnings and profits, the dividend will be treated first as a non-taxable return of capital that reduces the holder’s adjusted tax basis in its Series A preferred stock to the extent of such basis and thereafter as taxable gain from the sale or exchange of the Series A preferred stock.

          Subject to certain limitations, dividends received by corporate shareholders taxable as ordinary income as described above will be eligible for the 70% (80% for certain corporations) dividends-received deduction under Section 243 of the Code. Pursuant to Section 1059 of the Code, in the event of an “extraordinary dividend,” a corporate shareholder will, in certain circumstances, be required to reduce its basis (but not below zero) in an amount equal to the amount excluded from income pursuant to the dividends-received deduction under Section 243 of the Code. Any such amount in excess of the shareholder’s basis will be treated as gain from the sale or exchange of the Series A preferred stock. Corporate shareholders should consult their own tax advisors as to the availability of the dividends received deduction and the application of Section 1059 of the Code to their receipt of dividends.

           Disposition of Preferred Stock

           Any sale, exchange, redemption (except as discussed below) or other disposition of the Series A preferred stock generally will result in a holder recognizing taxable gain or loss in an amount equal to the difference between the amount of cash or fair market value of other property received in exchange for the preferred stock and the holder’s adjusted tax basis in the Series A preferred stock. Any such gain or loss will be capital gain or loss unless the secured notes for which the Series A preferred stock was received had accrued market discount not otherwise taken into account in the exchange, in which case such gain should be taxable as ordinary income to the extent of such accrued market discount. Any capital gain or loss will be long-term capital gain or loss if the holder’s holding period with respect to such Series A preferred stock is more than one year. In addition, any cash received in payment of declared but unpaid dividends will be taxed as a dividend in accordance with the treatment described above in “--Dividends on Preferred Stock.”

          In certain cases, our redemption of Series A preferred stock may be treated as a dividend, rather than as a payment in exchange for such stock. In such event, the redemption payment will be treated as ordinary dividend income to the extent such payment is made out of our current and accumulated earnings and profits. The determination of whether a redemption payment is properly treated as a dividend rather than as a payment in exchange for Series A preferred stock will depend on whether and to what extent the holder’s percentage stock ownership interest in Delta is reduced (taking into account certain constructive ownership rules).

Tax Consequences to Delta

           COD

          We will be required to realize cancellation of debt (“COD”) income as a result of the Exchange Offer if and to the extent the outstanding balance (principal plus accrued but unpaid interest) of the secured notes exceeds the sum of the cash and the fair market value of the Series A preferred stock and other assets delivered in exchange therefor. Because we expect that the cash and the fair market value of the Series A preferred stock and other assets received in the exchange will approximately equal the outstanding balance of the secured notes surrendered, we do not expect to realize significant COD income, if any.

          If we realize any COD income, unless the exchange occurs in a proceeding under Chapter 11 or unless we can establish that we are “insolvent” (i.e. our liabilities exceed the fair market value of our assets), we will be required to include such income in our gross income for federal income tax purposes. In that case, subject to the alternative minimum tax (“AMT”) discussion below, such income will be offset by any available net operating loss carryovers or by losses incurred in the taxable year of the exchange.

           AMT

          For any taxable year, our federal income tax liability equals the greater of (a) the regular tax computed at standard corporate rates on taxable income and (b) the AMT computed at a 20 percent rate on alternative minimum taxable income (“AMTI”) (as defined in Section 55 of the Code). In computing our regular federal income tax liability, all of the income recognized in a taxable year may be offset by net operating loss carryovers (to the extent permitted under Section 382 of the Code). Conversely, for purposes of computing AMTI, net operating loss carryovers (as determined for AMT purposes) may not offset more than 90 percent of our pre-net operating loss AMTI. Thus, we will be required to pay federal income tax at an effective rate of at least 2 percent on our pre-net operating loss AMTI, if any, regardless of the amount of our net operating loss carryovers. To the extent our AMT liability exceeds our regular tax liability for any taxable year, the excess may be carried forward as a credit against our regular tax liability in subsequent years.

           Section 382

          We estimate that our net operating loss carryovers for regular tax purposes were approximately $63 million as of December 31, 2000. These net operating loss carryovers remain subject to examination by the IRS, and will be reduced if and to the extent we realize any COD income as a result of the exchange. In addition, these net operating loss carryovers may be subject to limitation under Section 382 of the Code.

          Under Section 382 of the Code, if the exchange results in an “ownership change,” our use of our net operating loss and certain other tax attribute carryovers and certain built-in losses and deductions (collectively, “tax attributes”) generally will be limited to an amount equal to the fair market value of our capital stock immediately prior to the ownership change (i.e., prior to the issuance of the Series A preferred stock in the exchange) multiplied by the “long-term tax exempt rate” (4.92% for the month of April) for the month the exchange occurs. We do not believe the exchange will result in an ownership change. However, there can be no assurance that the IRS will agree with our conclusion in which case our ability to use our net operating loss carryovers and certain other tax attributes will be limited.

Retention of Secured Notes; Adoption of Proposed Amendments

          The United States federal income tax consequences of the adoption of the Proposed Amendments to a holder that does not participate in the exchange and chooses to retain its secured notes depends on whether the adoption of the Proposed Amendments will cause a significant modification of the retained secured notes under Treasury Regulations relating to the modification of debt instruments (the “Modification Regulations”). We believe that the adoption of the Proposed Amendments would be treated as a significant modification of the secured notes, and accordingly, believe that the retention of the secured notes as modified by the Proposed Amendments should constitute a taxable event.

Information Reporting and Backup Withholding

          A holder of secured notes may be subject to backup withholding at a rate of 31% with respect to certain payments received in the Exchange Offer and dividends paid on, or the proceeds of a sale, exchange, or redemption of, the Series A preferred stock received in the Exchange Offer unless, in general, such holder is an exempt recipient or provides the payor with a taxpayer identification number. Backup withholding is not an additional tax. Any amount so withheld may be credited against the holder’s United States federal income tax liability or refunded by the IRS.

LEGAL MATTERS

          Certain legal matters with respect to the validity of the issuance of the owner trust certificates will be passed upon for us by Stroock & Stroock & Lavan LLP, New York, New York. Stroock & Stroock & Lavan LLP has acted as counsel for us in connection with the Exchange Offer. Stroock & Stroock & Lavan LLP has from time to time represented, and may continue to represent, Delta and certain of its affiliates in connection with certain legal matters.

          Certain matters of Delaware law with respect to the validity of the issuance of the owner trust certificates will be passed upon for us by Morris, Nichols, Arsht & Tunnell, Wilmington, Delaware.

EXPERTS

          Our consolidated financial statements and the related financial statement schedule, as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell, or a solicitation of an offer to buy, any of the notes to any person or by anyone in any jurisdiction where it is unlawful. Neither the delivery of this prospectus nor any sale using the prospectus shall, under any circumstances, create any implication that the information contained in this document or that we have referred you to is correct after the date hereof or that there has been no change in our affairs since the date hereof.

ANNEX A

THE PROPOSED AMENDMENTS

1.	Secured Note Indenture

          The following is a description of the proposed amendments (the “Proposed Amendments”) to certain restrictive covenants, certain of the event of default provisions and certain other provisions of the indenture governing the secured notes, as amended (the “Indenture”) to be made effective in accordance with Article Nine of the Indenture. Holders of secured notes who desire to participate in the Exchange Offer must tender their secured notes and deliver their letter of transmittal and consent to the Proposed Amendments prior to 5:00 p.m. New York City time on the Expiration Date. No holder of secured notes may participate in the Exchange Offer without consenting to the Proposed Amendments, either affirmatively or in the form of a Consent to the Proposed Amendments contained in the letter of transmittal and consent. The Proposed Amendments, if approved, will be contained and reflected in a supplemental indenture.

          If the Proposed Amendments become effective, the provisions set forth in the form of italicized clauses below will be deleted from the Indenture. The Proposed Amendments also would delete those definitions from the Indenture that are used only in provisions that would be eliminated as a result of the elimination or modification of the following provisions, and cross-references to provisions in the Indenture that have been deleted as a result of the Proposed Amendments will be revised to reflect such deletions.

          The provisions of the Indenture, reprinted below, are qualified in their entirety by reference to the Indenture. Capitalized terms that are used but not otherwise defined in this Annex A have the same meanings as set forth in the Indenture.

I	If the Proposed Amendments become effective, the following sections of the Indenture will be eliminated:

A. From the Indenture:

SECTION 4.02     Maintenance Of Office Or Agency

        [delete: The Company shall Maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an Office of the Trustee, Registrar or Co-registrar) where Senior Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Senior Notes and this Indenture may be served. The Company shall give prompt written notice to the trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

          The Company may also from time to time designate one or more other offices or agencies where the senior notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

           The company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with section 2.03.]

SECTION 4.03     Reports.

          [delete: Whether or not required by the rules and regulations of the SEC, so long as any of the senior notes are outstanding, the company will furnish to the Holders of the Senior Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on forms 10-Q and 10-K if the Company were required to file such forms, including a “management’s discussion and analysis of financial condition and results of operations” that describes the financial condition and results of operations of the Company and the consolidated subsidiaries of the Company (showing in reasonable detail, either on the face of the financial statements or in the notes thereto and in management’s Discussion and Analysis of Financial Condition and Results of Operations, if applicable, the financial condition and results of operations of the Company and its Restricted Subsidiaries separately from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants and (ii) all current reports that would be required to be filed with the SEC on form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all such information and reports with the SEC for public availability (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. Delivery of quarterly information shall be made within 45 days of the end of each quarter. Delivery of annual information shall be made within 90 days of the end of each fiscal year.]

          With respect to the delivery of the annual information only and within 90 days of the end of each fiscal year, the Company shall cause KPMG LLP (or such other firm of internationally recognized accountants as is then retained by the Company as its independent auditors) to issue an agreed-upon procedures report comparing the methodology and assumptions utilized by the Company and its Subsidiaries in determining the book value of the Residual Receivables owned by the Company or any of its Subsidiaries to the requirements of Section 4.17 Of this indenture and to historical and available industry data during the audit period.

          Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the trustee is entitled to rely exclusively on Officers’ Certificates).

SECTION 4.04     Compliance Certificate.

          [delete: (a) the Company shall deliver to the Trustee, within 90 days after the end of each fiscal year of the Company (which ends on December 31 of each year), commencing December 31, 2000, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the company and its subsidiaries have kept, observed, performed and fulfilled their obligations under this indenture, and further stating, as to each such officer signing such certificate, that to the best of his or her knowledge the company and each of its subsidiaries has kept, observed, performed and fulfilled each and every covenant contained in this indenture and is not in default in the performance or observance of any of the terms, provisions and conditions hereof (or, if a Default or Event of Default shall have occurred, describing all such defaults or events of default of which he may have knowledge and what action the company is taking or proposes to take with respect thereto) and that, to the best of his knowledge, no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Senior Notes are prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

          (b) So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, and so long as the company’s independent public accountants agree, the year-end financial statements delivered pursuant to Section 4.03 above shall be accompanied by a written statement of the Company’s independent public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements nothing has come to their attention that would lead them to believe that the Company has violated any provisions of Article 4 or Article 5 of this Indenture or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any person for any failure to obtain knowledge of any such violation.

          (c) The Company shall, so long as any of the senior notes are outstanding, deliver to the Trustee, as soon as possible and in any event within five days after any officer of the Company becoming aware of any Default or Event of Default an Officers’ Certificate specifying such Default or Event of Default what action the Company is taking or proposes to take with respect thereto.]

SECTION 4.05     Taxes.

          [delete: The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies, except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not reasonably expected to be adverse in any material respect to the Holders of the Senior Notes.]

SECTION 4.06     Stay, Extension And Usury Laws.

        [delete: The Company and each of the Subsidiary Guarantors covenants (to the extent that they may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this indenture; and the Company and each of the Subsidiary Guarantors (to the extent that they may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted. The Company and each of the Subsidiary Guarantors hereby agree that this indenture contains the terms and provisions of a workout agreement. The Company and each of the subsidiary guarantors also agrees that the collateral, consisting primarily of the pledge to the collateral agent of the ownership interest in the residual collateral trusts, the principal assets of which are Residual Receivables, will rapidly and materially diminish in value in the event of a bankruptcy filing unless servicing of such Residual Receivables previously has been or is implemented immediately by the Back-up Servicer under the Back-up Servicing Agreements. As a material incentive for the holders and Beneficial Holders, the Company and each of the Subsidiary Guarantors hereby agree that they consent to and will not contest or seek to delay the grant of relief (including the request for immediate relief on an emergency basis) requested in any motion for relief from stay, filed by the holders, the beneficial holders, the Collateral Agent or the Trustee, in a bankruptcy case (whether under Chapters 7 or 11 of the Bankruptcy Code and whether a voluntary or involuntary case) of any of the Company or the Subsidiary Guarantors, seeking relief from the automatic stays under Section 362(a) of the Bankruptcy Code to the extent necessary to foreclose upon and sell the ownership interest in the Residual Collateral Trusts or either of them or to put in place a new servicer, whether under the Back-up Servicing Agreements or otherwise, and for any related relief, or any similar request for relief in any other insolvency proceeding. The Holders, the Beneficial Holders, the Collateral Agent and the Trustee shall have the right to specific performance of this provision from the bankruptcy court or other court supervising such an insolvency proceeding.]

SECTION 4.07     Restricted Payments.

          [delete: The Company and each Restricted Subsidiary shall not, and the Company shall not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Owner Trust Certificates (including, without limitation, any payment in connection with any merger or consolidation involving the Company) other than dividends or other payments or distributions payable in owner trust certificates (other than Disqualified Stock) of the Company or dividends or other payments or distributions payable to the Company or any Wholly-owned Restricted Subsidiary of the Company; (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, any payment in connection with any merger or consolidation involving the Company) any owner trust certificates of the Company (other than any such Owner Trust Certificates owned by any Wholly-Owned Restricted Subsidiary of the Company) or any direct or indirect parent of the Company; (iii) make any principal payment on or with respect to, purchase, redeem, defease or otherwise acquire or retire for value any indebtedness that is subordinated to the Senior Notes or any Subsidiary Guarantee (other than interCompany indebtedness payable to the Company or a Restricted Subsidiary by any Restricted Subsidiary), except at its stated maturity; or (iv) make any restricted investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

          (a) No Default or Event of Default Shall have occurred and be continuing or would occur as a consequence thereof;

          (b) The Company would, at the time of such Restricted Payment and after giving pro forma effect thereto, have been permitted to incur at least $1.00 of additional indebtedness pursuant to the test set forth in section 4.09(a) hereof; and

        (c) such Restricted Payment, together with the aggregate amount of all other restricted payments made by the company and its Restricted Subsidiaries after the Issue Date is less than the sum of (i) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the issue date of Owner Trust Certificates of the Company (other than Disqualified Stock) or of Disqualified Stock or Indebtedness Represented by securities of the Company That have been converted into such Owner Trust Certificates (other than Owner Trust Certificates (or Disqualified Stock or convertible debt securities) Sold to a Subsidiary of the Company and Other Than Disqualified Stock or Other Indebtedness Represented by Securities That Have Been Converted Into Disqualified Stock); Plus (Ii) to the Extent That Any Restricted Investment That was Made After the Issue Date is Sold for Cash or Otherwise Liquidated or Repaid for Cash the Cash Return of Capital With Respect to Such Restricted Investment (Less the Sum of (X) the Cost of Disposition, If Any, Plus (Y), If a Portion of Such Restricted Investment Included a Permitted Investment, the Amount of Such Permitted Investment).

           Notwithstanding the foregoing, the Company and each Restricted Subsidiary shall not, and the Company shall not permit any of its Restricted Subsidiaries to, directly or indirectly, (i) declare or pay any dividend or make any other payment or distribution on account of the company's or any of its Restricted Subsidiaries' Owner Trust Certificates that are issued and outstanding as of the Issue Date (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) other than dividends or other payments or distributions payable in Wwner Trust Certificates (other than Disqualified Stock) of the Company or dividends or other payments or distributions payable to the Company or any Wholly-Owned Restricted Subsidiary of the Company; (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, any payment in connection with any merger or consolidation involving the Company) any Owner Trust Certificates of the company that are issued and outstanding as of the Issue Date (other than any such Owner Trust Certificates owned by any Wholly-Owned Restricted Subsidiary of the Company) or any direct or indirect parent of the Company issued and outstanding as of the date of this Indenture; and (iii) take any of the actions specified in clauses (i) or (ii) of this paragraph with respect to Owner Trust Certificates issued after the Issue Date and owned by the Miller Stockholders unless the issuance and terms of such Owner Trust Certificates and such action have been approved by a majority of the independent members of the Board of Directors, whose resolution shall be delivered to the Trustee.

           The provisions of this Section 4.07 shall not prohibit the following Restricted Payments:

(i) the payment of any dividend not prohibited by the immediately preceding paragraph, within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this indenture (including this Section 4.07);

(ii) the payment of principal on, or purchase, redemption, defeasance or other acquisition or retirement for value of indebtedness with the net cash proceeds from an incurrence of, Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company) of Owner Trust Certificates of the Company (other than Disqualified Stock); provided, that the amount of any such net cash proceeds from any such sale of Owner Trust Certificates that are utilized for such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph;

(iii) advances to a Securitization Trust required to be made by the Company or any Restricted Subsidiary (in its capacity as the holder of the residual interest in such trust) if such advances rank senior in right of payment to all other interests in, and indebtedness of, such trust; and

(iv) the making and consummation of any offer to repurchase any Indebtedness upon the occurrence of a change of control under and as defined in the documents governing such indebtedness; provided, that in connection with indebtedness incurred after the original issue date, the definition of "change of control" is the same in all material respects as the definition of "change of control" set forth in this indenture and payments pursuant thereto are not required to be made prior to the date on which the change of control payment is required to be made under this indenture and, with respect to any indebtedness subordinated in right of payment to the senior notes, no sooner than 30 days after the date such change of control offer is required to be made.
2

           The Board of Directors may designate any Restricted Subsidiary not in existence on the Issue Date to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this Section 4.07. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the Fair Market Value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

           The amount of all Restricted Payments other than cash shall be the Fair Market Value (evidenced by an Officers' Certificate on the date of the Restricted Payment) of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any non-cash Restricted Payment in excess of $1.0 million shall be determined by the Board of Directors in good faith whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such Fair Market Value exceeds $10.0 million. In addition, in the case of any non-cash Restricted Payment which will be received in whole or in part by the Miller Stockholders, the Board Resolution determining the Fair Market Value thereof shall require the approval of a majority of the independent members of the Board of Directors, whose Resolution shall be delivered to the Trustee. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 4.07 were computed.]

SECTION 4.08      Dividend And Other Payment Restrictions Affecting Subsidiaries.

           [delete: The Company and each Restricted Subsidiary shall not, and the Company shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(A) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (B) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) agreements relating to Indebtedness as in effect as of the Original Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, additions (including additional Warehouse Facilities), replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, additions, replacements or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the agreements relating to Indebtedness as in effect on the Original Issue Date, (b) applicable law, (c) any instrument governing Acquired Debt or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Acquired Debt was incurred or such Capital Stock was issued or its terms amended in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the property or assets of any Person, other than the Person or the property or assets of the Person, so acquired, provided that such Person is not taken into account in determining on a pro forma basis whether such acquisition subject to such Acquired Debt was permitted by the terms of this Indenture, (d) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (e) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (f) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, and (g) this Indenture, the Subsidiary Guarantees, the Collateral Agreements and the Related Agreements.]

SECTION 4.09      Incurrence Of Indebtedness And Issuance Of Preferred Stock.

           [delete: (a) The Company and each Restricted Subsidiary shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) or issue Disqualified Stock, the Company shall not permit any of its Restricted Subsidiaries to issue any shares of preferred stock except for preferred stock issued to and held by the Company or any Wholly-Owned Restricted Subsidiary of the Company and each Residual Collateral Trust shall not, and the Company shall not permit any Residual Collateral Trust to issue any shares of preferred stock; provided, however, that the Company or any Subsidiary Guarantor (other than the Residual Collateral Trusts) may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and any Subsidiary Guarantor (other than the Residual Collateral Trusts) may issue preferred stock if, on the date of such incurrence or issuance and after giving effect thereto, the Consolidated Leverage Ratio does not exceed 2.0 to 1.0.

           (b) The foregoing provisions will not apply to:

(i) the incurrence by the Company or any Restricted Subsidiary (other than the Residual Collateral Trusts) of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount not to exceed $15.0 million in the aggregate since the Original Issue Date;

(ii) the existence of Warehouse Facilities, regardless of amount, and the incurrence of Permitted Warehouse Debt by the Company or any of its Restricted Subsidiaries (other than the Residual Collateral Trusts); provided, however, that to the extent any such Indebtedness of the Company or a Restricted Subsidiary of the Company ceases to constitute Permitted Warehouse Debt, to such extent such Indebtedness shall be deemed to be incurred by the Company or such Restricted Subsidiary of the Company, as the case may be, at such time;

(iii) the incurrence by the Company or any of its Restricted Subsidiaries (other than the Residual Collateral Trusts) of intercompany Indebtedness owing to the Company or any of its Restricted Subsidiaries; provided, however, that any Indebtedness of the Company to any Restricted Subsidiary is permitted by Section 4.07 hereof;

(iv) the incurrence by the Company of Indebtedness represented by the Senior Notes and the incurrence by the Subsidiary Guarantors of the Subsidiary Guarantees;

(v) Indebtedness of the Company and its Restricted Subsidiaries (other than the Residual Collateral Trusts) outstanding on the Original Issue Date;

(vi) the incurrence by the Company or any of its Restricted Subsidiaries (other than the Residual Collateral Trusts) of Permitted Refinancing Indebtedness with respect to Indebtedness that was permitted by this Indenture to be incurred or that was outstanding at the Original Issue Date;

(vii) the incurrence by the Company or any of its Restricted Subsidiaries (other than the Residual Collateral Trusts) of Hedging Obligations directly related to (w) Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted by this Indenture to be incurred, (x) Receivables held by the Company or a Restricted Subsidiary pending sale in a Securitization, (y) Receivables of the Company or a Restricted Subsidiary that have been sold pursuant to a Warehouse Facility; or (z) Receivables that the Company or a Restricted Subsidiary reasonably expects to purchase or commit to purchase, finance or accept as collateral; provided, however, that, in the case of each of the foregoing clauses (w) through (z), such Hedging Obligations are eligible to receive hedge accounting treatment in accordance with GAAP as applied by the Company and its Restricted Subsidiaries on the Original Issue Date;

(viii) the incurrence of Acquired Debt by the Company or any Subsidiary Guarantor (other than the Residual Collateral Trusts) in a principal amount not to exceed $15.0 million in the aggregate since the Original Issue Date that is without recourse to the Company or any of its Restricted Subsidiaries or any of their respective assets (other than the Subsidiary Guarantor acquired subject to such Acquired Debt), and is not guaranteed by any such Person;

(ix) the Guarantee by the Company or any of the Subsidiary Guarantors (other than the Residual Collateral Trusts) of the Indebtedness of the Company or another Subsidiary Guarantor that was permitted to be incurred by another provision of this Section 4.09;

(x) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness (other than the Residual Collateral Trusts) secured by (A) Servicing Receivables (other than those on deposit in the Residual Collateral Trusts), (B) Residual Receivables (other than those on deposit in the Residual Collateral Trusts) or (C) the Capital Stock of Subsidiaries (other than the Residual Collateral Trusts or the other Subsidiary Guarantors) substantially all of the assets of which are Residual Receivables and/or Servicing Receivables;

(xi) the incurrence by the Company and the Subsidiary Guarantors (other than the Residual Collateral Trusts) of Indebtedness in an aggregate principal amount at any time outstanding not to exceed $10.0 million;

(xii) (A) the incurrence by an Unrestricted Subsidiary of the Company of Non-Recourse Debt (including, without limitation, Non-Recourse Debt that would constitute Permitted Warehouse Debt if incurred by a Restricted Subsidiary of the Company); provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of the Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary and (B) the issuance by an Unrestricted Subsidiary of the Company of preferred stock; and

(xiii) the Guaranteed Obligations and the Collateral securing the same.

           (c) The Company shall not, and shall not permit any Subsidiary Guarantor to, incur any Indebtedness that is contractually subordinated to any Indebtedness of the Company or any such Subsidiary Guarantor unless such Indebtedness is also contractually subordinated to the Senior Notes, or the Subsidiary Guarantee of such Subsidiary Guarantor (as applicable), on substantially identical terms; provided, however, that no Indebtedness shall be deemed to be contractually subordinated to any other Indebtedness solely by virtue of being unsecured or of limited recourse.

           (d) For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (i) through (xii) of Section 4.09(b) above or is entitled to be incurred pursuant to Section 4.09(a), the Company shall, in its sole discretion, classify such item of Indebtedness in any manner than complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to Section 4.09(a).]

SECTION 4.10      Transactions With Affiliates.

           [delete: The Company and each Restricted Subsidiary shall not, and the Company shall not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing an "Affiliate Transaction"); provided that Affiliate Transactions shall not include (A) any employment agreement, stock option, employee benefit, indemnification, compensation (including the payment of reasonable fees to Directors of the Company or its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries), business expense reimbursement or other employment-related agreement, arrangement or plan entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary and consistent with past practice, or if not consistent with past practice, approved by a majority of the independent members of the Board of Directors whose resolution shall be delivered to the Trustee, (B) transactions between or among the Company and/or its Restricted Subsidiaries (other than the Canadian Subsidiaries) not otherwise prohibited by this Indenture, (C) transactions constituting a Permitted Investment in the Canadian Subsidiaries permitted by clause (a) of the definition of Permitted Investments and transactions between the Canadian Subsidiaries not otherwise prohibited by this Indenture, (D) loans or advances to employees in the ordinary course of business of the Company or its Restricted Subsidiaries or for advance payment of employee benefits (including, without limitation, prefunding of any severance obligations), but in any event not to exceed $500,000 in aggregate principal amount outstanding to all such persons at any one time, (E) Restricted Payments other than Restricted Investments that are permitted by Section 4.07 hereof, (F) Securitizations and (G) sales, transfers and other dispositions of Residual Receivables and Servicing Receivables, provided that after the consummation thereof, the Company is in compliance with Section 4.17.]

SECTION 4.11      Liens.

           [delete: The Company and each Restricted Subsidiary shall not, and the Company shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens. Notwithstanding any provision in this Indenture to the contrary, the entry from time to time by the Company or one or more of the Subsidiary Guarantors with Ocwen Federal Bank, FSB, or its affiliates, successors or assigns (the "Sub-Servicer") into one or more sub-servicing agreements pursuant to which the Sub-Servicer will act as servicer of Receivables and which will be terminable at the election of the Company or a Subsidiary Guarantors for any reason (with payment of specified fees and penalties) on not more than 90 days' prior written notice shall not be deemed a breach of this Section 4.11 or any other provision of this Indenture.]

SECTION 4.12      Business Activities.

           [delete: The Company and each Restricted Subsidiary shall not, and the Company shall not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses.]

SECTION 4.13      Payments For Consent.

           [delete: Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any of the Senior Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Senior Notes or any Subsidiary Guarantee unless such consideration is offered to be paid or is paid to all Holders of Senior Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.]

SECTION 4.14      Corporate Existence.

           [delete: Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Senior Notes.]

SECTION 4.15      Offer To Repurchase Upon Change Of Control.

           [delete: (a) Upon the occurrence of a Change of Control, each Holder of the Senior Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Senior Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase (the "Change of Control Payment"). Within ten days following any Change of Control, the Company shall mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase the Senior Notes on the date specified in such notice, which date shall be no earlier than the earliest date permitted under Rule 14e-1 and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by this Indenture and described in such notice. The Company shall comply with the requirements of Rule 14e-1 and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.15, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.15 by virtue thereof.

           (b) On the Change of Control Payment Date, the Company shall, to the extent lawful, (1) accept for payment all the Senior Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all the Senior Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Senior Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of the Senior Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to each Holder of the Senior Notes so tendered the Change of Control Payment for such Senior Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Senior Note equal in principal amount to any unpurchased portion of the Senior Notes surrendered, if any; provided that each such new Senior Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

           (c) The Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer and purchases all the Senior Notes validly tendered and not withdrawn under such Change of Control Offer.]

SECTION 4.16      Additional Subsidiary Guarantees.

           [delete: If the Company or any of its Subsidiaries shall acquire or create another Subsidiary after the date of this Indenture, then the Company shall cause such newly acquired or created Subsidiary to execute a Subsidiary Guarantee and deliver an Opinion of Counsel, in accordance with the terms of this Indenture, except this Section 4.16 shall not apply to any Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with this Indenture and are prohibited by contract or by their organizational documents from executing a Subsidiary Guaranty for so long as they continue to constitute Unrestricted Subsidiaries and remain subject to such prohibitions. In addition, the Company or its Subsidiary, as applicable, shall enter into a Pledge Agreement with respect to all of the Owner Trust Certificates of any such newly formed or acquired Subsidiary which is required to execute a Subsidiary Guarantee in accordance with this Section. Without limiting the foregoing, Securitization Trusts shall not be obligated to enter into a Subsidiary Guaranty.]

SECTION 4.17      Maintenance of Residual Receivables Pending Exchange Offer.

           [delete: The Company, Delta Funding and DF Special Holdings shall cause all Residual Receivables owned as of March 15, 2001 by the 2000-1 Trust and the 2000-2 Trust to remain owned by such Trusts until the consummation of the Exchange Offer (other than (i) the release and transfer to DF Special Holdings from the 2000-1 Trust of the Residual Receivables set forth on Schedule 4.17(A) and the deposit by DF Special Holdings into the 2000-1 Trust of the Residual Receivables set forth on Schedule 4.17(B) and (ii) the release and transfer to Delta Funding from the 2000-2 Trust of the Residual Receivables set forth on Schedule 4.17(C) and the deposit by Delta Funding into the 2000-2 Trust of the Residual Receivables set forth on Schedule 4.17(D). Schedule 4.17(E) lists the underlying certificates for all Residual Receivables required to be maintained on deposit with the Residual Collateral Trusts in order to satisfy the requirements of the foregoing sentence.

           After giving effect to (i) the release and transfer to DF Special Holdings from the 2000-1 Trust of the Residual Receivables set forth on Schedule 4.17(A) and the deposit by DF Special Holdings into the 2000-1 Trust of the Residual Receivables set forth on Schedule 4.17(B) and (ii) the release and transfer to Delta Funding from the 2000-2 Trust of the Residual Receivables set forth on Schedule 4.17(C) and the deposit by Delta Funding into the 2000-2 Trust of the Residual Receivables set forth on Schedule 4.17(D), the Residual Receivables then remaining in the 2000-1 Trust and the 2000-2 Trust are and were free and clear of liens and had an aggregate unaudited book value of approximately $152 million as of December 31, 2000; included in such Residual Receivables are Senior Residual Receivables which had an aggregate book value of approximately $75 million as of December 31, 2000.

           For the purposes of this Section 4.17, the Company valued (i) Senior Residual Receivables using a discount rate of 12% and (ii) all other Residual Receivables using a discount rate of 18%. The other assumptions and methodology used by the Company in valuing Senior Residual Receivables and other Residual Receivables were those which are used by the Company in establishing the book value of such Senior Residual Receivables and other Residual Receivables in its annual audited consolidated financial statements prepared in accordance with GAAP consistently applied.

The foregoing is collectively referred to as the Residual Receivable Maintenance Requirement.]

SECTION 4.18      Liquidity Maintenance.

           [delete: The Company shall cause the amount of Unencumbered Liquid Assets to be equal to or greater than the amount of Unencumbered Liquid Assets required to be maintained by the Company pursuant to the then effective Warehouse Facilities.]

SECTION 4.19      Back-Up Servicing Agreements.

           [delete: No later than March 15, 2001, Delta Funding will, at its own cost, enter into and thereafter at all times maintain in full force and effect the Back-Up Servicing Agreements with the Back-Up Servicer and satisfy on a timely basis all conditions with respect to the transfer of servicing thereunder when such conditions are capable of being satisfied. The Back-Up Servicing Agreements shall provide for mapping and monthly back-up of information relating to the mortgage loans underlying Residual Receivables created after 1996 for which Delta Funding or any Affiliate is the primary servicer. Delta Funding may cease such Back-Up Servicing Agreements at any time that the value of Unencumbered Liquid Assets equals or exceeds $40,000,000, as of the conclusion of any Business Day; provided, further, that if Delta Funding has ceased such Back-Up Servicing Agreements in accordance with the foregoing, Delta Funding shall reinstate such Back-Up Servicing Agreements as soon as practicable and in any event within thirty (30) days if Unencumbered Liquid Assets are less than $32,500,000 at the conclusion of any Business Day.]

SECTION 4.20      Registration Rights.

           [delete: Upon the written request of the Holders holding a majority in interest of the Senior Notes then outstanding, the Company shall use reasonable commercial efforts to cause a registration statement covering the Senior Notes to be filed under the Exchange Act and to have such registration statement declared effective by the SEC.]

SECTION 4.21      Leverage Ratio (Total Liabilities).

           [delete: The Company and the Subsidiary Guarantors, on a consolidated basis, will not permit the ratio of Total Adjusted Liabilities (excluding Subordinated Indebtedness) to Adjusted Tangible Net Worth to exceed the greater of (A) 7.0 to 1.0 and (B) the ratio of Total Adjusted Liabilities to Adjusted Tangible Net Worth (if any) set forth in the then-effective Warehouse Facilities, as of any day.]

SECTION 4.22      Leverage Ratio.

           [delete: The Company and the Subsidiary Guarantors, on a consolidated basis, will not permit the ratio of Adjusted Senior Indebtedness of the Company and the Subsidiary Guarantors as of the end of any fiscal quarter, to Tangible Net Worth as of the end of such fiscal quarter to exceed the greater of (A) 1.5 to 1.0 and (B) the ratio of Adjusted Senior Indebtedness to Tangible Net Worth (if any) set forth in the then-effective Warehouse Facilities.]

SECTION 4.23      Net Worth.

           [delete: The Company and the Subsidiary Guarantors, on a consolidated basis, will not, at any time, permit their consolidated Tangible Net Worth to be less than the greater of (A) $45,000,000 and (B) the Tangible Net Worth requirement (if any) set forth in the then-effective Warehouse Facilities.]

SECTION 4.25      No Pledge or Sale of Residual Receivables or Other Assets after Default or Event of Default.

           [delete: From the date a Default or Event of Default has occurred until the date the Default or Event of Default is cured or waived, the Company shall not and shall not permit any of its Restricted Subsidiaries to sell, lease, securitize, transfer or assign or grant any new security interests or otherwise permit any new Liens (collectively, a "Disposition") to be placed on any of its Residual Receivables, Servicing Receivables, intellectual property, equipment, leasehold interests, real property or capitalized mortgage servicing rights, other than, following a Default and prior to the occurrence of an Event of Default, a Disposition of Residual Receivables, Servicing Receivables or other assets in the ordinary course of business which does not result in any additional Defaults and provided that the proceeds of such Disposition are used simultaneous with such Disposition to either cure the Default or for payment of the Senior Notes or other Guaranteed Obligations arising under the Senior Notes, this Indenture or the Collateral Agreements.]

SECTION 4.26      Limitations on Asset Sales.

           [delete: The Company and each Restricted Subsidiary shall not, and the Company shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Owner Trust Certificates issued or sold or otherwise disposed of.]

SECTION 4.27      Flow of Residual Receivables.

           [delete: (a) DELETED.

           (b) On the Issue Date, Delta Funding shall deposit all Residual Receivables owned by it in the Delta Funding Residual Holding Trust 2000-2 Residual Collateral Trust.

           (c) On the Issue Date, DF Special Holdings shall deposit all Residual Receivables owned by it in the Delta Funding Residual Holding Trust 2000-1 Residual Collateral Trust.]

SECTION 4.28      Notice of Default.

           [delete: If a Default or an Event of Default occurs and is continuing and if it is known to the Company or any Subsidiary Guarantor, the Company shall mail or cause to be mailed to each Holder notice of the uncured Default or Event of Default within five (5) Business Days after such Default or Event of Default first becomes known to the Company or any Subsidiary Guarantor.]

SECTION 5.01      Merger, Consolidation Or Sale Of Assets.

           [delete: (a) The Company shall not consolidate, or merge with or into (whether or not the Company is the surviving corporation) or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation, or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes, this Indenture, the Collateral Agreements and the Related Agreements pursuant to a supplemental indenture and other agreements in forms reasonably satisfactory to the Trustee; (iii) immediately after such transaction, no Default or Event of Default exists; (iv) each of the Subsidiary Guarantors confirms its obligations under the Subsidiary Guarantees, this Indenture, the Collateral Agreements and the Related Agreements pursuant to a supplemental indenture and other agreements in forms reasonably satisfactory to the Trustee; (v) the Trustee has received an Opinion of Counsel to the effect that all actions required to perfect any pledges or security interest on the Collateral have been taken and the requirements of clauses (i), (ii) and (iv) have been satisfied (assuming the Trustee's satisfaction); (vi) the Trustee has received an Officers' Certificate to the effect that all requirements of the Section have been satisfied; and (vii) except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of Section 4.09(a).

           (b) Notwithstanding Section 5.01(a), but subject to compliance with Section 5.01(a)(ii) (with respect to the Wholly-Owned Restricted Subsidiaries obligations), (iii), (iv), (v) and (vi), a Wholly-Owned Restricted Subsidiary of the Company may merge into the Company or another Wholly-Owned Restricted Subsidiary of the Company that is a Subsidiary Guarantor, provided that the Capital Stock of such surviving Person constitutes Collateral. Notwithstanding the foregoing, no Residual Collateral Trust may be sold, merged or otherwise consolidated with any other entity.]

SECTION 5.02      Successor Corporation Substituted.

           Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company [ delete: in accordance with Section 5.01 hereof], the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor corporation and not to the Company) and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Company shall not be relieved from the obligation to pay the principal of and interest on the Notes [delete: except in the case of a sale of all of the Company's assets that meet the requirements of Section 5.01 hereof.]

SECTION 6.01      Events Of Default.

[delete: (c) the Company on any Restricted Subsidiary defaults in the payment of interest or principal under any of the Warehouse Facility (whether due at maturity, by acceleration or otherwise) and such default continues beyond the grace period (if any) provided in the applicable Warehouse Facility;

(d) the Company fails to comply with any of the provisions of Section 4.07, 4.09, 4.11, 4.15, 4.17, 4.18, 4.21, 4.22, 4.23, 4.24, 4.25, 4.26, 4.27 or 5.01 hereof;

(e) the Company fails to observe or perform any other covenant, representation, warranty or other agreement in this Indenture or the Senior Notes and such failure to observe or perform remains uncured for 30 days (or, if the Company has failed to notify the Holders of a Default or an Event of Default as required by Section 4.28, that number of days equal to 30 days minus the number of days during which the Company is in Default of its obligation under Section 4.28) after notice to the Company by the Trustee or the Holders or Beneficial Holders of at least 25% in aggregate principal amount of the Senior Notes then outstanding;

(f) a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of this Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness under which there has been a Payment Default or, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates $5.0 million or more;

(g) a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company, any of its Restricted Subsidiaries (other than Continental Property Management Corp.), any Significant Subsidiary or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary and such judgment or judgments remain undischarged for a period (during which execution shall not be effectively stayed) of 60 days, provided that the aggregate of all such undischarged judgments exceeds $5.0 million;

(h) the Company, any of its Restricted Subsidiaries (other than Continental Property Management Corp.), any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(i) commences a voluntary case,

(ii) consents to the entry of an order for relief against it in an involuntary case,

(iii) consents to the appointment of a Custodian of it or for all or substantially all of its property, or

(iv) makes a general assignment for the benefit of its creditors,

(i) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1) grants relief in an involuntary case against the Company, any of its Restricted Subsidiaries, any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary that results in such entity or entities becoming a debtor or debtors under the Bankruptcy Law;

(2) appoints a Custodian of the Company, any of its Restricted Subsidiaries, any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; or

(3) orders the liquidation of the Company, any of its Restricted Subsidiaries, any of its Significant Subsidiaries or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary;

(j) any Subsidiary Guarantee, Collateral Agreement or Related Agreement shall be held in any judicial proceeding to be invalid or unenforceable or shall cease for any reason to be in full force and effect or the Company or any Subsidiary Guarantor or any Person acting on behalf of the Company or any Subsidiary Guarantor shall deny or disaffirm its obligations under its Subsidiary Guarantee, any Collateral Agreement or Related Agreement; or

(k) the Company or any Restricted Subsidiary fails to observe or perform any material covenant, representation, warranty or agreement in any Collateral Agreement or any Related Agreement for 15 days after notice to the Company by the Trustee, the Collateral Agent, the Warrant Agent, the Owner Trustee, the Administrator, the Back-Up Servicer, or Holders or Beneficial Holders of at least 25% in aggregate principal amount of the Senior Notes then outstanding; or

(l) the Company or any of its affiliates fails in a material way to perform any of the undertakings set forth in the Letter of Intent on or before July 31, 2001; or

(m) the Company fails to conclude the Exchange Offer described in the Letter of Intent on or before July 31, 2001; or

(n) Delta Funding fails to conclude the transfer of actual servicing for the entirety of the mortgage loans underlying Residual Receivables listed on Schedule 4.17(E) to Ocwen Federal Bank, FSB on or before July 31, 2001.]

SECTION 6.02      Acceleration.

           If any Event of Default [delete: (other than an Event of Default specified in clause (h) or (i) of Section 6.01 hereof)] occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Senior Notes may declare all the Senior Notes to be due and payable immediately. Upon any such declaration, the Senior Notes shall become due and payable immediately. [delete: Notwithstanding the foregoing, if an Event of Default specified in clause (h) or (i) of Section 6.01 Hereof occurs, all outstanding senior notes shall be due and payable immediately without further action or notice. The Holders of a majority in aggregate principal amount of the then outstanding Senior Notes by written notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.]

SECTION 10.01      Purposes for Which Meetings May Be Called.

          [delete: A meeting of Holders may be called at any time and from time to time pursuant to the provisions of this Article Ten for any of the following purposes:

(a) to give any notice to the Company or to the Trustee, or to give any directions to the Trustee, or to waive or to consent to the waiving of any Default or Event of Default hereunder and its consequences, or to take any other action authorized to be taken by Holders pursuant to any of the provisions of Article Six;

(b) to remove the Trustee or appoint a successor Trustee pursuant to the provisions of Article Seven;

(c) to consent to an amendment, supplement or waiver pursuant to the provisions of Section 9.02; or

(d) to take any other action (i) authorized to be taken by or on behalf of the Holders of any specified aggregate principal amount of the Senior Notes under any other provision of this Indenture, or authorized or permitted by law or (ii) which the Trustee deems necessary or appropriate in connection with the administration of this Indenture.]

SECTION 10.02      Manner of Calling Meetings.

           [delete: The Trustee may at any time call a meeting of Holders to take any action specified in Section 10.01, to be held at such time and at such place in The City of New York, New York or elsewhere as the Trustee shall determine. Notice of every meeting of Holders, setting forth the time and place of such meeting and in general terms the action proposed to be taken at such meeting, shall be mailed by the Trustee, first-class postage prepaid, to the Company and to the Holders at their last addresses as they shall appear on the registration books of the Registrar not less than 10 nor more than 60 days prior to the date fixed for a meeting.

           Any meeting of Holders shall be valid without notice if the Holders of all Senior Notes then outstanding are present in Person or by proxy, or if notice is waived before or after the meeting by the Holders of all Senior Notes outstanding, and if the Company, the Subsidiary Guarantors and the Trustee are either present by duly authorized representatives or have, before or after the meeting, waived notice.]

>SECTION 10.03      Call of Meetings by the Company or Holders.

           [delete: In case at any time the Company, pursuant to a Board Resolution or the Holders of not less than 10% in aggregate principal amount of the Senior Notes then outstanding shall have requested the Trustee to call a meeting of Holders to take any action specified in Section 10.01, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the Trustee shall not have mailed the notice of such meeting within 20 days after receipt of such request, then the Company or the Holders of Senior Notes in the amount above specified may determine the time and place in The City of New York, New York or elsewhere for such meeting and may call such meeting for the purpose of taking such action, by mailing or causing to be mailed notice thereof as provided in Section 10.02.]

SECTION 10.04      Who May Attend and Vote at Meetings.

           [delete: To be entitled to vote at any meeting of Holders, a Person shall (a) be a registered Holder of one or more Senior Notes, or (b) be a Person appointed by an instrument in writing as proxy for the registered Holder or Holders of Senior Notes. The only Persons who shall be entitled to be present or to speak at any meeting of Holders shall be the Persons entitled to vote at such meeting and their counsel and any representatives of the Trustee and its counsel and any representatives of the Company, the Subsidiary Guarantors and their respective counsel.]

SECTION 10.05      Regulations May Be Made by Trustee; Conduct of the Meeting; Voting Rights; Adjournment.

           [delete: Notwithstanding any other provision of this Indenture, the Trustee may make such reasonable regulations as it may deem advisable for any action by or any meeting of Holders, in regard to proof of the holding of Senior Notes and of the appointment of proxies, and in regard to the appointment and duties of inspectors of votes, and submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall think appropriate. Such regulations may fix a record date and time for determining the Holders of record of Senior Notes entitled to vote at such meeting, in which case those and only those Persons who are Holders of Senior Notes at the record date and time so fixed, or their proxies, shall be entitled to vote at such meeting whether or not they shall be such Holders at the time of the meeting.

           The Trustee shall, by an instrument in writing, appoint a temporary chairman of the meeting, unless the meeting shall have been called by Holders as provided in Section 10.03, in which case the Holders calling the meeting, as the case may be, shall in like manner appoint a temporary chairman. A permanent chairman and a permanent secretary of the meeting shall be elected by vote of the Holders of a majority in principal amount of the Senior Notes represented at the meeting and entitled to vote.

           At any meeting each Holder or proxy shall be entitled to one vote for each $1,000 principal amount of Senior Notes held or represented by him; provided, however, that no vote shall be cast or counted at any meeting in respect of any Senior Notes challenged as not outstanding and ruled by the Trustee to be not outstanding. The chairman may adjourn any such meeting if he is unable to determine whether any Holder or proxy shall be entitled to vote at such meeting. The chairman of the meeting shall have no right to vote other than by virtue of Senior Notes held by him or instruments in writing as aforesaid duly designating him as the proxy to vote on behalf of other Holders. Any meeting of Holders duly called pursuant to the provisions of Section 10.02 or Section 10.03 may be adjourned from time to time by vote of the Holders of a majority in aggregate principal amount of the Senior Notes represented at the meeting and entitled to vote, and the meeting may be held as so adjourned without further notice.]

SECTION 10.06      Voting at the Meeting and Record to Be Kept.

           [delete: The vote upon any resolution submitted to any meeting of Holders shall be by written ballots on which shall be subscribed the signatures of the Holders of Senior Notes or of their representatives by proxy and the principal amount of the Senior Notes voted by the ballot. The permanent chairman of the meeting shall appoint two inspectors of votes, who cast proxies at the meeting for or against any resolution and who shall make and file with the secretary of the meeting their verified written reports in duplicate of all votes cast at the meeting. A record in duplicate of the proceedings of each meeting of the Holders shall be prepared by the secretary of the meeting and there shall be attached to such record the original reports of the inspectors of votes on any vote by ballot taken thereat and affidavits by one or more Persons having knowledge of the facts, setting forth a copy of the notice of the meeting and showing that such notice was mailed as provided in Section 10.02 or Section 10.03. The record shall be signed and verified by the affidavits of the permanent chairman and the secretary of the meeting and one of the duplicates shall be delivered to the Company and the other to the Trustee to be preserved by the Trustee, the latter to have attached thereto the ballots voted at the meeting.

           Any record so signed and verified shall be conclusive evidence of the matters therein stated.]

SECTION 10.07      Exercise of Rights of Trustee or Holders May Not Be Hindered or Delayed by Call of Meeting.

           [delete: Nothing contained in this Article Ten shall be deemed or construed to authorize or permit, by reason of any call of a meeting of Holders or any rights expressly or impliedly conferred hereunder to make such call, any hindrance or delay in the exercise of any right or rights conferred upon or reserved to the Trustee or to the Holders under any of the provisions of this Indenture or of the Senior Notes.]

SECTION 12.01      Collateral Agreements.

           [delete: The due and punctual payment of the principal of and interest on the Senior Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Senior Notes and performance of all other obligations of the Company and the Subsidiary Guarantors to the Holders of Senior Notes or the Trustee under this Indenture, the Senior Notes, the Subsidiary Guarantees and the Related Agreements, according to the terms hereunder or thereunder, shall be secured as provided in the Collateral Agreements which the Company and certain Subsidiaries have entered into simultaneously with the execution of this Indenture. Each Holder of Senior Notes, by its acceptance thereof, consents and agrees to the terms of the Collateral Agreements as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs the Collateral Agent to enter into the Collateral Agreements and to perform its obligations and exercise its rights thereunder in accordance therewith. The Collateral Agent agrees that it will not consent to any action or proposed action under any of the Related Agreements (except with respect to the release of the Remaining Interest as provided in Section 12.03) without obtaining the prior consent of the Holders or Beneficial Holders of a majority of the principal amount of the then outstanding Senior Notes. The Company shall deliver to the Trustee copies of all documents delivered to the Collateral Agent pursuant to the Collateral Agreements, and shall do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Collateral Agreements, to assure and confirm to the Trustee and the Collateral Agent the security interest in the Collateral, by the Collateral Agreements or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Senior Notes secured hereby, according to the intent and purposes herein expressed. The Company and the Subsidiary Guarantors shall take, and the Company shall cause its Subsidiaries to take, upon request of the Trustee or Collateral Agent, any and all actions reasonably required to cause the Collateral Agreements to create and maintain, as security for the Guaranteed Obligations of the Company and the Subsidiary Guarantors hereunder, a valid and enforceable perfected first priority Lien in and on all the Collateral, in favor of the Collateral Agent for the benefit of the Holders of Senior Notes, superior to and prior to the rights of all third Persons and subject to no other Liens.]

SECTION 12.02      Recording and Opinions.

           [delete: (a) The Company shall furnish to the Trustee simultaneously with the execution and delivery of this Indenture an Opinion of Counsel either (i) stating that in the opinion of such counsel all action has been taken with respect to the recording, registering, filing and perfection of this Indenture, financing statements or other instruments necessary to make effective the Liens intended to be created by the Collateral Agreements, or (ii) stating that, in the opinion of such counsel, no such action is necessary to make such Liens effective and (iii) the due execution and enforceability (subject to customary exceptions) of this Indenture, the Senior Notes, the Subsidiary Guarantees, the Collateral Agreements and the Related Agreements.

           (b) The Company shall furnish to the Collateral Agent and the Trustee on September 30 in each year beginning with 2001, an Opinion of Counsel, dated as of such date, either (i) (A) stating that, in the opinion of such counsel, action has been taken with respect to the recording, registering, filing, perfecting, re-recording, re-registering and refiling of all supplemental indentures, financing statements, continuation statements or other instruments of further assurance as is necessary to maintain the Liens of the Collateral Agreements, and (B) stating that, based on relevant laws as in effect on the date of such Opinion of Counsel, all financing statements and continuation statements have been executed and filed that are necessary as of such date and during the succeeding 12 months fully to preserve and protect, to the extent such protection and preservation are possible by filing, the rights of the Holders of Senior Notes and the Collateral Agent and the Trustee hereunder and under the Collateral Agreements with respect to the security interests in the Collateral, or (ii) stating that, in the opinion of such counsel, no such action is necessary to maintain such Lien and assignment.

           (c) The Subsidiary Guarantors shall otherwise comply with the provisions of TIA Section 314(b).]

SECTION 12.03      Release of Collateral.

           [delete: (a) Subject to subsections (b) and (c) of this Section 12.03, with the consent of the holders of a majority in aggregate principal amount of outstanding Senior Notes, Collateral may be released from the Lien and security interest created by the Collateral Agreements. Such consent shall not be required with respect to the release of the Remaining Earnings in accordance with the terms of the Escrow Agreement.

           (b) At any time when a Default or Event of Default shall have occurred and be continuing and the maturity of the Senior Notes shall have been accelerated (whether by declaration or otherwise) and the Trustee shall have delivered a notice of acceleration to the Collateral Agent, no release of Collateral pursuant to the provisions of the Collateral Agreement shall be effective as against the Holders of Senior Notes.

           (c) The release of the Remaining Earnings under the Escrow Agreement shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Remaining Earnings are released pursuant to the terms of the Escrow Agreement. To the extent applicable, the Company shall cause TIA Section 314(d) relating to the release of property or securities from the Liens and security interest of the Collateral Agreements and relating to the substitution therefor of any property or securities to be subjected to the Liens and security interest of the Collateral Agreements to be complied with. Any certificate or opinion required by TIA Section 314(d) may be made by an Officer of the Company except in cases where TIA Section 314(d) requires that such certificate or opinion be made by an independent Person, which Person shall be an independent engineer, appraiser or other expert selected or approved by the Trustee and the Collateral Agent in the exercise of reasonable care.]

SECTION 12.04      Certificates of the Company.

           [delete: The Company shall furnish to the Trustee and the Collateral Agent, prior to each proposed release of Collateral in accordance with the terms hereof (i) all documents required by TIA Section 314(d) and (ii) an Opinion of Counsel, which may be rendered by internal counsel to the Company, to the effect that such accompanying documents constitute all documents required by TIA Section 314(d). The Trustee may, to the extent permitted by Sections 7.01 and 7.02 hereof, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents and such Opinion of Counsel.]

SECTION 12.05      Certificates of the Trustee.

           [delete: In the event that the Company wishes to release Collateral and has obtained the consent of the Holders of a majority in aggregate principal amount of the outstanding Senior Notes (other than the Remaining Earnings in accordance with the Escrow Agreement as to which no consent is required) and has delivered the certificates and documents required by such Collateral Agreements and Sections 12.03 and 12.04 hereof, the Trustee shall determine whether it has received all documentation required by TIA Section 314(d) in connection with such release and, based on such determination and the Opinion of Counsel delivered pursuant to Section 12.04(ii), shall deliver a certificate to the Collateral Agent setting forth such determination.]

SECTION 12.06      Authorization of Receipt of Funds by the Trustee Under the Collateral Agreements.

           [delete: The Trustee is authorized to receive any funds for the benefit of the Holders of Senior Notes distributed under the Collateral Agreements, and to make further distributions of such funds to the Holders of Senior Notes according to the provisions of this Indenture.]

SECTION 12.07      Termination of Security Interest.

           [delete: Upon the payment in full of all Obligations of the Company under this Indenture and the Senior Notes, or upon Legal Defeasance in accordance with Section 8.02, the Trustee shall, at the request of the Company, deliver a certificate to the Collateral Agent stating that such Obligations have been paid in full, and instruct the Collateral Agent to release the Liens pursuant to this Indenture and the Collateral Agreements.]

If the Proposed Amendments become effective, certain defined terms and other provisions contained in the Indenture and the guarantees undertaken by certain subsidiaries of Delta will be amended, deleted or renumbered as is appropriate in light of the deletions and amendments described in Sections I above.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

           Our certificates of incorporation eliminates, to the fullest extent permitted by the law of the State of Delaware, personal liability of directors to those companies and their shareholders for monetary damages for breach of fiduciary duty as directors.

           Section 145(a) of the Delaware General Corporation Law, or DGCL, provides in relevant part that "a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful."

           With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that "[a] corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor. . . [by reason of his service in one of the capacities specified in the preceding sentence] against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement or such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper."

           To the fullest extent permitted by applicable law, we agree to indemnify (i) the trustee, (ii) any affiliate of the trustee, and (iii) any officers, directors, shareholders, members, partners, employees, representatives, nominees, custodians or agents of the trustee (each of the persons or entities in (i) through (iii) being referred to as an "Indemnified Person") for, and to hold each Indemnified Person harmless against, any loss, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the trust or trusts formed pursuant to the Liquidating Trust Agreement, including the costs and expenses (including reasonable legal fees and expenses) of defending itself against, or investigating, any claim or liability in connection with the exercise or performance of any of its powers or duties thereunder.

Item 21. Exhibits and Financial Statements and Schedules

           (a) Exhibits

EXHIBIT NUMBER	EXHIBIT

3.1	Articles of Incorporation of Delta Financial Corporation*

3.2	Bylaws of Delta Financial Corporation*

3.3	Certificate of Trust of Delta Funding Residual Liquidating Trust.

3.4	Trust Agreement of Delta Funding Residual Liquidating Trust.

3.5	Certificate of Designations for Series A Preferred Stock.**

4.1	Amended and Restated Trust Agreement, dated as of __________, 2001 (included as Annex __ to the prospectus forming a part of this registration statement and incorporated herein by reference).**

4.2	Indenture, dated as of December 21, 2000.***

4.3	First Supplemental Indenture, dated as of January 11, 2001.

4.4	Second Supplemental Indenture, dated as of February 12, 2001.

4.5	Third Supplemental Indenture, dated as of March 16, 2001.+

5.1	Legal Opinion of Stroock & Stroock & Lavan LLP.**

5.2	Legal Opinion of Morris, Nichols, Arsht & Tunnell.**

8.1	Tax Opinion of ____________ (included as Annex __ to the - prospectus forming a part of this registration statement and incorporated herein by reference).**

10.1	Employment Agreement, dated October 1, 1996 between Delta Financial Corproation and Sidney A. Miller.++

10.2	Employment Agreement, dated October 1, 1996 between Delta Financial Corporation and Hugh Miller++

10.3	Employment Agreement, dated October 1, 1996 between Delta Financial Corporation and Christopher Donnelly,++

10.4	Employment Agreement, dated October 1, 1996 between Delta Financial Corporation and Randall F. Michaels.++

10.5	Employment Agreement, dated March 4, 1997 between Delta Financial Corporation and Richard Blass.++

10.6	Lease Agreement between Delta Funding Corporation and the Tilles Investment Company.++

13.1	Annual Report of Delta Financial Corporation.+++

23.1	Consent of KPMG.**

23.2	Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 5.1).**

24.1	Power of Attorney (included in the signature page).

*	Incorporated by reference from Delta Financial Corporation’s Registration Statement on Form S-1 (no. 333-11289) filed with the Commission on October 9, 1996.
**	To be filed by amendment.
***	Incorporated by reference from Delta Financial Corporation’s Application for Qualification of Indentures on Form T-3/A filed with the Commission on December 15, 2000.
+	Incorporated by reference from Delta Financial Corporation’s Current Report on Form 8-K filed with the Commission on March 16, 2001.
++	Incorporated by reference from Delta Financial Corporation’s Amendment to Form S-1 Registration Statement on Form S-1/A filed with the Commission on July 18, 1997.
+++	Incorporated by reference from Delta Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2000, filed with the commission on April 2, 2001.

           (b) FINANCIAL STATEMENT SCHEDULES

           [insert if applicable]

ITEM 22. UNDERTAKINGS

           (a) The undersigned registrants hereby undertake:

                      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

                                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                      (2) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants' annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                      (3) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                      (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (b) The undersigned Registrants hereby undertakes:

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

           (c) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective ate of the registration statement through the date of responding to the request.

           (d) The undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrants have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 3, 2001.

DELTA FINANCIAL CORPORATION

By:    /s/Hugh Miller
          Hugh Miller
          President and Chief Executive Officer

DELTA FUNDING RESIDUAL LIQUIDATING TRUST

By: Delta Financial Corporation, as Sponsor

By:    /s/Hugh Miller
          Hugh Miller
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Hugh Miller and Marc Miller and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments to this Registration Statement (including post-effective amendments and amendments thereto) and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/Sidney Miller Sidney Miller	Chairman of the Board of Directors	May 3, 2001

/s/Hugh Miller Hugh Miller	Chief Executive Officer, President and Director (Principal Executive Officer)	May 3, 2001

/s/Richard Blass Richard Blass	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)	May 3, 2001

/s/Arnold B. Pollard Arnold B. Pollard	Director	May 3, 2001